Exhibit 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (this “Agreement”), dated as of December 1, 2015, is made by and among:

(i)	Vantage Drilling Company, a Cayman Islands exempted company (“Vantage Parent”), and each of its subsidiaries set forth in Schedule A hereto (each such subsidiary, a “Vantage Debtor” and, collectively with Vantage Parent, the “Company” or the “Company Parties”), including, without limitation, Offshore Group Investment Limited, a Cayman Islands exempted company (“OGIL”) and Vantage Delaware Holdings, LLC, a Delaware limited liability company (“Delaware Holdings”);

(ii)	The undersigned beneficial holders of loans under that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein, and the lenders party thereto (the “2017 Term Loan”), together with their respective successors and permitted assigns and any lender under the 2017 Term Loan that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 2017 Term Loan Lenders”);

(iii)	The undersigned beneficial holders of loans under that certain Second Term Loan Agreement, dated as of March 28, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein, and the lenders party thereto (the “2019 Term Loan,” together with the 2017 Term Loan, the “Secured Term Loans”), together with their respective successors and permitted assigns and any lender under the 2019 Term Loan that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 2019 Term Loan Lenders”);

(iv)	The undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 7.5% Senior Secured First Lien Notes due 2019 issued by OGIL (the “7.5% Secured Notes”), together with their respective successors and permitted assigns and any holder of 7.5% Senior Secured Notes that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 7.5% Noteholders”); and

(v)	The undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 7.125% Senior Secured First Lien Notes due 2023 issued by OGIL (the “7.125% Secured Notes” and, together with the 7.5% Secured Notes, the “Secured Notes”), together with their respective successors and permitted assigns and any holder of 7.125% Secured Notes that becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 7.125% Noteholders”);

(vi)	Royal Bank of Canada, as administrative agent (the “Revolver Agent”) under that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among OGIL and Vantage Parent, as borrowers, each of the guarantors party thereto, and the lenders party thereto (the “Revolving Credit Facility”); and

(vii)	The undersigned parties to whom obligations under the Revolving Credit Facility (including Letter of Credit Obligations) are owed, together with their respective successors and permitted assigns and any lender under the Revolving Credit Facility that subsequently becomes party hereto in accordance with the terms hereof (together with the Revolver Agent, the “Consenting Revolver Lenders”).

The Consenting 2017 Term Loan Lenders, Consenting 2019 Term Loan Lenders, Consenting 7.5% Noteholders, and Consenting 7.125% Noteholders are collectively referred to herein as the “Consenting Debtholders.” Each of the Company, the Consenting Debtholders, the Consenting Revolver Lenders and any subsequent person or entity (“Person”) that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet annexed hereto as Exhibit A (including all exhibits thereto, the “Term Sheet”).

For purposes of this Agreement, (i) the term “Majority Consenting Debtholders” means, as of any date of determination, those Consenting Debtholders holding a majority of the aggregate outstanding principal amount of the Secured Term Loans and Secured Notes held by all Consenting Debtholders, (ii) the term “Majority Consenting Revolver Lenders” means, as of any date of determination, those Consenting Revolver Lenders holding a majority of the aggregate outstanding obligations under the Revolving Credit Facility (including Letter of Credit Obligations), and (iii) the term “Requisite Consenting Revolver Lenders” means, as of any date of determination, Consenting Revolver Lenders that collectively constitute more than one-half of all lenders under the Revolving Credit Facility in number and collectively hold at least two-thirds of the aggregate outstanding obligations under the Revolving Credit Facility (including Letter of Credit Obligations).

RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of existing debt of the Company, to be implemented by (i) the Vantage Debtors commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (the “Plan”) and (ii) Vantage Parent commencing an official liquidation proceeding under the laws of the Cayman Islands (the “Cayman Proceeding”), all in accordance with the terms set forth in this Agreement, the Term Sheet, and the Definitive Documents (as defined below) (the “Restructuring”); and

2

WHEREAS, in connection with the Restructuring, it is expected that certain of the Consenting Debtholders (the “Backstop Parties”) will agree to backstop a rights offering for $75,000,000 of new Senior Secured Second Lien Notes (the “Rights Offering”) in accordance with the terms and conditions specified in this Agreement, the Term Sheet, and a backstop commitment agreement (the “Backstop Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, prior to the commencement of the Chapter 11 Cases, OGIL shall purchase at fair market value Vantage Parent’s equity interests in Vantage International Management Company Pte. Ltd. and Vantage Energy Services, Inc. (collectively, the “Vantage Service Subsidiaries”). In exchange for the Vantage Service Subsidiaries, OGIL will issue a promissory note to Vantage Parent in an amount equal to the arm’s length, fair market value of the Vantage Service Subsidiaries, as appraised by an independent third party that is acceptable to both Vantage Parent and OGIL (the “Vantage Parent Secured Promissory Note”). The Vantage Parent Secured Promissory Note will mature one year from the date of issuance of the note and will provide that, upon the effective date of the Plan (or a substantially similar plan of reorganization) (the “Effective Date”), such note will be paid in common shares of reorganized OGIL, using the plan value, as established by and set forth in the disclosure statement accompanying the Plan, of such shares to calculate the appropriate number of shares. If the Effective Date has not occurred by the maturity date, the Vantage Parent Secured Promissory Note will be payable in cash, subject to the Bankruptcy Code and without prejudice to the rights of the Consenting Debtholders and Consenting Revolver Lenders to object to such payment being made during the pendency of the Chapter 11 Cases. The Vantage Parent Secured Promissory Note will be secured by a first priority security interest in the Vantage Service Subsidiaries and will earn interest at a rate of 10% per annum. For purposes of this Agreement, the term “Vantage Parent Transaction” means the foregoing transaction.

WHEREAS, the Company has obtained the agreement for the consensual use of “cash collateral” pursuant to the terms and conditions of an interim and final order to be entered by the Bankruptcy Court (each, a “Cash Collateral Order”) substantially in the form of order attached hereto as Exhibit C (the “Form of Cash Collateral Order”) or otherwise in form and substance mutually acceptable to the Company, the Majority Consenting Debtholders, and the Majority Consenting Revolver Lenders; and

WHEREAS, the Company has requested that each Consenting Debtholder and each Consenting Revolver Lender sign this Agreement to support the Restructuring in the interests of all Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, each Consenting Debtholder and each Consenting Revolver Lender, on a several but not joint basis, agree as follows:

AGREEMENT

Section 1. Incorporation of the Exhibits. The Term Sheet, the Backstop Agreement, and the Form of Cash Collateral Order (collectively, the “Exhibits”) are expressly incorporated herein and made part of this Agreement. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Exhibits, the applicable terms and provisions of this Agreement will govern and prevail.

3

Section 2. Definitive Documents. All (i) documents implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, a disclosure statement describing the Plan (the “Disclosure Statement”), the plan supplement and its exhibits, solicitation procedures, commitment agreements, exit financing agreements, collateral or other related documents, the Backstop Agreement, procedures related to the Rights Offering, organizational documents (including, without limitation, the organizational and governance documents for the reorganized Vantage Debtors), shareholder and member related agreements, the Vantage Secured Promissory Note and related security agreement and share purchase agreement, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Term Sheet and the exhibits thereto), (ii) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation procedures, and schedule a joint hearing, and (iii) orders approving the Vantage Debtors’ use of cash collateral, the Disclosure Statement, the solicitation procedures, the Plan, and scheduling of a joint hearing (items (i)–(iii), collectively, as amended, modified, or supplemented in accordance with this Agreement, the “Definitive Documents”), shall be consistent with this Agreement, the Term Sheet and the Form of Cash Collateral Order in all respects unless otherwise agreed in writing by Majority Consenting Debtholders and the Requisite Consenting Revolver Lenders, and with respect to the Definitive Documents described in items (i) and (iii) above, shall otherwise be in form and substance reasonably acceptable to the Majority Consenting Debtholders and Majority Consenting Revolver Lenders; provided that with respect to all corporate organizational Definitive Documents (including, without limitation, the organizational and governance documents for the reorganized Vantage Debtors), all Definitive Documents relating to the New Common Shares (including the Backstop Agreement and all other Rights Offering documents and shareholder and member related agreements), and all Definitive Documents related to the Vantage Secured Promissory Note (including any related security agreement and share purchase agreement), the Majority Consenting Revolver Lenders shall only have such consent right to terms (other than terms set forth in the term sheet describing the Amended and Restated Credit Facility attached as Exhibit 1 to the Term Sheet, the “Amended and Restated Credit Facility Term Sheet”) that materially and adversely affect the Revolver Agent and/or Consenting Revolver Lenders. The Consenting Debtholders and the Revolver Agent shall each have a right to review and consult with the Company with respect to those motions and pleadings described in item (ii) of the foregoing sentence.

Section 3. Restructuring and Related Support.

3.01. The Vantage Debtors’ and Vantage Parent’s Obligations. For so long as this Agreement has not been validly terminated pursuant to the terms hereof, each Vantage Debtor covenants and agrees and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent covenants and agrees:

4

(i) to support and use commercially reasonable efforts to (a) pursue and complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and, once filed, the Plan) in accordance with the deadlines specified in the milestones set forth in Section 4 (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (b) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and, once filed, the Plan), and (c) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;

(ii) to take no action, directly or indirectly, that is inconsistent with this Agreement, the Term Sheet, or the Plan, or that would unreasonably delay approvals of the Disclosure Statement, the Cash Collateral Order, the solicitation procedures, or confirmation or consummation of the Plan, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”);

(iii) to not directly or indirectly (a) join in or support any Alternative Transaction, including, without limitation, express support in writing of, or enter into any form of restructuring support agreement with respect to, any Alternative Transaction, or (b) take any action to alter, delay, or impede approval of the Disclosure Statement and confirmation and consummation of the Plan and any related documents;

(iv) to take no action, directly or indirectly, or make any filing or commence any action directly or indirectly challenging the amount, scope, extent, validity, enforceability, perfection, priority of, or seeking avoidance of, the claims under the Revolving Credit Facility, Secured Term Loans and Secured Notes, or the liens securing such claims, or otherwise seeking to restrict the rights of lenders under, or holders of, as applicable, the Revolving Credit Facility, Secured Term Loans and Secured Notes;

(v) to the extent any legal, financial, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(vi) to provide counsel for the Ad Hoc Committee (as defined herein) and counsel to the Revolver Agent with draft copies of all material pleadings, motions, or other documents to be filed by the Company in the Chapter 11 Cases and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, in the Cayman Proceeding, including all “first day” motions, if reasonably practicable, at least two (2) calendar days prior to the date when the Company intends to file any such pleading, motion, or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and to consult in good faith with such counsel with respect to each such pleading, motion, or other document;

(vii) to provide counsel for the Ad Hoc Committee and counsel to the Revolver Agent with updates, as reasonably requested by such counsel, regarding any governmental, regulatory, or third party complaints, litigations, arbitrations, investigations, and hearings; provided, however, that nothing herein shall require the Company to waive any privilege, including, without limitation, the attorney-client privilege, or confidentiality obligations;

5

(viii) to notify counsel for the Ad Hoc Committee and counsel to the Revolver Agent of any discovery or determination made in accordance with Section 7.02(g) (including the facts thereof) within one (1) Business Day after the Company’s knowledge of such discovery or determination; provided, however, that nothing herein shall require the Company to waive any privilege, including, without limitation, the attorney-client privilege, or confidentiality obligations;

(ix) to pay all the reasonable and documented fees and expenses of (a) Milbank, Tweed, Hadley & McCloy LLP, as counsel to an ad hoc committee of holders of the Secured Term Loans and Secured Notes (the “Ad Hoc Committee”), (b) PJT Partners LP, as financial advisors to the Ad Hoc Committee, (c) Kobre & Kim LLP, as Cayman counsel to the Ad Hoc Committee, (d) Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel to the Ad Hoc Committee, and (e) any local, maritime, or foreign counsel to the Ad Hoc Committee; provided that the Company Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination; provided, further, that neither Vantage Parent, nor any Vantage Debtor, shall be responsible for any fees or expenses of any professional for the Ad Hoc Committee incurred pursuant to the last sentence of Section 9.02;

(x) to pay all the reasonable and documented fees and expenses of (a) Latham & Watkins LLP, as counsel to the Revolver Agent, (b) any financial advisor(s) retained by or on behalf of the Revolver Agent, (c) Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Revolver Agent, and (d) any local, maritime, or foreign counsel to the Revolver Agent; provided that the Company Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination; provided, further, that neither Vantage Parent, nor any Vantage Debtor, shall be responsible for any fees or expenses of any professional for the Revolver Agent incurred pursuant to the last sentence of Section 9.02, except to the extent required in the Revolving Credit Facility; and

(xi) to not, nor encourage any other Person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring.

3.02. The Consenting Debtholders’ and Consenting Revolver Lenders’ Obligations. For so long as this Agreement has not been validly terminated pursuant to the terms hereof, each Consenting Debtholder and Consenting Revolver Lender (severally and not jointly) covenants and agrees to perform and comply with the following obligations:

(i) each Consenting Debtholder and each Consenting Revolver Lender shall use commercially reasonable efforts to support the Plan and take any and all other actions in connection with the Restructuring as reasonably requested by the Company to consummate or otherwise give effect to the Restructuring;

6

(ii) each Consenting Debtholder and each Consenting Revolver Lender shall, subject to its receipt of the Disclosure Statement and any other solicitation materials with respect to the Plan, vote any claim it holds against the Company to accept the Plan by delivering a duly executed and completed ballot accepting the Plan on a timely basis during the solicitation of votes for the Plan;

(iii) each Consenting Debtholder and each Consenting Revolver Lender shall not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization for the Company other than the Plan;

(iv) each Consenting Debtholder and each Consenting Revolver Lender shall not, and shall not encourage any other Person to, take any action, directly or indirectly, that would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other action, directly or indirectly, that would, or would reasonably be expected to, interfere with the acceptance or implementation of the Restructuring;

(v) each Consenting Debtholder and each Consenting Revolver Lender shall negotiate in good faith appropriate additional or alternative provisions to address any legal, financial, or structural impediment that may arise that would prevent, hinder, or delay the consummation of the Restructuring; and

(vi) each Consenting Debtholder and each Consenting Revolver Lender hereby consents to the Vantage Debtors’ use of cash collateral pursuant to the Cash Collateral Order.

3.03. Consent to Certain Actions. Each Consenting Debtholder and each Consenting Revolver Lender hereby consents to the purchase by OGIL of the Vantage Parent Assets, the issuance by OGIL of the Vantage Parent Secured Promissory Note and the granting by OGIL of first priority liens on and security interests in the Vantage Parent Assets to secure its obligations under the Vantage Parent Secured Promissory Note, in each case together with any related actions taken in the furtherance thereof. In addition, (a) each Consenting Debtholder and each Consenting Revolver Lender hereby waives any requirement under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes for any liens on or security interests in the Vantage Parent Assets to be granted to secure the obligations, and hereby agrees that such assets shall not constitute collateral for any purpose, under the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, respectively and (b) with respect to any Person that becomes a subsidiary of OGIL as a result of the purchase of the Vantage Parent Assets, each Consenting Debtholder and each Consenting Revolver Lender hereby waives any requirement under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes for such subsidiary to provide a guaranty or grant liens or security interests to secure the

7

obligations under the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, respectively. Notwithstanding anything to the contrary in any document governing the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, the Consenting Debtholders and the Consenting Revolver Lenders hereby agree that none of the foregoing transactions and other actions, or the failure to provide such guaranty or grant such liens, shall for any purpose constitute a default, event of default, breach or other violation under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes. The Consenting Debtholders and the Consenting Revolver Lenders hereby agree to provide any further consent or take such other action as shall be reasonably necessary to effectuate the consents and agreements set forth in this Section 3.03. The Consenting Debtholders and the Consenting Revolver Lenders agree that this Section 3.03 constitutes a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to take actions consistent with the foregoing or to refrain from taking actions inconsistent with the foregoing, including, if applicable, to rescind any acceleration of indebtedness (and the consequences thereof) inconsistent herewith.

3.04. Forbearance. As long as this Agreement has not been validly terminated pursuant to the terms hereof, each Consenting Debtholder and each Consenting Revolver Lender agrees to forbear from exercising, and not to enforce, directly or indirectly its rights or remedies (whether by accelerating, commencing legal action, foreclosing or realizing on collateral or otherwise) available under applicable law or under the applicable credit agreement, indenture, or any related documents with respect to their loans and notes resulting or arising from the matters and events listed on Schedule B hereto (including as a result of any failure to deliver notices or take other actions under the applicable credit agreement, indenture, or any related documents with respect to such matters and events and including any cross default arising with respect to any of the foregoing); provided, that the fact that a matter or event is listed on Schedule B shall in no way be deemed to be an acknowledgment that such matter or event is a default or an event of default under such applicable credit agreement, indenture, or any related documents. Notwithstanding the foregoing, the Revolver Agent shall be permitted to charge and collect default interest to the extent set forth in the Cash Collateral Order. The Consenting Debtholders and the Consenting Revolver Lenders agree that this Section 3.04 constitutes a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to refrain from exercising or enforcing any such right or remedy available or other power conferred to such agent or trustee under applicable law or under the applicable credit agreement, indenture, or any related documents and to rescind any acceleration of indebtedness (and the consequences thereof) inconsistent herewith. For the avoidance of doubt, the forbearance set forth in this Section 3.04 shall not constitute a waiver with respect to any defaults or any events of default under the applicable credit agreement, indenture, or any related documents with respect to the Consenting Debtholders’ and the Consenting Revolver Lenders’ loans and notes, respectively. Notwithstanding the terms of this Section 3.04, following the commencement of the Chapter 11 Cases, any or all of the Consenting Debtholders may, with the prior written consent of Vantage Parent, take any action that Vantage Parent and such Consenting Debtholders may deem to be necessary to cause the commencement of an official liquidation proceeding in the Cayman Islands for Vantage Parent.

8

3.05. Transfer of Interests and Securities. Except as expressly provided herein, for a period commencing as of the date any Consenting Debtholder or Consenting Revolver Lender executes this Agreement until the valid termination of this Agreement pursuant to the terms hereof, each such Consenting Debtholder and Consenting Revolver Lender shall not directly or indirectly, encumber, sell, assign, grant an option with respect to, transfer, or otherwise dispose of (any of the foregoing, a “Transfer”) any indebtedness or other claim under the Revolving Credit Facility, Secured Term Loans or Secured Notes, and any purported Transfer of any indebtedness or other claim under the Revolving Credit Facility, such Secured Term Loans or Secured Notes shall be void and without effect; provided, however, that such Transfer may be made if it otherwise complies with the requirements in the documents evidencing the Revolving Credit Facility, such Term Loan or Secured Note and either (a) the transferee is another Consenting Debtholder or Consenting Revolver Lender or (b) if the transferee is not another Consenting Debtholder or Consenting Revolver Lender, the transferee delivers to the Company, on or before the time of the proposed Transfer, a written agreement containing, among other things, the transferor, the amount and type of indebtedness or other claim transferred by the transferor and the principal amount and type of indebtedness or other claim held by such transferee (consistent with the signature pages hereto) and the following statement (the “Transferee Acknowledgement”):

The undersigned (“Transferee”) hereby acknowledges that it has received and reviewed a complete copy of the Restructuring Support Agreement, dated as of [•], 2015 (the “Agreement”), by and among the Company (as defined in the Agreement), Transferring Consenting Debtholder or Consenting Revolver Lender (“Transferor”), and certain other parties thereto, and agrees that, upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall have all the rights of, and be deemed, and is hereby admitted as, a “Consenting Debtholder” or a “Consenting Revolver Lender”, as applicable, and “Party” for all purposes thereof, with all related rights and privileges.

This Agreement shall in no way be construed to preclude the Consenting Debtholders or the Consenting Revolver Lenders from acquiring additional indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes; provided that (i) any Consenting Debtholder or Consenting Revolver Lender that acquires additional indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes after executing this Agreement shall notify the Company of such acquisition within five (5) Business Days after the closing of such trade (which notice shall identify the seller and if such seller is a Consenting Debtholder or Consenting Revolver Lender) and (ii) any such acquired indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes shall automatically and immediately upon acquisition by a Consenting Debtholder or Consenting Revolver Lender be deemed subject to all of the terms of this Agreement whether or not notice is given to the Company of such acquisition.

Notwithstanding the foregoing, (i) a Consenting Debtholder or Consenting Revolver Lender may Transfer any claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Consenting Debtholder or Consenting Revolver Lender, as applicable, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers such claim to a transferee that is a Consenting Debtholder or Consenting Revolver Lender (or becomes a Consenting Debtholder or Consenting Revolver Lender at the time of the Transfer pursuant to a

9

Transferee Acknowledgment) either (a) prior to the voting record date for the Plan (the “Voting Record Date”), if the Qualified Transfer is made prior to the Voting Record Date, or (b) after the Voting Record Date, if the Qualified Transfer is made after the Voting Record Date, and (ii) if a Consenting Debtholder or Consenting Revolver Lender, acting in its capacity as a Qualified Marketmaker, acquires a claim from a holder of claims that is not a Consenting Debtholder or Consenting Revolver Lender, as applicable, it may Transfer such claim without the requirement that the transferee be or become a Consenting Debtholder or Consenting Revolver Lender, as applicable. For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Section 4. Milestones.

4.01. The Vantage Debtors and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, will comply with the following Milestones within the periods specified herein, unless otherwise agreed in writing with the Majority Consenting Debtholders and, with respect to (a), (c), (f) and (g) below, Majority Consenting Revolver Lenders:

(a) solicitation of the lenders under the 2017 Term Loan, the lenders under the 2019 Term Loan, the lenders under the Revolving Credit Facility, the holders of the 7.5% Secured Notes, and the holders of the 7.125% Secured Notes (such date, the “Solicitation Commencement Date”) regarding the Plan shall begin on or before December 4, 2015;

(b) the Vantage Parent Transaction shall be completed on or before the Petition Date (as defined herein);

(c) each of the Vantage Debtors shall commence the Chapter 11 Cases by filing a voluntary petition in the Bankruptcy Court on or before ten (10) calendar days after the Solicitation Commencement Date (the “Petition Date”);

(d) the Vantage Debtors shall on the Petition Date file with the Bankruptcy Court the Plan and Disclosure Statement;

(e) the Vantage Debtors shall on the Petition Date or within one (1) Business Day after the Petition Date file a motion with the Bankruptcy Court seeking interim and final approval of the Cash Collateral Order;

(f) Vantage Parent and OGIL shall execute the Backstop Agreement within one (1) Business Day after the Petition Date; and

10

(g) the Vantage Debtors shall file with the Bankruptcy Court a motion seeking approval of the Backstop Agreement and the procedures related to the Rights Offering within one (1) Business Day after the execution of the Backstop Agreement.

4.02. The Vantage Debtors and, prior to the to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, will use commercially reasonable efforts to cause the following Milestones to be met within the periods specified herein, unless otherwise agreed in writing with the Majority Consenting Debtholders:

(a) the Cash Collateral Order shall have been entered by the Bankruptcy Court (i) on an interim basis no later than five (5) calendar days after the Petition Date, and (ii) on a final basis no later than sixty (60) calendar days after the Petition Date;

(b) the order approving the Backstop Agreement and procedures with respect to the Rights Offering shall be entered by the Bankruptcy Court within thirty (30) calendar days after the Petition Date;

(c) the order approving the Disclosure Statement and the solicitation procedures shall be shall be entered by the Bankruptcy Court within sixty (60) calendar days after the Petition Date;

(d) the order confirming the Plan shall be entered by the Bankruptcy Court within sixty (60) calendar days after the Petition Date; and

(e) the Effective Date shall occur within fifteen (15) calendar days after entry of the order confirming the Plan.

Section 5. Representations and Warranties.

5.01. The Company’s Representations and Warranties. In order to induce the Consenting Debtholders and the Consenting Revolver Lenders to enter into and perform their obligations under this Agreement, the Company hereby represents, warrants, and acknowledges as follows:

(a) Authority. (i) The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership, or other power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery, and performance by the Company under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company is necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b) Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms.

11

(c) No Conflict. The execution, delivery, and performance by the Company (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its charter, certificate of incorporation, bylaws, or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents) or any material contractual obligation to which it is a party; provided, however, that the filing of the Chapter 11 Cases and the commencement of negotiations with the Consenting Debtholders for the Restructuring may constitute a default under certain material contractual obligations of Vantage Parent and certain of its subsidiaries.

(d) Authorization of Governmental Authorities. No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Company of this Agreement; provided that the Restructuring shall be subject to approval by the Bankruptcy Court in the Chapter 11 Cases.

(e) No Reliance. The Company (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon any other party and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon the Consenting Debtholders’ and Consenting Revolver Lenders’ express representations, warranties, and covenants in this Agreement, and has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

5.02. The Consenting Debtholders’ and Consenting Revolver Lenders’ Representations and Warranties. In order to induce the Company to enter into and perform their obligations under this Agreement, each Consenting Debtholder and each Consenting Revolver Lender, severally but not jointly, hereby represents, warrants, and acknowledges as follows:

(a) Authority. (i) The Consenting Debtholder or Consenting Revolver Lender, as applicable, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership, or other power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable, of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate, partnership, or otherwise) on the part of the Consenting Debtholder or Consenting Revolver Lender, as applicable, and no other proceedings on the part of the Consenting Debtholder or Consenting Revolver Lender, as applicable, is necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b) Validity. This Agreement has been duly executed and delivered by the Consenting Debtholder or Consenting Revolver Lender, as applicable, and constitutes the legal, valid, and binding agreement of the Consenting Debtholder or Consenting Revolver Lender, as applicable, enforceable against the Consenting Debtholder or Consenting Revolver Lender, as applicable, in accordance with its terms.

12

(c) No Conflict. The execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable (when such performance is due), of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(d) Authorization of Governmental Authorities. No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable, pursuant to this Agreement.

(e) Accredited Investor. The Consenting Debtholder or Consenting Revolver Lender, as applicable, and any holder for which any such person acts as investment adviser or manager, is an Accredited Investor (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

(f) No Reliance. The Consenting Debtholder or Consenting Revolver Lender, as applicable, (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon the Company or any officer, employee, agent, or representative thereof, and based on such information as the Consenting Debtholder or Consenting Revolver Lender, as applicable, has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Consenting Debtholder or Consenting Revolver Lender, as applicable, has relied upon the Company’s express representations, warranties, and covenants in this Agreement, and the Consenting Debtholder or Consenting Revolver Lender, as applicable, acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(g) Relevant Securities. The Consenting Debtholder or Consenting Revolver Lender, as applicable, is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of, or otherwise has the power to control or has investment authority over, the aggregate principal amount of the Secured Notes, Secured Term Loans, or the Revolving Credit Facility, as the case may be, set forth on its signature page hereto (the “Relevant Securities”), with the power to vote and dispose of all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners.

(h) Not Public Securities. The Consenting Debtholder or Consenting Revolver Lender, as applicable, acknowledge that they are hereby advised by the Vantage Debtors that (i) the offer and sale of the New Securities has not been, and will not be, registered under the Securities Act; and (ii) the offering and issuance of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code.

13

5.03. Further Assurances. From and after the date hereof, each of the Parties agrees to execute and deliver all such agreements, instruments, and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Restructuring, and to consummate the transactions contemplated thereby. The Consenting Debtholders and the Consenting Revolver Lenders agree that the agreements set forth herein, including in this Section 5.03, constitute a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to take necessary or appropriate actions to carry out the intent and purpose of this Agreement and the Restructuring, and to consummate the transactions contemplated thereby.

Section 6. No Waiver of Participation and Reservation of Rights and Ratification of Liability. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Debtholder or Consenting Revolver Lender or the ability of each Consenting Debtholder and Consenting Revolver Lender to protect and preserve its rights, remedies, and interests, including its claims against the Company, or its full participation in the Chapter 11 Cases or the Cayman Proceeding, including with respect to any matters covered by this Agreement. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 7.01(d)), each Party fully reserves each and all of its rights.

Section 7. Termination.

7.01. Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of any of the following events (each such event in this Section 7.01, along with the events described in Section 7.02, Section 7.03, and Section 7.04, each a “Termination Event”):

(a) an order denying confirmation of the Plan is entered;

(b) an order confirming the Plan is reversed or vacated;

(c) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(d) the occurrence of the Effective Date.

7.02. Consenting Debtholder and Consenting Revolver Lender Termination Events. The Majority Consenting Debtholders may terminate this Agreement on five (5) calendar days’ prior written notice (the “Notice Period”), delivered in accordance with Section 9.12, upon the occurrence and during the continuance of any of the events enumerated in this Section 7.02. The Requisite Consenting Revolver Lenders may terminate this Agreement in accordance with the Notice Period, delivered in accordance with Section 9.12, (i) upon the occurrence and during the continuance of any of the events enumerated in Sections 7.02(b)-(d), (f), (j), (p), (q), (r) (solely with

14

respect to cash collateral, the Plan and the Disclosure Statement), (u), and (x)-(y), or (ii) upon the occurrence and during the continuance of any of the events enumerated in any of the other subparagraphs of this Section 7.02, solely in the event, in the case of this sub-clause (ii), that such event or events materially and adversely affect the Consenting Revolver Lenders.

(a) the breach in any material respect by the Company of any of the obligations, undertakings, representations, warranties, or covenants of the Company set forth in this Agreement which remains uncured during the Notice Period;

(b) if the Definitive Documents and any amendments, modifications, or supplements thereto (other than Section 10.7(b) of the Plan) do not comply with Section 2 or Section 8 of this Agreement, as applicable, provided that such Definitive Documents or amendments, modifications or supplements thereto were not modified to be consistent with Section 2 or Section 8, as applicable, or withdrawn during the Notice Period;

(c) if the Vantage Debtors or, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent have (i) withdrawn the Plan, (ii) publicly announced their intention not to support the Plan or the Restructuring, (iii) filed a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (iv) agreed (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar document) or publicly announced its intent to pursue an Alternative Transaction;

(d) if, prior to the Effective Date, any of the Vantage Debtors seeks to sell any material assets without the consent of the Majority Consenting Debtholders and Majority Consenting Revolver Lenders;

(e) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent seeks to sell any material assets without the consent of the Majority Consenting Debtholders;

(f) if the Vantage Debtors or, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, fails to meet a Milestone, which has not been waived or extended consistent with Section 4 hereof, except to the extent such failure was caused by a default of a Consenting Debtholder of its obligations hereunder; provided, however, that the Requisite Consenting Revolver Lenders may not terminate this Agreement pursuant to this subsection for the failure to meet the Milestones in Section 4.01(b), (f) and (g) or Section 4.02;

(g) if, prior to the Effective Date, (i) the Company or any governmental authority (which, for the avoidance of doubt, includes the Department of Justice and the Securities and Exchange Commission) determines that the Company has violated any laws in connection with the contracting for the Titanium Explorer, (ii) the Company or any governmental authority determines that Hamylton Padilha, Hsin-Chi Su (a/k/a Nobu Su), or any other individual was acting on behalf of or upon the instruction from the Company in connection with the alleged bribes paid in connection with the contracting for the Titanium Explorer, or (iii) the Company or any governmental authority discovers any evidence of wrongdoing by the Company’s employees, officers, or directors in connection with the contracting for the Titanium Explorer;

15

(h) if, prior to the Effective Date, any of the Vantage Debtors enters into any material contractual obligations or any material settlements without the consent of the Majority Consenting Debtholders;

(i) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent enters into any material contractual obligations or any material settlements without the consent of the Majority Consenting Debtholders;

(j) if, prior to the Effective Date, any material contract of a Vantage Debtor (i) is validly terminated for reasons other than the insolvency of Vantage Parent or any Vantage Debtor or the commencement of the Cayman Proceeding or any case under chapter 11 of the Bankruptcy Code, (ii) there is material non-performance by any Vantage Debtor, (iii) there is a breach of any such contract by any Vantage Debtor (other than as a result of the commencement of the Chapter 11 Cases or the Cayman Proceeding), (iv) the Bankruptcy Court enters an order rejecting any such contract, or (v) a court or arbitration panel determines by final order or adjudication that a non-Vantage Debtor counterparty no longer has any obligation to perform or otherwise pay damages under any material contract;

(k) upon the filing by the Vantage Debtors of any motion or other request for relief seeking to (i) voluntarily dismiss any of the Chapter 11 Cases, (ii) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appoint a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;

(l) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent files a motion to dismiss or otherwise withdraw the Cayman Proceeding without the consent of the Majority Consenting Debtholders;

(m) upon the entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, appointing a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;

(n) if any Vantage Debtor loses the exclusive right to file and/or solicit acceptance of a chapter 11 plan;

(o) if the Backstop Agreement is terminated in accordance with its terms;

(p) upon the entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, (a) dismissing any of the Chapter 11 Cases, (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (c) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

16

(q) upon an Event of Default or Termination Event under the Cash Collateral Order;

(r) if any of the orders approving the use of cash collateral, the Backstop Agreement, the Rights Offering procedures, the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Majority Consenting Debtholders and Majority Consenting Revolver Lenders;

(s) if the Vantage Debtors file any motion, application, or adversary proceeding challenging the amount, scope, extent, validity, enforceability, perfection, priority of, or seeking avoidance of, the claims under the Revolving Credit Facility, Secured Term Loans and Secured Notes, or the liens securing such claims or any other cause of action against and/or seeking to restrict the rights of the holders of the Secured Term Loans, Secured Notes or Revolving Credit Facility in their capacity as such, either directly or through the respective agents or indenture trustees (or if the Vantage Debtors support any such motion, application, or adversary proceeding commenced by any third party or consent to the standing of any such third party);

(t) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, setting aside, declaring void, unwinding, making illegal, or otherwise preventing or prohibiting the Restructuring, the Vantage Parent Transaction, the consummation of the transactions contemplated in the Term Sheet, or any of the Definitive Documents;

(u) if the Bankruptcy Court shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, setting aside, declaring void, unwinding, making illegal, or otherwise preventing or prohibiting the Restructuring;

(v) if the Vantage Parent Secured Promissory Note is transferred, assigned, amended, or modified without the consent of the Majority Consenting Debtholders;

(w) if there is an Event of Default under the Vantage Parent Secured Promissory Note;

(x) the Vantage Debtors make any payment under the Vantage Parent Secured Promissory Note other than a payment of the “Share Consideration”; or

(y) in the event that the Effective Date shall not have occurred within one hundred twenty (120) days after the Petition Date.

Notwithstanding anything to the contrary herein, the Consenting Debtholders shall not have any termination rights based on any action or inaction by Vantage Parent after the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding.

7.03. Company Termination Events. The Company may terminate this Agreement on five (5) calendar days’ prior written notice, delivered in accordance with Section 9.12, upon the occurrence of the following events:

17

(a) a breach by any Consenting Debtholder or Consenting Revolver Lender of any of its obligations under this Agreement that would reasonably be expected to have a material adverse impact on confirmation or consummation of the Restructuring, provided that such breach may be cured during the five-day notice period;

(b) the Board of Directors of Vantage Parent or OGIL (on behalf of the Company and each of its respective boards or members or managers) determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(c) if the Backstop Parties have not executed the Backstop Agreement within one (1) Business Day after the Petition Date;

(d) if the Backstop Agreement is terminated in accordance with its terms (except to the extent such termination was caused by a default of Vantage Parent or OGIL of its obligations thereunder);

(e) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining or otherwise prohibiting the consummation of the Restructuring; or

(f) one hundred twenty (120) days after the Petition Date (provided that the failure of the occurrence of the Effective Date was not based on any action or inaction by any Vantage Debtor).

provided, that upon a termination of this Agreement pursuant to Section 7.03(b) all obligations of each Consenting Debtholder hereunder shall immediately terminate without further action or notice by such Consenting Debtholder.

Notwithstanding anything to the contrary herein, the Company shall not have any termination rights based on any action or inaction by Vantage Parent after commencement of the Cayman Proceeding or a liquidator appointed in the Cayman Proceeding or any event or occurrence or order of the court in the Cayman Proceeding.

For the avoidance of doubt, and notwithstanding any provisions to the contrary herein but subject to the remainder of this paragraph, in order to fulfill the Company Parties’ fiduciary obligations, the Vantage Debtors and, prior to the confirmation of the Plan, Vantage Parent, may receive (but not directly or indirectly solicit) proposals or offers for Alternative Transactions from other parties and negotiate, provide due diligence, discuss, and/or analyze such Alternative Transactions received without breaching or terminating this Agreement; provided that the Company shall provide a copy (subject to redaction with respect to the identity of such other party, to the extent required in writing by the proponent of such offer) of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received to the legal counsel and the financial advisors for the Ad Hoc Committee and counsel to the Revolver Agent within two (2) Business Days after the Company Parties’ or their advisors’ receipt of such offer or proposal.

18

7.04. Mutual Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual agreement among the Company, the Majority Consenting Debtholders and the Requisite Consenting Revolver Lenders. Majority Consenting Debtholders may terminate this Agreement, effective immediately upon sending notice thereof to the other parties hereto, upon the termination of this Agreement in accordance with Section 7.02 by the Requisite Consenting Revolver Lenders. Requisite Consenting Revolver Lenders may terminate this Agreement, effective immediately upon sending notice thereof to the other parties hereto, upon the termination of this Agreement in accordance with Section 7.02 by the Majority Consenting Debtholders.

7.05. Effect of Termination. Subject to Section 9.08, upon termination of this Agreement other than pursuant to Section 7.01(d), each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and any and all consents and ballots tendered by the Consenting Debtholders and Consenting Revolver Lenders prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination. Notwithstanding the foregoing, upon termination of this Agreement by only either the Majority Consenting Debtholders or the Requisite Consenting Revolver Lenders (but not both) in accordance with Section 7.02, then this Agreement shall remain in full force and effect between the Company and the non-terminating group until termination in accordance with its terms.

7.06. Automatic Stay. The Parties acknowledge that after the Petition Date it shall not be a violation of the automatic stay provisions set forth in section 362 of the Bankruptcy Code, to the extent applicable, to deliver a notice of termination of this Agreement pursuant to its terms; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

Section 8. Effectiveness; Amendments. This Agreement shall become effective and binding upon each Party that has executed and delivered counterpart signature pages hereto; provided that signature pages executed by Consenting Debtholders and Consenting Revolver Lenders shall be delivered to (i) other Consenting Debtholders and Consenting Revolver Lenders in a redacted form that removes such Consenting Debtholders’ holdings of the Secured Term Loans and/or Secured Notes and such Consenting Revolver Lenders’ holdings of the Revolving Credit Facility and (ii) the Company, the advisers to the Company, and advisers to the Consenting Debtholders and Consenting Revolver Lenders in an unredacted form; provided, further, that the Company, the advisers to the Company, and the advisers to the Consenting Debtholders and Consenting Revolver Lenders shall not disclose the unredacted signature pages and shall keep such unredacted signature pages in strict confidence, except as may be required by law. If such disclosure is required by law, the Company shall provide each Consenting Debtholder and Consenting Revolver Lender with advanced notice of the intent to disclose and shall afford each Consenting Debtholder and Consenting Revolver Lender a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company making such disclosure.

19

Once effective, this Agreement, including the Term Sheet, may only be modified, amended, or supplemented (except as expressly provided herein or therein) as follows: (A) any modification, amendment, or change to the definition of Majority Consenting Debtholders shall require the written approval of the Company and each of the Consenting Debtholders, (B) any modification, amendment, or change to the definitions of Requisite Consenting Revolver Lenders and/or Majority Consenting Revolver Lenders shall require the written approval of the Company and Requisite Consenting Revolver Lenders, (C) any waiver, change, modification, or amendment to this Agreement that affects the Consenting Debtholders shall require the written approval of the Company and the Majority Consenting Debtholders, (D) any waiver, change, modification, or amendment to this Agreement that adversely affects the Consenting Revolver Lenders shall require the written approval of the Company and the Majority Consenting Revolver Lenders; provided that any waiver, change, modification or amendment to the Amended and Restated Credit Facility Term Sheet shall require the written approval of the Company and the Requisite Consenting Revolver Lenders, and (E) without limitation of sub-sections (A), (B), (C), and (D), any other waiver, change, modification, or amendment to this Agreement not expressly enumerated in sub-sections (A), (B), (C), or (D) shall require the written approval of the Company and the Majority Consenting Debtholders. To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple claims against the Company, such Party shall be deemed to have executed this Agreement in its capacity as a holder of all such claims, and this Agreement shall apply severally to such Party with respect to each such claim held by such Party; provided, however, that the foregoing provision shall not apply to the Consenting Revolver Lenders.

Section 9. Miscellaneous.

9.01. Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms. Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that any such breach would result in damages that would be difficult to determine with certainty. It is understood and agreed that money damages would not be a sufficient remedy for any such breach of this Agreement, and that any non-breaching Party shall be entitled to obtain specific performance and injunctive relief as remedies for any such breach, and each Party further agrees to waive, and to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with requesting such remedy. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

9.02. Confidentiality. The Parties understand and acknowledge that this Agreement and the Term Sheet will be disclosed as an exhibit to the Disclosure Statement and will also be filed with the Bankruptcy Court, provided that in such disclosure the executed signature pages to this Agreement shall be redacted and no individual holdings information shall be included,

20

except as may be required by law. The Company shall not disclose to any Person the amount or percentage of claims held by any individual Consenting Debtholder, except as may be required by law. If in either case such disclosure is required by law, the Company shall provide each Consenting Debtholder and Consenting Revolver Lender with advanced notice of the intent to disclose and shall afford each Consenting Debtholder and Consenting Revolver Lender a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company making such disclosure.

9.03. Complete Agreement. This Agreement (including exhibits) and the other documents and instruments referenced herein constitute the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement, other than for any confidentiality agreement. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party on the date hereof or thereafter. Notwithstanding the foregoing, any confidentiality agreement executed by a Consenting Debtholder and the Company, and any reimbursement agreement or fee letter between counsel to any Consenting Debtholder or Consenting Revolver Lender and the Company, shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

9.04. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as provided in Section 3.05. Nothing in this Agreement, express or implied, shall give to any Person, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third party beneficiary hereof.

9.05. Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, termination, performance, or nonperformance of this Agreement (including exhibits), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to any applicable conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or the Restructuring described herein, in the United States District Court for the Southern District of New York, any New York State court sitting in the Borough of Manhattan of New York City, or, to the extent the Company commences the Chapter 11 Cases, the Bankruptcy Court (the “Chosen Courts”) and, solely in connection with claims arising under this Agreement or the Restructuring that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; provided that, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each Party agrees that a judgment in any

21

such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR THE RESTRUCTURING DESCRIBED HEREIN.

9.06. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, e-mail, or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 8, shall be deemed an original, and all of which together shall constitute the same agreement. Each Party represents and warrants that each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

9.07. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, and representatives, other than a trustee or similar representative appointed in a bankruptcy case. The agreements, representations, and obligations of the Consenting Debtholders and Consenting Revolver Lenders, respectively, under this Agreement are, in all respects, several and not joint.

9.08. Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 9.08, Section 3.03, Section 6, Section 7.06, Section 8, and Sections 9.01 to 9.15 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

9.09. Creditors’ Committee. Each Consenting Debtholder agrees not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Consenting Debtholder is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Debtholder’s exercise of its fiduciary duties to any Person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, that nothing in this Agreement shall be construed as requiring any Consenting Debtholder to serve on any official committee in any such chapter 11 case.

9.10. Relationship Among Parties. (a) It is understood and agreed that no Consenting Debtholder has any duty of trust or confidence in any form with any other Consenting Debtholder, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Consenting Debtholder may trade in the Secured Term Loans, Secured Notes, or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Debtholder, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, further, that neither any Consenting Debtholder nor the Company shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Debtholders shall in any way affect or negate this understanding and agreement.

22

(b) It is understood and agreed that no Consenting Revolver Lender has any duty of trust or confidence in any form with any other Consenting Revolver Lender, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Consenting Revolver Lender may trade in the obligations under the Revolving Credit Facility, Secured Term Loans, Secured Notes, or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Revolver Lender, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, however, that neither any Consenting Revolver Lender nor the Company shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Revolver Lender shall in any way affect or negate this understanding and agreement.

9.11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile, (c) one (1) Business Day following the day sent by overnight courier, or (d) when sent by electronic mail, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) If to the Company, to:

Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Attention:     Paul A. Bragg

Facsimile:     (281) 404-4749

Email:           paul.bragg@vantagedrilling.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:     Ray C. Schrock, P.C.

                      Ronit J. Berkovich, Esq.

Facsimile:     (212) 310-8007

Email:           ray.schrock@weil.com

                       ronit.berkovich@weil.com

(b) If to a Consenting Debtholder, a Consenting Revolver Lender or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Debtholder’s or Consenting Revolver Lender’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

23

In the case of the Consenting Debtholders:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention:     Dennis F. Dunne, Esq.

                     Evan R. Fleck, Esq.

Facsimile:    (212) 822-5567

Email:          ddunne@milbank.com

                      efleck@milbank.com

In the case of the Consenting Revolver Lenders:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:     Richard A. Levy, Esq.

                     M. Catherine Ozdogan, Esq.

                     Peter P. Knight, Esq.

Facsimile:    (312) 993-9767

Email:          richard.levy@lw.com

                      catherine.ozdogan@lw.com

                      peter.knight@lw.com

9.12. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of claims against the Company shall not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement, and any other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

9.13. Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) all exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iii) words imparting the singular number only shall include the plural and vice versa; (iv) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vi) the division of this Agreement into Sections and other subdivisions

24

and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (vii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; and (viii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) The Company, the Consenting Debtholders and the Consenting Revolver Lenders have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

25

Dated: December 1, 2015

[Signature Pages to Restructuring Support Agreement Intentionally Deleted]

EXHIBIT A

VANTAGE DRILLING COMPANY

RESTRUCTURING TERM SHEET

DECEMBER 1, 2015

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing debt and other obligations of Vantage Drilling Company (“Vantage Parent”) and its subsidiaries, including Offshore Group Investment Limited (“OGIL”). Subject in all respects to the terms of the Restructuring Support Agreement to which this Term Sheet will be attached (the “Restructuring Support Agreement”), the Restructuring will be implemented by (i) OGIL and certain other subsidiaries of Vantage Parent (as listed herein, the “Vantage Debtors”) commencing cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (the “Plan”) containing the terms set forth herein, and (ii) Vantage Parent filing a petition commencing an official liquidation proceeding under the laws of the Cayman Islands (the “Cayman Proceeding”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement or the Plan, as applicable.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE VANTAGE DEBTORS.

Transaction Overview

Vantage Debtors:

•    OGIL;

•    Vantage Delaware Holdings, LLC;

•    Dragonquest Holdings Company;

•    Emerald Driller Company;

•    P2020 Rig Co.;

•    P2021 Rig Co.;

•    PT. Vantage Drilling Company Indonesia;

•    Sapphire Driller Company;

•    Vantage Deepwater Company;

•    Vantage Deepwater Drilling, Inc.;

•    Vantage Driller I Co;

•    Vantage Driller II Co;

•    Vantage Driller III Co;

•    Vantage Driller IV Co.;

•    Vantage Driller VI Co.;

•    Vantage Driller ROCO S.R.L.;

•    Vantage Drilling Africa;

•    Vantage Drilling (Malaysia) I Sdn. Bhd.;

•    Vantage Drilling Labuan I Ltd.;

•    Vantage Drilling Netherlands B.V.;

•    Vantage Holding Hungary Limited Liability Company;

•    Vantage Holdings Cyprus ODC Limited;

•    Vantage Holdings Malaysia I Co.; and

•    Vantage International Management Co.

Current Capital Structure:

Secured

Revolving Credit Facility Claims: consisting of One Hundred Fifty Million Dollars ($150,000,000) in unpaid principal and Twenty-Two Million Nine Hundred Thousand Dollars ($22,900,000) of undrawn letters of credit, plus interest, fees and other expenses arising under or in connection with that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among OGIL and Vantage Parent, as borrowers, each of the guarantors named therein, the lenders party thereto (the “Revolver Lenders”), and Royal Bank of Canada, as administrative agent, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “Revolving Credit Facility”);

2017 Term Loan Claims: consisting of Three Hundred Twenty-Three Million Five Hundred Forty-Three Thousand Four Hundred Twenty-Nine Dollars ($323,543,429) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013, by and among OGIL and Vantage Delaware Holdings, LLC, as borrowers, each of the guarantors named therein, the lenders party thereto (the “2017 Term Loan Lenders”), and Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “2017 Term Loan”);

2019 Term Loan Claims: consisting of Three Hundred Forty-One Million Two Hundred Fifty Thousand Dollars ($341,250,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with that certain Second Term Loan Agreement, dated as of March 28, 2013, by and

2

among OGIL and Vantage Delaware Holdings, LLC, as borrowers, each of the guarantors named therein, the lenders party thereto (the “2019 Term Loan Lenders”), and Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., as amended, modified, or otherwise supplemented from time to time prior to the date hereof, (the “2019 Term Loan”). The 2017 Term Loan and the 2019 Term Loan are referred to together as the “Secured Term Loans” and the 2017 Term Loan Lenders and the 2019 Term Loan Lenders are referred to together as the “Secured Term Loan Lenders”;

7.5% Notes Claims: consisting of One Billion Eighty-Six Million Eight Hundred Fifteen Thousand Dollars ($1,086,815,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.5% Senior Secured First Lien Notes due 2019 or that certain Indenture, dated as of October 25, 2012, by and among OGIL, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.5% Notes” and the respective holders, the “7.5% Noteholders”); and

7.125% Notes Claims: consisting of Seven Hundred Twenty-Seven Million Six Hundred Twenty-Two Thousand Dollars ($727,622,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.125% Senior Secured First Lien Notes due 2023 or that certain Indenture, dated as of March 28, 2013, by and among OGIL, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.125% Notes” and the respective holders, the “7.125% Noteholders”). The 7.5% Notes and the 7.125% Notes are referred to together as the “Secured Notes” and the 7.5% Noteholders and the 7.125% Noteholders are referred to together as the “Secured Noteholders.”

Unsecured

7.875% Convertible Notes Claims: consisting of Nineteen Thousand Dollars ($19,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.875% Senior Convertible Notes due 2042 or that certain Indenture and First Supplemental Indenture, each dated as of August 21, 2012, by and among Vantage Parent, as issuer, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.875% Convertible Notes” and the respective holders, the “7.875% Convertible Noteholders”);

5.5% Convertible Notes Claims: consisting of Twenty-Four Million Nine Hundred Seventy-Three Thousand Dollars ($24,973,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 5.5% Convertible Senior Notes due 2043 or that certain Indenture and First Supplemental Indenture, each dated as of July 16, 2013, by and among Vantage Parent, as issuer, and Wells Fargo Bank, National Association, as

3

indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “5.5% Convertible Notes” and the respective holders, the “5.5% Convertible Noteholders”). The 7.875% Convertible Notes and the 5.5% Convertible Notes are referred to together as the “Convertible Notes” and 7.875% Convertible Noteholders and the 5.5% Convertible Noteholders are referred to together as the “Convertible Noteholders”;

F3 Capital Note Claim: consisting of Seventy Million Seven Hundred Thirty-Two Thousand Seven Hundred Twenty-Eight Dollars ($70,732,728) in unpaid principal and payable balance, plus interest, fees and other expenses, arising under or in connection with that certain Promissory Note, dated July 30, 2010, by and between Vantage Parent, as borrower, and F3 Capital, as lender. Vantage Parent disputes its liability with respect to the F3 Capital Note Claim;

Vantage Parent General Unsecured Claims: consisting of any claim against Vantage Parent that is neither secured nor entitled to priority under the applicable law governing such claim, including, without limitation, the 7.875% Convertible Notes Claims, the 5.5% Convertible Notes Claims, the F3 Capital Note Claim, any litigation claims against Vantage Parent, and any unsecured portion of the Secured Term Loan Claims and Secured Notes Claims against Vantage Parent; and

Vantage Debtor General Unsecured Claims: consisting of any claim against a Vantage Debtor that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

Equity Interests

Vantage Parent Interests: consisting of any equity interests in Vantage Parent, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests;

OGIL Interests: consisting of any equity interests in OGIL, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests; and

Intercompany Interests: consisting of any equity interests in Vantage Driller I Co, Vantage Driller II Co, Vantage Driller IV Co., Vantage Holding Hungary Limited Liability Company, Vantage Drilling Netherlands B.V., and any subsidiary of OGIL, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests.

Restructuring Summary:	The Restructuring will be implemented through the Plan and the Cayman Proceeding. The Vantage Debtors will enter into a Restructuring Support Agreement with certain Revolver Lenders, Secured Term Loan Lenders, and Secured Noteholders. No later than December 4, 2015, the Vantage Debtors will commence the solicitation of votes for the Plan from Secured Term Loan Lenders and Secured Noteholders that are Eligible Holders and from all Revolver Lenders (the “Solicitation”). The “Effective Date” shall refer to the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Plan has been consummated.

4

Prior to the commencement of the cases under chapter 11 of the Bankruptcy Code by the Vantage Debtors (collectively, the “Chapter 11 Cases”), OGIL shall purchase at fair market value Vantage Parent’s equity interests in Vantage International Management Company Pte. Ltd. and Vantage Energy Services, Inc. (collectively, the “Vantage Service Subsidiaries”). In exchange for the Vantage Service Subsidiaries, OGIL will issue a promissory note to Vantage Parent in an amount equal to the arm’s length, fair market value of the Vantage Service Subsidiaries, as appraised by an independent third party that is acceptable to both Vantage Parent and OGIL (the “Vantage Parent Secured Promissory Note”). The Vantage Parent Secured Promissory Note will mature one year from the date of issuance of the note and will provide that, upon the Effective Date of the Plan or a substantially similar plan of reorganization, such note will be paid in common shares of reorganized OGIL (“New Common Shares”) using the plan value, as established by Lazard Frères & Co. LLC and set forth in the disclosure statement accompanying the Plan, of such shares to calculate the appropriate number of shares. If the Effective Date has not occurred by the maturity date, the Vantage Parent Secured Promissory Note will be payable in cash, subject to the Bankruptcy Code and without prejudice to the rights of the Consenting Debtholders and Consenting Revolver Lenders to object to such payment being made during the pendency of the Chapter 11 Cases. The Vantage Parent Secured Promissory Note will be secured by a first priority security interest in the Vantage Service Subsidiaries and will earn interest at a rate of 10% per annum. Vantage Parent shall have the right to require OGIL to file, and thereafter use its commercially reasonable efforts to cause to become effective as promptly as practicable, a registration statement on Form S-1 (or other applicable form) for the distribution of any New Common Shares it receives in respect of the Vantage Secured Promissory Note pursuant to the Cayman Proceeding. The “Vantage Parent Secured Promissory Note Claims” shall refer to claims arising under the Vantage Parent Secured Promissory Note.

Following the commencement of the Chapter 11 Cases, the Vantage Debtors intend to cause an official liquidation proceeding in the Cayman Islands to be commenced for Vantage Parent. The Vantage Parent General Unsecured Claims and Vantage Parent Interests shall be compromised and administered through the Cayman Proceeding.

After commencement of the Chapter 11 Cases, OGIL also will launch a rights offering (the “Rights Offering”) for Seventy Five Million Dollars ($75,000,000) of new Senior Secured Second Lien Notes (the “New Secured Notes”), which shall accrue interest at a rate of 10% per annum, payable in cash. The Rights Offering is intended to be backstopped by Alliance Bernstein L.P., certain funds managed by Anchorage Capital Group, L.L.C., GoldenTree Asset Management LP, Knighthead Capital Management, LLC, Renegade Swish, LLC, Wingspan Investment Management, LP, and York Capital Management Global Advisors, LLC (collectively, the “Backstop

5

Parties”) pursuant to, and subject to the terms and conditions of a backstop agreement substantially in the form attached to the Restructuring Support Agreement (the “Backstop Agreement”). In exchange for providing the backstop commitment for the Rights Offering, the Backstop Parties will receive on the Effective Date a backstop commitment premium in an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), one-half of which will be paid in cash and one-half in New Secured Notes (the “Backstop Commitment Premium”); provided, however, that the Backstop Commitment Premium shall be paid entirely in cash to the extent so provided in the Backstop Agreement. A term sheet for the New Secured Notes is attached hereto as Exhibit 2.

On the Effective Date, OGIL will issue Seven Hundred and Fifty Million Dollars ($750,000,000) of new Senior Subordinated Secured Third Lien Convertible Notes (the “Secured Convertible PIK Notes”), which shall (i) accrue interest at a rate of 1% per annum, payable in kind, during the first four years, (ii) accrue interest at a rate of 12% per annum, payable in kind, from and after the fifth year through the maturity date, and (iii) mature in 2030. The Secured Convertible PIK Notes shall be subject to a make-whole premium due and payable upon acceleration of the notes following the occurrence of an event of default under the governing indenture in the amount equal to accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 bps. The indenture for the Secured Convertible PIK Notes shall include customary events of default, including, without limitation, (a) the commencement of cases under the Bankruptcy Code by OGIL or any guarantor of the Secured Convertible PIK Notes, (b) the acceleration of any indebtedness of OGIL or any guarantor of the Secured Convertible PIK Notes in an amount greater than Thirty Million Dollars ($30,000,000) prior to its stated maturity, and (c) entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Secured Convertible PIK Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed Fifty Million Dollars ($50,000,000) (“Judgment Default”). For the avoidance of doubt, a majority of the holders of the Secured Convertible PIK Notes may waive any such event of default. The Secured Convertible PIK Notes will be “stapled” to New Common Shares and will be subject to conversion (either in whole or in part) into New Common Shares at plan value (i) during the first three years, (a) upon the agreement by a majority vote of holders of the Secured Convertible PIK Notes to convert into New Common Shares or (b) upon the full and final resolution of all potential Investigation Claims (as defined herein) against OGIL, OGIL’s current subsidiaries, Vantage International Management Company Pte. Ltd., Vantage Energy Services, Inc., and Vantage Parent and Vantage Parent’s current subsidiaries (to the extent that OGIL or any subsidiary of OGIL may reasonably be expected to be liable for such claim against Vantage Parent or Vantage Parent’s current subsidiaries), as determined in good faith by the

6

New Board of OGIL (which determination shall require the affirmative vote of a supermajority of the non-management directors, which, for all purposes herein, shall mean 5 affirmative votes assuming that 6 directors are eligible to vote), and (ii) after the first three years, upon the approval of the New Board of OGIL (which approval shall require the affirmative vote of a supermajority of the non-management directors). OGIL will file documents with the Securities and Exchange Commission after the Effective Date as a voluntary filer under the Securities Exchange Act of 1934, as amended, but will not be required to list the New Common Shares for trading on any national securities exchange. The “Investigation Claim” shall mean any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time. A term sheet for the Secured Convertible PIK Notes is attached hereto as Exhibit 3.

The Amended and Restated Credit Facility (as defined herein), the Secured Convertible PIK Notes, and the New Secured Notes shall be subject to an intercreditor agreement as described in Exhibit 1 hereto (the “Intercreditor Agreement”).

The Vantage Debtors will use proceeds from the Rights Offering plus cash on hand to (i) provide additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented fees and expenses incurred by the Vantage Debtors in connection with the Restructuring, including the fees (including transaction fees) and expenses of their and their creditors’ legal and financial advisors, (iii) fund distributions under the Plan, and (iv) fund the administration of the Chapter 11 Cases.

Classification and Treatment of Claims and Interests Under the Plan

Administrative Expense, Priority Tax, and Other Priority Claims:	On or as soon as practicable after the Effective Date, each holder of an Allowed (as defined herein) administrative expense, priority tax, and other priority claim shall receive from its respective Vantage Debtor (i) payment in full in cash or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Secured Revolving Credit Facility Claims:	On the Effective Date, each holder of an Allowed Secured Revolving Credit Facility Claim shall receive, at the option of the Vantage Debtors, its pro rata share of (i) payment in full in cash to the extent the Vantage Debtors elect to refinance the Revolving Credit Facility in its entirety or (ii) an amended and restated senior secured term loan and letter of credit facility and, in the case of the Revolver Lenders (other than the letter of credit issuer) a cash payment of Seven Million Dollars $7,000,000, all on terms and conditions more specifically set forth in the term sheet attached as Exhibit 1 hereto and as are otherwise acceptable to more than one-half in number and at least two-thirds in amount of Allowed Secured Revolving Credit Facility Claims (the “Amended and Restated Credit Facility”).

7

Secured Term Loan Claims and Secured Notes Claims:	On the Effective Date, each holder of an Allowed Secured Term Loan Claim or an Allowed Secured Notes Claim shall receive (i) its pro rata share of 100% of the Secured Convertible PIK Notes, (ii) its pro rata share of 100% of the New Common Shares, which shares shall be subject to dilution by New Common Shares issued on account of Vantage Parent Secured Promissory Note Claims, upon the conversion of the Secured Convertible PIK Notes, and under the Management Incentive Program, and (iii) up to its pro rata share of the $75,000,000 New Secured Notes to be issued in the Rights Offering, to the extent it elects to exercise its subscription rights thereunder, which subscription rights will be made available to each such holder on a pro rata basis.

Other Secured Claims:	On the Effective Date, each holder of an Allowed secured claim against a Vantage Debtor that is not an administrative expense claim, priority tax claim, Secured Revolving Credit Facility Claim, Secured Term Loan Claim, or Secured Notes Claim (“Other Secured Claims”) shall receive, at the option of the Vantage Debtors, (i) payment in full in cash, (ii) reinstatement or such other treatment sufficient to be unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable collateral in satisfaction of the Allowed amount of such secured claim. For the avoidance of doubt, the Vantage Parent Secured Promissory Note Claims shall be Allowed Other Secured Claims and, pursuant to the Plan, on the Effective Date, Vantage Parent shall receive, on account of the Vantage Parent Secured Promissory Note Claims, the number of New Common Shares equal to the value of the Vantage Service Subsidiaries plus accrued interest as of the Effective Date.

Vantage Debtor General Unsecured Claims:	On the Effective Date, each holder of an Allowed General Unsecured Claim against a Vantage Debtor shall be unimpaired under the Plan and shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, payment in full in cash in the ordinary course of business as and when due and payable.

Vantage Debtor Intercompany Claims:	All intercompany claims among the Vantage Debtors will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated to the extent determined to be appropriate by the Vantage Debtors with the prior written consent of the Majority Consenting Debtholders (such consent not to be unreasonably withheld). All intercompany claims between any Vantage Debtor and a non-Debtor affiliate shall be unimpaired under the Plan.

OGIL Interests:	On the Effective Date, the OGIL Interests shall be extinguished such that Vantage Parent’s existing equity interest in OGIL will be eliminated.

Intercompany Interests:	On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by OGIL or a direct or indirect subsidiary of OGIL shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of OGIL; provided, that (i) shares in Vantage Driller I Co., Vantage Driller II Co., and Vantage Driller IV Co. will be

8

transferred to OGIL in accordance with applicable share pledge agreements, and (ii) the existing shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be cancelled and new shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be distributed to OGIL in accordance with this Plan.

Other Provisions

“Allowed”	Means, with reference to any claim or interest, (i) any claim or interest arising before the Effective Date as to which (a) no objection to allowance, priority, or secured status, and no request for estimation or other challenge, has been interposed within the time period set forth in the Plan or (b) all such objections have been determined by a final order of the Bankruptcy Court to the extent such objections are determined in favor of the applicable holder, (ii) any claim or interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Vantage Debtors in a final order of the Bankruptcy Court, or (iii) any claim or interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the reorganized Vantage Debtors shall retain all claims and defenses with respect to Allowed claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Eligible Holders”	A holder of an Allowed Secured Term Loan Claim or Secured Notes Claim that, as of a date certain, is an “Accredited Investor” (as defined in Rule 501 of the Securities Act of 1933, as amended) and certifies to that effect or that the Vantage Debtors reasonably believe to be an Accredited Investor.

Executory Contracts and Unexpired Leases:	The Vantage Debtors reserve the right to reject executory contracts and unexpired leases in their sole discretion; provided that the Vantage Debtors shall not reject any material drilling contract without the prior written consent of the Majority Consenting Debtholders and more than one-half in number and at least two-thirds in amount of Allowed Secured Revolving Credit Facility Claims. All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. The existing employment agreements for the Vantage Parent management team may be assigned to OGIL prior to the commencement of the Chapter 11 Cases and assumed by reorganized OGIL upon terms reasonably acceptable to the Majority Consenting Debtholders (such consent to apply only with respect to non-material economic terms and non-economic terms). In the alternative, Vantage Parent management team may execute new employment agreements with OGIL on terms consistent with their current employment agreements, provided that such new employment agreements contain terms reasonably acceptable to the Majority Consenting Debtholders (such consent to apply only with respect to non-material economic terms and non-economic terms). For the avoidance of doubt, any awards granted under the Management Incentive Program will be governed by such program and will not be subject to any provisions of the employment agreements.

Management Incentive Program:	Management Incentive Program contained in term sheet attached hereto as Exhibit 4.

9

Board of Directors:	The board of directors for reorganized OGIL (the “New Board”) shall be composed of seven members, all of whom shall be designated by the Ad Hoc Committee; provided, however, that one of the board members designated by the Ad Hoc Committee shall be Paul Bragg, as CEO of the Vantage Debtors. The composition of the boards of directors for each Vantage Debtor shall be disclosed prior to the entry of the order confirming the Plan except that the New Board may select the board members for each other Vantage Debtor.

Releases:	The Plan shall include standard / customary mutual release and third party releases from holders of claims or interests to the extent permitted by law.

Corporate Governance:

The Vantage Debtors’ existing articles and bylaws will be subject to customary amendments and modifications and will require the respective boards of directors to authorize in advance any Vantage Debtor’s entry into a settlement agreement, consent decree, or similar agreement with respect to any material investigations involving, or claims against, such Vantage Debtor.

The terms and conditions of the corporate governance documents of the reorganized Vantage Debtors (including, without limitation, the charter and bylaws) shall be reasonably acceptable to the Majority Consenting Debtholders. At the election of the Majority Consenting Debtholders, reorganized OGIL shall enter into a shareholders agreement on terms reasonably acceptable to the Majority Consenting Debtholders.

Drilling Contracts:	A condition precedent to the Effective Date of the Plan shall be that all material drilling contracts are in good standing, but for any default or threatened default relating to the insolvency of Vantage Parent or any Vantage Debtor or the commencement of the Cayman Proceeding or any case under chapter 11 of the Bankruptcy Code.

Registration Rights:	On the Effective Date, reorganized OGIL, any Backstop Party (or affiliate or related fund thereof that receives New Common Shares or Secured Convertible PIK Notes under the Plan), and any recipient of “stapled” New Common Shares and Secured Convertible PIK Notes who (together with its affiliates and related funds) receives 10% or more of the “stapled” New Common Shares and/or Secured Convertible PIK Notes issued under the Plan (such stockholders executing the agreement, the “Registration Rights Parties”) will enter into a registration rights agreement, which agreement shall be in form and substance acceptable to the Majority Consenting Debtholders and the Vantage Debtors. The registration rights agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The registration rights agreement will also provide that on or before the date that is 90 days after the Effective Date, reorganized OGIL shall file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and Secured Convertible PIK Notes held by the Registration Rights Parties. The registration rights agreement shall contain customary terms and conditions, including, but not limited to, provisions with respect to blackout periods.

10

Definitive Documents and Due Diligence:	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

11

Exhibit 1

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

OFFSHORE GROUP INVESTMENT LIMITED

$143,000,0001 Senior Secured Term Loan Facility

$32,000,000 Senior Secured Letter of Credit Facility

THIS DRAFT IS BEING PROVIDED FOR DISCUSSION PURPOSES ONLY, IS NOT A COMMITMENT TO LEND, AND REMAINS SUBJECT TO THE REVIEW AND APPROVAL OF THE LENDERS’ INTERNAL COMMITTEES, LEGAL DEPARTMENTS AND DUE DILIGENCE. THIS DRAFT IS NOT BINDING ON ANY PARTY AND THE PARTIES DO NOT INTEND TO BE BOUND UNLESS AND UNTIL THEY ENTER INTO DEFINITIVE DOCUMENTATION REGARDING THE SUBJECT MATTER HEREOF. THIS DRAFT IS NOT AN OFFER OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. THIS DRAFT SHALL NOT BE CONSIDERED TO BE EXHAUSTIVE AS TO THE FINAL TERMS AND CONDITIONS OF THE CREDIT FACILITIES. TERMS AND CONDITIONS HEREIN MAY BE SUBJECT TO CHANGE. THIS SUMMARY IS FOR THE CONFIDENTIAL USE OF THE BORROWER AND LENDERS AND IS NOT TO BE DISCLOSED TO ANY OTHER THIRD PARTY. THIS DRAFT IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE.

Borrower:	Offshore Group Investment Limited, a Cayman Islands exempted company (the “Borrower”).

Guarantors:	All the direct and indirect subsidiaries of the Borrower, including those, if any, that will exist at closing or that are formed or acquired during the term of the Credit Facilities (hereafter defined) (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Lenders:	The revolving lenders and Royal Bank of Canada, as LC issuer, under the Existing Credit Agreement (as defined below) (“Lenders”).

Administrative Agent:	Royal Bank of Canada (the “Administrative Agent”).

Collateral Agent:	Royal Bank of Canada (the “Collateral Agent”).

LC Issuer:	Royal Bank of Canada (in such capacity, the “LC Issuer”).

[1]

Note: Shall equal outstanding obligations owed under revolving portion of Credit Agreement at consummation (the company shall make no further revolver draws), including default interest accrued during the bankruptcy, less a $7 million cash payment at consummation.

Credit Facilities:	As of the consummation of a consensual financial restructuring of the capital structure of the Loan Parties that incorporates the terms and conditions set forth herein and the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”) (the “Restructuring”), the outstanding principal balance of the revolving loans under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $143,000,000 senior secured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Loans”), and the letter of credit facility under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $32,000,000 senior secured letter of credit facility (the “Letter of Credit Facility”; together with the Term Loan Facility, the “Credit Facilities”).

Incremental Facility:	At any time during the term of the Term Loan Facility, the Borrower will be permitted to add one or more incremental term loan (an “Incremental Term Loan Facility”) or revolving credit facilities (an “Incremental Revolving Facility”, and each Incremental Term Loan Facility or Incremental Revolving Facility being referred to as an “Incremental Facility”) up to a maximum amount not to exceed the sum of (A) $125,000,000 less (B) the aggregate principal amount of Incremental Equivalent Debt less (C) the outstanding principal amount of the New Secured Notes (as defined in the Restructuring Term Sheet), in the aggregate for all Incremental Facilities; provided that, (i) each existing Lender will be offered the opportunity to participate in any Incremental Facility but no existing Lender will be obligated to provide any portion of such Incremental Facility, (ii) no default or event of default exists or would exist after giving effect thereto, (iii) the Borrower and its subsidiaries shall be in pro forma compliance with a minimum Consolidated Interest Coverage Ratio (to be defined in a manner consistent with the Existing Credit Agreement, but in any event, shall not include PIK interest) of 2.00x, (iv) the maturity date of such Incremental Facility shall be no earlier than the maturity date of the Term Loan Facility, (v) any Incremental Term Loan Facility cannot have amortization greater than 1.0% of original principal balance of Incremental Facility per annum and any Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Term Loan Facility, (vi) the aggregate amount of Incremental Revolving Facilities cannot exceed $25,000,000, (vii) any Incremental Term Loan Facility may only be secured on a junior lien basis to the Term Loan Facility, (viii) any Incremental Revolving Facility may be secured on a pari passu basis with the Term Loan Facility, (ix) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that (a) if the Effective Yield (as defined below) relating to any such Incremental Revolving Facility equals or exceeds the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins

2

relating to the then-existing Term Loan Facility, if any, shall be adjusted to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is equal to the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points and (b) if the Effective Yield relating to any such Incremental Revolving Facility is less than the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins relating to the then-existing Term Loan Facility, if any, shall be increased by up to 50 basis points, but only if and to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is not less than the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points (it being understood and agreed that, if the Effective Yield of the Incremental Revolving Facility is lower than the Effective Yield relating to the then-existing Term Loan Facility, if any, by 50 basis points or more, no adjustment to the applicable interest rate margin shall be made) and (x) the other terms and documentation in respect thereof, including, without limitation, any financial covenants and baskets, shall be no more favorable to the lenders thereunder than the terms of the Term Loan Facility, and to the extent that the terms of the Incremental Facility differ from the Term Loan Facility, the terms thereof shall be reasonably acceptable to the Required Lenders.

As used herein, “Effective Yield” means, as of any date of determination, the sum of (i) the higher of (A) LIBOR with a maturity of three months and (B) the LIBOR floor, if any, with respect to such class of Loans as of such date, (ii) the applicable margins as of such date and (iii) the amount of original issue discount (“OID”) and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of OID) by the Borrower to the Lenders in connection with such Term Loan Facility or Incremental Revolving Facility (it being understood that customary arrangement, commitment, structuring or amendment fees payable to one or more arrangers (or their respective affiliates) in connection with any Incremental Term Facility shall be excluded).

Existing Credit Agreement:	Amended and Restated Credit Agreement dated as of March 28, 2013 among Vantage Drilling Company, the Borrower, the Guarantors, the lenders party thereto, and Royal Bank of Canada, as administrative agent (the defined terms of which are used herein unless otherwise defined herein).

Pricing, Fees and Interest Rates:	As outlined in Addendum I.

3

Maturity Date:	December 31, 2019 (the “Maturity Date”).

Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of loans under the Credit Facilities are permitted (subject to reimbursement of customary applicable breakage costs) in minimum amounts and with prior notice. The unutilized portion of the commitments under the Letter of Credit Facility may from time to time be permanently reduced or terminated by the Borrower in whole or in part without penalty.

Mandatory Repayments:	The Borrower shall be required to prepay Loans with 100% of net proceeds from asset sales and casualty events (except as otherwise provided below, subject to the right to reinvest in operating assets of the Borrower and its subsidiaries if such proceeds are reinvested within 365 days so long as any proceeds to be reinvested are segregated in a manner reasonably acceptable to the Collateral Agent, including depositing such proceeds into a separate deposit account designated by the Collateral Agent), and debt incurrences (other than debt permitted under the Credit Agreement); provided, that upon the occurrence of certain events of loss with respect to a vessel, the Borrower shall have not the right of reinvestment.

Call Premium:	None.

Amortization:	Quarterly amortization payments of 0.25% of original principal balance of Term Loan Facility.

Collateral:	Secured by a first priority lien on substantially all assets of the Loan Parties, including all assets that currently secure the Existing Credit Agreement, including, without limitation (a) deposit accounts, (b) first naval mortgages and other instruments such as deeds over the following vessels (the “Vessels”) (i) the Topaz Driller, (ii) the Emerald Driller, (iii) the Sapphire Driller, (iv) the Aquamarine Driller, (v) the Platinum Explorer (vi) the Titanium Explorer and (vii) the Tungsten Explorer, and any other vessel hereafter acquired by the Borrower or any of its Subsidiaries, (c) earnings, (d) insurance, (e) from and after the conversion of the Vantage Parent Secured Promissory Note (as defined in the Restructuring Support Agreement) to equity in the reorganized Borrower, the Vantage Parent Assets (as defined in the Restructuring Support Agreement), and (f) all accounts, contracts, documents, equipment, general intangibles, goods, instruments, intellectual property, inventory, investment property, receivables, equity interests and all other personal property to the extent not described above, in each case subject to customary exceptions. The foregoing shall be referred to

4

herein as the “Collateral”.[2] For the avoidance of doubt, (A) any proceeds (“Specified Proceeds”) received by a Loan Party as a result of any litigation, arbitration or other dispute with respect to Petrobras’ termination of the drilling contract associated with the Titanium Explorer shall be Collateral and shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral Agent and (B) the Vantage Parent Secured Promissory Note and, prior to (but not from and after) the conversion of the Vantage Parent Secured Promissory Note to equity in the reorganized Borrower, the Vantage Parent Assets (each as defined in the Restructuring Support Agreement) shall not constitute Collateral.

The Credit Agreement (hereinafter defined) will contain a “waterfall” that will provide that the LC Issuer under the Letter of Credit Facility and any lenders under any Incremental Revolving Facility will be “first out” on a pro rata basis with respect to Collateral proceeds and other payments made to or for the benefit of the Lenders (or any agent therefor) on account of the Credit Facilities.

Documentation:

The Credit Facilities shall be evidenced by definitive loan documentation (the “Loan Documents”), which shall include, without limitation, (i) a credit agreement, based substantially on the Existing Credit Agreement, as modified as set forth herein and as otherwise agreed by the Borrower and the Lenders (the “Credit Agreement”).

The Credit Facilities, the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet), and the New Secured Notes (as defined in the Restructuring Term Sheet) shall be subject to an intercreditor agreement (as described herein, the “Intercreditor Agreement”).

Pursuant to the Intercreditor Agreement:

•    The (i) Credit Facilities shall be secured by a first priority lien on the Collateral, (ii) New Secured Notes shall be secured by a second priority lien on the Collateral, and (iii) Secured Convertible PIK Notes shall be secured by a third priority lien on the Collateral.

[2]	Note: Borrower and the Lenders will determine whether the Security Documents can be amended and restated/re-executed to grant liens directly in favor of the Collateral Agent due to any local law implications regarding amendment and restatement of Security Documents with a different secured party of record and potential for 1st lien/2nd lien structure. Borrower and the Lenders to consider in good faith how to minimize the administrative burden and cost resulting from ongoing lien and perfection requirements.

5

•    The proceeds of Collateral shall be distributed first to the payment of the obligations under the Credit Facilities, second to the payment of the obligations under the New Secured Notes, and third to the payment of the obligations under the Secured Convertible PIK Notes. In addition, all obligations under the Secured Convertible PIK Notes shall be subordinated in right of payment to the obligations under the Credit Facilities and the New Secured Notes, and for avoidance of doubt, to the extent the collateral trustee or any other Secured Convertible PIK Notes party receives any proceeds of Collateral and any non-Collateral proceeds or payments, then, subject to the provisions in the last bullet point of this “Documentation” subsection, such collateral trustee or other Secured Convertible PIK Notes party shall forthwith turnover same to the Collateral Agent for application to the obligations under the Credit Facilities until all such obligations have been paid in full in cash.

•    After a period of 120 days has elapsed since the date on which the New Secured Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the New Secured Notes (the “Second Lien Standstill Period”), the New Secured Notes collateral trustee and the other New Secured Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the New Secured Notes collateral trustee or any other New Secured Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    Except as set forth in the last sentence of this paragraph, after a period of 180 days has elapsed since the date on which the Secured Convertible PIK Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the Secured Convertible PIK Notes (the “Third Lien Standstill Period”), the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any

6

rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    Notwithstanding anything contained herein to the contrary (including, without limitation, the Second Lien Standstill Period and the Third Lien Standstill Period), upon the acceleration of the Secured Convertible PIK Notes following the occurrence of a Judgment Default (as defined in the Restructuring Term Sheet) under the Secured Convertible PIK Notes Indenture, the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral after providing two (2) business days’ advance written notice to the Administrative Agent (absent exigent circumstances); provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    If (a) the New Secured Notes collateral trustee or any other New Secured Notes party and/or (b) the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party enforce or exercise any rights or remedies with respect to any Collateral that results in their obtaining control or ownership (directly or indirectly through any affiliate) of all or a substantial portion of the Collateral, then at or prior to the consummation of such enforcement action, such enforcing party or parties shall concurrently cause all obligations under the Credit Facilities to be paid in full in cash.

7

•    Reorganization securities received by or on behalf of holders of Secured Convertible PIK Notes on account of the Secured Convertible PIK Notes (“Junior Reorganization Securities”) in a subsequent reorganization proceeding (a “Subsequent Reorganization”) shall not be subject to turnover to the Collateral Agent, Administrative Agent or Lenders; provided, however, that if the claims of the Collateral Agent, the Administrative Agent or the Lenders under the Credit Facilities (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization) are not paid in full in cash upon the effective date of any plan of reorganization in the Subsequent Reorganization and instead receive, on account of all or a portion of their claims, new securities or loans with economic terms that are worse than the economic terms of their claims under the Credit Facilities (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such economic terms or claims are allowable in the Subsequent Reorganization) (e.g., new securities or loans with a lower principal amount, lower interest or lower fees than the corresponding principal amount, interest or fees in respect of the claims under the Credit Facilities), then the holders of Secured Convertible PIK Notes shall be obligated to turn over to the Collateral Agent (on behalf of itself, the Administrative Agent and the Lenders) any and all amounts received on account of such Junior Reorganization Securities, including any cash dividends or cash distributions, until the Collateral Agent, the Administrative Agent and Lenders are paid in full in cash the amounts they would have been paid on account of their claims under the Credit Facilities, (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization)..

The Intercreditor Agreement shall otherwise contain (a) customary terms with respect to the Credit Facilities and New Secured Notes and (b) terms that are more protective of the Credit Facilities with respect to the Secured Convertible PIK Notes, consistent with the subordinated nature of the Secured Convertible PIK Notes.

Conditions Precedent:	The consummation of the transactions contemplated by this Term Sheet shall be subject to conditions precedent to be determined, including, without limitation, the occurrence of the effective date of a plan of reorganization of the Loan Parties on terms and conditions acceptable to the Administrative Agent, the Collateral Agent, the Lenders and the LC Issuer.

8

Representations and Warranties:	Usual and customary for financings of this type giving due regard to the representations and warranties set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries[, provided that additional representations and warranties regarding FCPA compliance to be agreed shall be included in the Credit Agreement].

Financial Covenants:	Minimum liquidity covenant (to be defined as cash on deposit in accounts subject to perfected lien in favor of Administrative for the benefit of the Lenders plus any availability under any Incremental Revolving Facility) of $[75,000,000], to be tested and reported on a quarterly basis unless liquidity is less than $[100,000,000] at which point liquidity shall be tested and reported on a monthly basis until liquidity is equal to or exceeds $[100,000,000] at which point the covenant shall again be tested and reported on a quarterly basis.[3]

Affirmative Covenants:

Usual and customary for financings of this type giving due regard to the affirmative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•    Quarterly Lender Calls shall be required

•    Periodic updates as and when reasonably requested with respect to any material investigations, litigation, arbitration or other dispute except to the extent that the provision thereof would violate any obligation of confidentiality binding upon, or waive any attorney-client privilege of, the Borrower, subject to parameters to be agreed

•    Reasonable access to management for all Lenders

•    Additional reporting shall be required as follows subject to reasonable limitations to be agreed:

•    periodic fleet report on a quarterly basis

•    thresholds for notices of litigation and environmental liabilities to be reduced and for notices of Asset Dispositions of Vessels and Involuntary Transfers to be reduced, in each case to levels to be agreed

•    additional reporting with respect to drilling contracts

•    There shall be no ability to transfer a partial interest in a Vessel other than to a Loan Party, unless the Required Lenders shall have otherwise consented

[3]	Note: Subject to satisfactory review of business plan and supporting documentation

9

•    All earnings from Vessels shall be required to be deposited into a blocked account and all cash of the Borrower and its Restricted Subsidiaries shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral Agent, subject to certain limited exceptions for (a) cash in foreign deposit accounts; provided that no foreign deposit account may have a cash balance greater than $5,000,000 at any time, and all foreign deposit accounts, collectively, may not have a cash balance greater than $25,000,000 in the aggregate at any time, in each case, for more than ten business days and any cash balances in excess of such limits shall be swept or deposited into accounts subject to deposit account control agreements in favor of Collateral Agent and (b) accounts used for funding payroll, payroll taxes and other compensation and benefits to employees.

Negative Covenants:

Usual and customary for financings of this type giving due regard to the negative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•    Permitted Liens concept shall be modified as follows:

•    Exception for liens on acquired Persons or assets shall be limited to liens securing certain Capital Leases and purchase money indebtedness provided that such liens were in existence prior to the contemplation of such acquisition

•    Basket for Liens securing Capital Leases to be reduced to $25,000,000

•    Basket for junior liens securing the Incremental Facility or Incremental Equivalent Debt

•    Basket for liens securing any Client Reimbursement Debt (as defined below) so long as such liens do not encumber any property of the Loan Parties other than the equipment acquired with the proceeds of such Client Reimbursement Debt

•    Basket for second priority Liens securing the New Secured Notes so long as such Liens are subject to the Intercreditor Agreement

10

•    Basket for third priority Liens securing the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet) so long as such Liens are subject to the Intercreditor Agreement

•    Liens on the Vantage Parent Assets purchased by the Borrower securing the Vantage Parent Secured Promissory Note (prior to conversion to equity)

•    Permitted Debt concept shall be modified as follows:

•    Additional basket for Debt incurred in lieu of an Incremental Facility (the “Incremental Equivalent Debt”) so long as (a) the conditions set forth under the heading “Incremental Facility” are satisfied and (b) such Debt is unsecured or secured on a junior lien basis

•    Exception for debt on acquired Persons or assets shall be limited to certain Capital Leases and purchase money indebtedness provided that such debt was in existence prior to the contemplation of such acquisition

•    Basket for Capital Leases to be reduced to $25,000,000

•    Additional basket for debt (the “Client Reimbursement Debt”) in an amount equal to the aggregate amount of committed client reimbursements for equipment mobilization expenditures, but limited to $50,000,000 per drillship and $25,000,000 per jackup

•    $75.0MM New Secured Notes on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

•    $750,000,000 mandatorily convertible third lien subordinated Debt issued to the term lenders and noteholders under the Borrower’s existing debt documents at the closing of the Restructuring for so long as such Debt has not been converted to equity in accordance with its terms, on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

11

•    Borrower not be permitted to merge with another Person or sell all or substantially all of its assets to another Person unless the Borrower is the survivor

•    Asset Sales covenant shall be modified as follows:

•    threshold for excluded transactions to be reduced to $1,000,000 individually and $5,000,000 in the aggregate during any twelve-month period

•    to permit Asset Sales, so long as:

•    receive FMV

•    at least 75% cash consideration (Designated Non-Cash Consideration capped at 5% of CTA)

•    100% of net proceeds are used to pay down term loan obligations, subject to reinvestment rights as described under the heading “Mandatory Prepayments” above

•    all such Asset Sales do not exceed an aggregate annual cap equal to a fixed equal to 5% of CTA, unless the Required Lenders shall have otherwise consented

•    to add a requirement that the drillships and jack-ups may not be sold other than to Loan Parties, unless the Required Lenders shall have otherwise consented

•    Investments covenant shall be modified as follows:

•    To permit additional Investments made with the proceeds of qualified equity issuances so long as the acquired assets are pledged as Collateral to the extent required under the terms of the Credit Agreement

•    No Investments outside of Borrower and its Restricted Subsidiaries in existence at consummation, subject to exceptions to be agreed

•    The Vantage Parent Secured Promissory Note in an amount to be agreed

12

•    No Restricted Payments by the Borrower shall be permitted other than

•    [Restricted Payments consistent with the Permitted Parent Payments and/or Permitted Operating Expenses and Tax Reimbursements concepts in the Existing Credit Agreement, in each case subject to reasonable limitations to be agreed][4]

•    Up to 50% of the Specified Proceeds may be used for Restricted Payments, so long as at least 50% of such Specified Proceeds are used to prepay the Loans

•    Transactions with Affiliates covenant to require delivery of fairness opinion if transaction involves aggregate consideration in excess of $25,000,000

•    The following additional negative covenants shall be included:

•    growth capital expenditures only permitted to the extent made with the proceeds of qualified equity issuances or made pursuant to customer contracts

•    acceptable flag jurisdictions to be limited to US, Liberia, Marshall Islands, Vanuatu, Bahamas and Panama

•    requirement to maintain certain classifications for Vessels

•    requirement to maintain ratings by one credit rating agency

•    limitations on junior debt prepayments and modification of debt instruments in a manner adverse to the Lenders

Events of Default:	Usual and customary for financings of this type giving due regard to the events of default set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, including, without limitation, a Judgment Default (as defined in the Restructuring Term Sheet) applicable to the Borrower and/or its Restricted Subsidiaries.

[4]	Note: Subject to review of the post-restructuring corporate structure and an understanding of the goods, taxes, services, operating expenses, franchise taxes, accounting, legal and administrative expenses that may be payable by other Persons but are attributable to the Borrower post-reorganization

13

Assignments and Participations:	Assignments and participations shall be subject to, so long as no payment or bankruptcy Event of Default shall exist, Borrower consent (not to be unreasonably withheld or delayed).

Counsel to the Administrative and Collateral Agents:	Latham & Watkins LLP

14

Addendum I—Pricing, Fees and Interest Rates

Interest Rates with respect to Advances:	L + 650 bps (50bps floor).

Letter of Credit Fees:	L + 550 bps (50bps floor).

Commitment Fees:	The Borrower agrees to pay a commitment fee, which shall accrue at 0.50% on the average daily unused amount of the commitment of the LC Issuer during the period from and including the Closing Date to but excluding the Maturity Date. Accrued commitment fees shall be payable quarterly in arrears and on the Maturity Date. All commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year, unless such calculation would exceed the highest lawful rate, in which case interest shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year.

Letter of Credit Fees:	Letter of Credit fees are due quarterly in arrears and on the Maturity Date to the LC Issuer. In addition, the Borrower shall pay the Administrative Agent for the account of the LC Issuer a fronting fee equal to the greater of (a) $500.00 and (b) 0.25% per annum per Letter of Credit. Letter of Credit fees will be calculated on the amount available for drawing of each Letter of Credit for the duration thereof.

Agency Fees:	TBD

15

Exhibit 2

TERMS OF 10% SENIOR SECURED SECOND LIEN NOTES DUE 2020

Term:	Description:[1]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	10% Senior Secured Second Lien Notes due 2020 (the “Notes”). The Notes are being issued pursuant to the rights offering contemplated by the Plan.

Principal Amount	$75.0 million, plus $1.125 million, to be issued in connection with the payment of the Backstop Commitment Premium

Issue Price	100% of the principal amount

Maturity Date	The Notes will mature on December 31, 2020, unless redeemed or repurchased in accordance with their terms.

Interest	The Notes will bear interest at a rate of 10% per annum, payable in cash. Interest on the Notes will be payable semiannually, in arrears. Interest on the Notes will accrue from their issue date.

Minimum Denominations	The Notes will be issued in minimum principal denominations of $1,000 and integral multiples of $1,000 in excess thereof.

No Sinking Fund	The Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters	The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured second lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (as defined below) (the “Subsidiary Guarantors”).

Security	The Notes and the Guarantees thereof will be secured by a second priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Amended and Restated Credit Facility (the “Credit Facility”) (and senior to the third priority lien securing the Secured Convertible PIK Notes and guarantees thereof), on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:[1]
Ranking

The Notes and the Guarantees of each Subsidiary Guarantor will:

•    be the Issuer’s and the Subsidiary Guarantors’ senior secured obligations;

•    rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ existing and future senior indebtedness, subject to the provisions of the Intercreditor Agreement;

•    rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ existing and future indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes) that is expressly subordinated in right of payment to the Notes;

•    be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness and third-priority senior secured indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes), to the extent of the value of the collateral securing the Notes and the Guarantees; and

•    be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Notes.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, without premium or penalty.

Mandatory Redemption Upon Event of Loss of a Vessel	Subject to the Intercreditor Agreement, upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Notes with proceeds received in respect of such loss at a redemption price for the Notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

Change of Control Offer	If the Issuer experiences a change of control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sale Offer	If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to invest in its business, or the Issuer must make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of each Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

2

Term:	Description:[1]
Certain Covenants

The Indenture, among other things, will limit the Issuer’s and any restricted subsidiary’s ability to:

•    pay dividends, redeem subordinated indebtedness or make other restricted payments;

•    incur or guarantee additional indebtedness or issue preferred stock;

•    create or incur liens;

•    incur dividends or other payment restrictions affecting restricted subsidiaries;

•    consummate a merger, consolidation or sale of all or substantially all of their assets;

•    enter into transactions with affiliates;

•    transfer or sell assets; and

•    engage in business other than their current business and reasonably related extensions thereof.

Such covenants will be subject to customary exceptions to be set forth in the Indenture and will be no more restrictive than the covenants in the Credit Facility.

Events of Default

The Indenture will include certain Events of Default, including:

(a)    Default in the payment of principal when the same becomes due and payable at maturity,

(b)    Default for 30 days or more in the payment, when due, of interest;

(c)    Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

(d)    the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

(e)    entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

(f)     failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes.

3

Term:	Description:[1]
Acceleration

Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may accelerate the Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Notes) in full in cash. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Notes (and any other amounts due in respect of the Notes) in full in cash.

Trustee	[ ][2]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

The Trustee will be determined by the Issuer and the Ad Hoc Committee.

4

Exhibit 3

TERMS OF STEP-UP SENIOR SUBORDINATED SECURED

THIRD LIEN CONVERTIBLE NOTES DUE 2030

Term:	Description:[1]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	1% / 12% Step-up Senior Subordinated Secured Third Lien Convertible Notes due 2030 (the “Secured Convertible PIK Notes”)

Principal Amount	$750.0 million

Issue Price	100% of the principal amount

Maturity Date	The Secured Convertible PIK Notes will mature on December 31, 2030, unless redeemed or repurchased in accordance with their terms.

Step-up Interest	During the first four years, 1%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. From and after the fifth year from the issue date through the Maturity Date, 12%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. At final maturity (or an earlier acceleration), all accrued and unpaid interest will be paid together with (and in the same form of payment as) principal.

Minimum Denominations	The Secured Convertible PIK Notes will be issued in minimum principal denominations of $1.00.

No Sinking Fund	The Secured Convertible PIK Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters

The Secured Convertible PIK Notes (including the New Common Shares issuable upon conversion thereof):

(a)    will be issued pursuant to the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, and applicable state securities laws provided by Section 1145 of the Bankruptcy Code, and

(b)    will not be listed for trading on any national securities exchange.

The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Secured Convertible PIK Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:[1]
Subordination	Subordinated in right of payment to the Amended and Restated Credit Revolving Facility (the “Credit Facility”) and the New Secured Notes).

Guarantees	The Secured Convertible PIK Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated secured third lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (the “Subsidiary Guarantors”).

Security	The Secured Convertible Notes and the Guarantees thereof will be secured by a third priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Credit Facility and the New Secured Notes, on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

Ranking

The Secured Convertible PIK Notes and the Guarantees of each Subsidiary Guarantor will:

•    be the Issuer’s and the Subsidiary Guarantors’ senior subordinated secured obligations;

•    be subordinated in right of payment to the Credit Facility and the New Secured Notes subject to the provisions of the Intercreditor Agreement;

•    rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ other existing and future senior indebtedness;

•    rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ future indebtedness that is expressly subordinated in right of payment to the Secured Convertible PIK Notes; and

•    be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness, to the extent of the value of the collateral securing the Secured Convertible PIK Notes and the Guarantees.

•    be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority and second-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility and the New Secured Notes), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Secured Convertible PIK Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Secured Convertible PIK Notes.

Term:	Description:[1]
Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Secured Convertible PIK Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Secured Convertible PIK Notes.

New Common Shares Stapled

The Secured Convertible PIK Notes will be “stapled” to the New Common Shares issuable to the Allowed Secured Term Loan Claim and Allowed Secured Notes Claim holders, pursuant to (and as defined in) the Plan, in units comprising [•] New Common Shares to each $1.00 principal amount of Secured Convertible PIK Notes, such that the units may not be separated and may only be traded together as single units.

The stapling of the notes and shares may take one of several different forms including, among others, the issuance of units in a trust formed for the sole purpose of holding the notes and shares.

Mandatory Conversion

The then outstanding principal amount of Secured Convertible PIK Notes, including any interest previously paid by increasing such principal amount (and any accrued and unpaid interest thereon, as of the date of conversion), may be converted into New Common Shares at the Conversion Price:

(a)    during the first three years after the issue date,

(i)     upon the agreement by a majority vote of holders of the Secured Convertible PIK Notes to convert into New Common Shares or

(ii)    upon the full and final resolution of all potential Investigation Claims (as defined herein) against the Issuer, the Issuer’s current subsidiaries, Vantage International Management Company Pte. Ltd., Vantage Energy Services, Inc., and Vantage Parent and Vantage Parent’s current subsidiaries (to the extent that the Issuer or any subsidiary of the Issuer may reasonably be expected to be liable for such claim against Vantage Parent or Vantage Parent’s current subsidiaries), as determined in good faith by the New Board of the Issuer (which determination shall require the affirmative vote of a supermajority of the non-management directors, which, for all purposes herein, shall mean 5 affirmative votes assuming that 6 directors are eligible to vote), and

(b)    from and after the third anniversary of the issue date through the Maturity Date, upon the approval of the New Board of the Issuer (which approval shall require the affirmative vote of a supermajority of the non-management directors).

Term:	Description:[1]

The Conversion Price shall be equal to $[•]/per New Common Share[2] (the “Conversion Price”).

The Subordinated Convertible PIK Notes, if not converted in full, may only be converted, at any time or from time to time, if a minimum of $125 million aggregate principal amount of the then outstanding Secured Convertible PIK Notes is so converted.

The Conversion Price will be subject to adjustment in certain circumstances as set forth in the Indenture (e.g., share splits or other fundamental changes in the New Common Shares).

The “Investigation Claim” shall mean any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time.

Amortization	No principal amortization will be required or permitted prior to maturity.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Secured Convertible PIK Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Mandatory Redemption

Subject to the terms of the Intercreditor Agreement:

(a)    Upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Secured Convertible PIK Notes with proceeds received in respect of such loss at a redemption price for the notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

(b)    If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to invest in its business, or the Issuer must make an offer to purchase a principal amount of the Secured Convertible PIK Notes equal to the excess net cash proceeds. The purchase price of each Secured Convertible PIK Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

[2]	Conversion Price will be set based on the valuation of the Plan.

Term:	Description:[1]

(c)    If the Issuer experiences a change of control, each holder of Secured Convertible PIK Notes will have the right to require the Issuer to repurchase all or any part of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Events of Default

The Indenture will include certain Events of Default, including:

(a)    Default in the payment of principal when the same becomes due and payable at maturity,

(b)    Default for 30 days or more in the payment, when due, of interest;

(c)    Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

(d)    the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

(e)    entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Secured Convertible PIK Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

(f)     failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Secured Convertible PIK Notes.

Acceleration	Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may accelerate the Secured Convertible PIK Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Secured Convertible PIK Notes) in full

Term:	Description:[1]

in cash, at the make-whole premium amount described below. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Secured Convertible PIK Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Secured Convertible PIK Notes (and any other amounts due in respect of the Secured Convertible PIK Notes) in full in cash, at the make-whole premium amount described below.

Make-whole premium	The Secured Convertible PIK Notes shall be subject to a make-whole premium (on customary terms and conditions) due and payable upon the occurrence of acceleration following an Event of Default (as defined herein) in the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Other Covenants	Additional covenants as are reasonable and customary in similar issuances of convertible PIK notes, including as to payment of principal and interest, payment of taxes, maintenance of corporate existence, continuation of business in current nature and reasonably related extensions thereof, restrictions on liens (other than customary permitted liens), and similar matters, which covenants shall be no more restrictive than corresponding covenants contained in the Credit Facility and the New Secured Notes. For the avoidance of doubt, the Secured Convertible PIK Notes will not be subject to any maintenance covenants.

Trustee	[ ][3]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

[3]	The Trustee will be determined by the Issuer and the Ad Hoc Committee.

Exhibit 4

Vantage Drilling Company

Summary Of Proposed Post-Emergence Compensation

November 30, 2015

Key MIP Terms

Qualified Liquidity Event (“QLE”)

•    Any of the following: (a) A transaction or series of related transactions pursuant to which any “person” (or group of persons) acquires more than 50% of the voting power of the Company’s then outstanding securities (other than transfers among the shareholders of the company at the time of recapitalization); (b) sale of all or substantially all of the company’s assets; or (c) Listing of 25% or more of the Company’s shares on public stock exchange, in aggregate; provided, however, that in the event of a listing of less than 50% (but greater than 25%) each participant has the right to defer the QLE until 50% of the equity is listed

Allocation	• Approximately $44.5 million in grant date value, subject to time- and performance-based vesting as outlined below

Vehicles Used	• RSU based on the value a unit of Secured Convertible PIK Notes and Common Equity

Vesting Schedule

•    30% time-based, vesting ratably annually over 4 years

•    In the event of a QLE within the first two years of recapitalization with a value of less than 2.0X TEV, 50% of the time-based RSUs to accelerate and vest

•    In the event of a QLE after the second anniversary of the recapitalization, management to vest according to the schedule set forth above

•    For example, in the event of a QLE of less than 2X TEV on the third anniversary of the recapitalization, management to vest in 75% of the time-based RSUs

•    In the event of a QLE at any time with a value of 2X TEV or greater, 100% of the time-based RSUs to accelerate and vest

•    70% performance-based, as follows:

•    0% to vest absent an QLE of less than 1.5X Total Enterprise Value (“TEV”)

•    10% to vest upon a QLE at 1.5X TEV

•    25% to vest upon a QLE at 2X TEV

•    50% to vest upon a QLE at 2.5X TEV

•    75% to vest upon a QLE at 3X TEV

•    100% to vest upon a QLE at 4X (or greater) TEV

•    Straight-line interpolation between these points

Note: Any reinvestment of the Petrobras arbitration award will be excluded from the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest upon a QLE. However, excess cash from operations generated above the beginning excess cash of $150 million (excess cash at Plan value) to be included in the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest.

Dividends

•    Unvested time-based RSUs to accrue dividend equivalents, paid upon settlement Vested RSUs receive a proportionate share of dividends paid with respect to common shares

•    Customary anti-dilution protection to be agreed upon with regard to any special dividends

Monetization Of Compensatory RSUs

•    Monetization to be earliest dates possible in accordance with applicable tax law and to be finalized in later documentation; provided it will not occur until at least one of the QLE elements or the 7th anniversary of grant has occurred.

Restrictive Covenants

•    Long-term incentive participants will be bound by typical restrictive covenants, including, but not limited to, non-competition, non-solicitation, non-disclosure, non-disparagement

•    Non-compete/non-solicitation duration to be determined from the date of termination through the specified term

•    For clarity, if an executive were to be terminated on January 1, 2016, the period of non-competition/non-solicitation would commence on January 1, 2016

Projected Value

•    Upon a QLE equal to at least 1.50X TEV, equity to yield between $15.0 million and $25.2 million, depending upon the timing of the QLE

•    Upon a QLE equal to at least 1.75X TEV, equity to yield between $21.8 million and $33.8 million to management, depending upon timing of the QLE

•    Upon a QLE equal to at least 2.00X of TEV, management yield to be approximately $43.6 million

•    Upon a QLE equal to at least 2.5X of TEV, management yield to be approximately $75.1 million

•    Upon a QLE equal to at least 3.00X of TEV, management yield to be approximately $114.9 million

•    Upon a QLE equal to at least 4.00X of TEV, management yield to be approximately $186.6 million

Petrobras Litigation Participation

•    Management to be awarded 3.25% of the net proceeds of any arbitration award in connection with the Petrobras litigation, award to be granted in cash or restricted stock (“RS”) at the sole discretion of the Board of Directors

•    Award (either cash or RS) to be subject to the same time-vesting schedule as the “emergence” time-based RSU grants (four-year ratable annual vesting)

•    For example, if there is an arbitration award at the two-year anniversary of the recapitalization, 50% of the award would be vested upon the date of grant

•    Individual grants made in connection with the Petrobras arbitration award, if granted in RS, may be “net settled” to cover the income taxes due upon the delivery of the vested RS, subject to any credit agreement restrictions

•    Executives also may net settle upon each future vesting event to cover any income tax obligations (if awards are granted in RS), subject to any credit agreement restrictions

Note: The arbitration award will be dividended out as a special dividend; however, and may be re-invested (in total or in part) at the election of the Board of Directors at no less than the then fair market value. As stated above under “Vesting Schedule” any amounts reinvested at the time of reinvestment (with no adjustment or discounting of such amount) will be excluded from the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest upon a QLE.

Monetization of “Petrobras” RS

•    Monetization to be earliest dates possible in accordance with applicable tax law and to be finalized in later documentation, provided it will not occur until at least one of the QLE elements or the 7th anniversary of grant has occurred.

Non-Compete

•    Non-compete period of 12 months from date of departure/severance/etc.; provided, however, that in the event of a sale of all or substantially all of the assets or equity, the non-compete no longer applies

Other Terms	• Market competitive, to be detailed later

EXHIBIT B

BACKSTOP AGREEMENT

AMONG

OFFSHORE GROUP INVESTMENT LIMITED

AND

CERTAIN HOLDERS OF SENIOR TERM LOANS AND SENIOR SECURED NOTES

Dated as of December [•], 2015

i

INDEX OF DEFINED TERMS

Ad Hoc Committee	4
Affiliate	30
Agreement	1
Antitrust Laws	17
Backstop Commitments	3
Backstop Order	4
Backstop Premium	3
Backstop Premium Consideration	4
Bankruptcy Code	1
Bankruptcy Court	1
Benefit Plans	14
Business Day	2
Chapter 11 Cases	1
Chosen Courts	30
Company	1
Company Benefit Plans	14
Competing Transaction	20
Confirmation Order	1
Debtors	1
Disclosure Statement	16
Disclosure Statement Order	16
Environmental Law	11
ERISA	14
ERISA Affiliate	15
Exchange Act	8
Exchange Act Documents	8
FCPA	10
Financial Statements	8
Hazardous Materials	11
HSR Act	17
Indemnified Claim	26
Indemnified Person	26
Indemnifying Party	26
Indenture	1

Intellectual Property Rights	13
Investor Percentages	1
Investors	1
knowledge of	10
Liens	7
Losses	26
Material Adverse Effect	5
Material Contracts	12
Parent	5
Parent Companies	8
Parent Company	8
Petition Date	1
Plan	2
Plan Effective Date	1
Purchase Notice	3
Purchase Price	1
Related Purchaser	5
Requisite Investors	2
Restructuring Support Agreement	2
Restructuring Term Sheet	1
Right	1
Rights Expiration Time	2
Rights Offering	1
Rights Offering Notes	1
Satisfaction Notice	3
SEC	8
Secured Notes	1
Securities Act	15
Subscription Agent	2
Subscription Form	2
Taxes	13
Transaction Expenses	4
Unsubscribed Notes	1
Vantage Companies	5

ii

BACKSTOP AGREEMENT

BACKSTOP AGREEMENT (this “Agreement”), dated as of December [•], 2015, among Offshore Group Investment Limited (the “Company”), an exempted company incorporated with limited liability in the Cayman Islands, and each of the undersigned parties identified on the signature pages hereto (collectively, the “Investors”).

WHEREAS, the Company, its subsidiaries and certain of its affiliates (collectively, the “Debtors”) have filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”);

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 7 and Section 8, the Company proposes to offer and sell the Secured Notes as part of a rights offering (the “Rights Offering”), whereby holders of an Allowed Secured Term Loan Claim or an Allowed Secured Notes Claim (each as defined in the Restructuring Term Sheet) as of the record date set for the Rights Offering (the “Eligible Holders”) shall be offered a non-transferable right (each, a “Right”) to purchase up to such Eligible Holder’s pro rata portion of the Secured Notes (the “Rights Offering Notes”) for the purchase price equal to the principal amount of such notes so acquired (the “Purchase Price”), which shall be issued on the Effective Date (as defined in the Restructuring Term Sheet) (the “Plan Effective Date”). For purposes of this Agreement, “Secured Notes” shall mean the 10.0% Senior Secured Second Lien Notes due December 31, 2020 of the Company issued pursuant to the Indenture in an aggregate principal amount of $75,000,000, the documentation for which shall be in form and substance reasonably acceptable to the Company and the Requisite Investors and shall have the terms therefor substantially as described in the Restructuring Term Sheet and “Indenture” shall mean the indenture among the Company, as issuer, the guarantors party thereto, and the trustee party thereto governing the Secured Notes, dated as of the Plan Effective Date;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each Investor, severally and not jointly, has agreed to purchase, on the Plan Effective Date, and the Company agrees to sell to such Investor, at the Purchase Price, such Investor’s percentage, as set forth on Exhibit A (the “Investor Percentages”), of the total amount of the Rights Offering Notes minus the amount of Rights Offering Notes for which subscription rights were validly exercised and the Purchase Price therefor has been paid, if applicable, on or before the Rights Expiration Time (as hereinafter defined) in the Rights Offering (such remaining Rights Offering Notes, in the aggregate, the “Unsubscribed Notes”);

WHEREAS, the Company will conduct the Rights Offering pursuant to a pre-packaged plan of reorganization, to be filed in connection with the Debtors’ Chapter 11 Cases, reflecting the terms and conditions set forth in the term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”), and on such other terms and conditions that are otherwise mutually satisfactory to the Company and the Requisite Investors and approved by the Debtors (the “Plan”). For purposes of this Agreement, “Requisite Investors” shall mean those Investors holding a majority of the Backstop Commitments (as hereinafter defined) held by all Investors, and;

WHEREAS, certain creditors of the Company have entered into a Restructuring Support Agreement, dated as of the date hereof (the “Restructuring Support Agreement”), pursuant to which such parties have agreed to, among other things, vote in favor of the Plan.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:

1.	The Rights Offering. The Rights Offering will be conducted in accordance with the Rights Offering procedures attached hereto as Exhibit C and as follows:

(a) Subject to the terms and conditions of this Agreement, the Company hereby undertakes to offer Rights Offering Notes for subscription by holders of Rights pursuant to the Plan as set forth in this Agreement.

(b) In connection with the Plan, the Company shall issue Rights to purchase the Rights Offering Notes. Each Eligible Holder as determined by the Company will receive a Right to purchase, at the Purchase Price, up to its pro rata share (to be calculated as the proportion that an Eligible Holder’s Allowed Secured Term Loan Claim or Allowed Secured Notes Claim bears to the aggregate of all Allowed Secured Term Loan Claims and Allowed Secured Notes Claims as of December 7, 2015, rounded down to the nearest dollar).

(c) Following the Petition Date, the Company will provide, or cause to be provided, to each Eligible Holder a subscription form (the “Subscription Form”), whereby each Eligible Holder may exercise its Right in whole or in part. The Rights may be exercised during a period specified in the order approving the Rights Offering, which period will commence on the date the Subscription Forms are distributed and will end at the Rights Expiration Time. For purposes of this Agreement, the “Rights Expiration Time” means 5:00 p.m. New York City time on such date that is specified in the order approving the Rights Offering, or, if by permitted by the order approving the Rights Offering, such other date as the Company, subject to the approval of the Requisite Investors (which shall not be unreasonably withheld, conditioned or delayed), may specify in a notice provided to the Investors before 9:00 a.m. New York City time on the Business Day before the then-effective Rights Expiration Time. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. The Plan shall provide that in order to exercise a Right, each Eligible Holder shall, prior to the Rights Expiration Time, (x) return a duly executed Subscription Form to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) and (y) pay an amount equal to the full Purchase Price of the aggregate principal amount of Secured Notes elected to be purchased by such Eligible Holder by wire transfer of immediately available funds prior to the Rights Expiration Time to an account established by the Subscription Agent for the Rights Offering.

2

(d) The Company will issue the Rights Offering Notes to the Eligible Holders with respect to which Rights were validly exercised by such Eligible Holders upon the Plan Effective Date. The portion of the Rights Offering Notes issued to each Eligible Holder pursuant to the preceding sentence shall be in an amount rounded down to the nearest dollar.

(e) If the Subscription Agent for any reason does not receive from an Eligible Holder both a timely and duly completed Subscription Form and timely payment for the Rights Offering Notes being purchased by such Eligible Holder, the Plan shall provide that, unless otherwise approved by the Company and the Requisite Investors, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(f) The Company hereby agrees and undertakes to give the Investors by email and facsimile transmission the certification by an authorized signatory of the Company conforming to the requirements specified herein for such certification of either (i) a true and accurate calculation of the aggregate principal amount of Unsubscribed Notes, and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Notes, the fact that there are no Unsubscribed Notes and that the Backstop Commitments are terminated (a “Satisfaction Notice”) as soon as practicable after the Rights Expiration Time but in no event less than three (3) Business Days before the Plan Effective Date. The Company agrees to promptly provide any written backup, information and documentation relating to the information contained in the applicable Purchase Notice as any Investor may reasonably request.

(g) On and subject to the terms and conditions hereof, including entry of the Backstop Order by the Bankruptcy Court, each Investor agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and to duly purchase all Rights Offering Notes issuable to it pursuant to such exercise, in accordance with the rights offering procedures related to the Rights Offering, Restructuring Term Sheet and the Plan, including the rights offering procedures approved by the Bankruptcy Court; provided that any Investor who fails to comply with such obligations (i) shall be liable to the Company and each other Investor that has complied with such obligations and (ii) shall not be entitled to any Backstop Premium or reimbursement of Transaction Expenses as provided hereunder.

2.	The Backstop Commitments.

(a) On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7 and Section 8, each of the Investors, severally and not jointly, agrees to purchase, on the Plan Effective Date, and the Company agrees to sell and issue to such Investor, at the Purchase Price therefor, its Investor Percentage (as set forth on Exhibit A) of the aggregate principal amount of all Unsubscribed Notes as of the Rights Expiration Time (the “Backstop Commitments”). The Backstop Commitments of the Investors are several, not joint, obligations of the Investors, such that no Investor shall be liable or otherwise responsible for the Backstop Commitments of any other Investor.

(b) On the basis of the representations and warranties herein contained, but subject to the entry of the Backstop Order, to compensate the Investors for the risk of their undertakings herein, the Company will pay to the Investors, in the aggregate, on the Plan Effective Date, a nonrefundable backstop premium in an amount equal to $2,250,000 (the “Backstop Premium”),

3

one-half of which will be paid in cash and one-half of which will be paid in Secured Notes (the “Backstop Premium Consideration”) free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights. The Backstop Premium Consideration shall be allocated among the Investors based on the Investor Percentages (as set forth on Exhibit A) of the Unsubscribed Notes that each Investor has agreed to backstop.

(c) Subject to the entry of the Backstop Order, which order shall approve this Section 2(c), upon consummation of the Plan, the Company will reimburse or pay, as the case may be, the documented out-of-pocket expenses reasonably incurred by the Investors (whether prior to or after the date hereof) up to an aggregate amount of $500,000 (collectively, “Transaction Expenses”), including all reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, as counsel to an ad hoc committee of holders of the Secured Term Loans and Secured Notes (the “Ad Hoc Committee”), PJT Partners LP, as financial advisor to the Ad Hoc Committee, Kobre & Kim LLP, as Cayman counsel to the Ad Hoc Committee, Delaware counsel for the Ad Hoc Committee, any local, maritime, or foreign counsel to the Ad Hoc Committee, and any other financial or other advisor or consultant to the Investors, in connection with the negotiation, preparation and implementation of this Agreement, the Indenture, Intercreditor Agreement (as defined in the Restructuring Term Sheet), the Definitive Documents (as defined in the Restructuring Support Agreement) and the transactions contemplated hereby.

(d) The provisions for the payment of the Backstop Premium and reimbursement and payment of the Transaction Expenses are an integral part of the transactions contemplated by this Agreement and without these provisions, the Investors would not have entered into this Agreement, and the Backstop Premium and Transaction Expenses shall, pursuant to the Backstop Order, constitute allowed administrative expenses under the Bankruptcy Code. The Backstop Premium shall be fully earned upon entry of an order by the Bankruptcy Court authorizing the Debtors’ performance of their obligations under this Agreement (the “Backstop Order”) and shall, regardless of the aggregate principal amount of Unsubscribed Notes, if any, actually purchased, be paid by the Company on the Plan Effective Date by issuing and delivering the Backstop Premium Consideration. Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Section 10(a), any of Sections 10(b)(i) through 10(b)(iii) or any of Sections 10(b)(vi) through 10(b)(x), the Backstop Premium and Transaction Expenses shall be paid entirely in cash as set forth in Section 10(d).

(e) The Investors severally, and not jointly, agree to purchase on the Plan Effective Date, and the Company will sell, their respective Backstop Commitments calculated with only the amount of Unsubscribed Notes as are listed in the Purchase Notice, without prejudice to the rights of the Company or the Investors to seek later an upward or downward adjustment if such amount of Unsubscribed Notes in such Purchase Notice is inaccurate.

(f) Delivery of the Unsubscribed Notes will be made by the Company to each Investor on the Plan Effective Date against payment on such date of the Purchase Price by such Investor for its Investor Percentage of the Backstop Commitments by wire transfer of immediately available funds to the account specified by the Company to each Investor at least twenty four (24) hours in advance. All Rights Offering Notes, Unsubscribed Notes and the Backstop Premium Consideration will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

4

(g) Each Investor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Plan Effective Date that some or all of its Rights Offering Notes, Unsubscribed Notes or Backstop Premium Consideration be issued and delivered in the name of, and delivered to, one or more of its Affiliates or funds or accounts that are managed by such Investor or its Affiliates (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Investor and each Related Purchaser, (ii) specify the aggregate principal amount of Rights Offering Notes and Unsubscribed Notes and amount of Backstop Premium Consideration to be delivered to or issued in the name of each such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 4(d)-(j) as applied to such Related Purchaser; provided that no such designation pursuant to this Section 2(g) shall relieve such Investor from its obligations under this Agreement.

3. Representations and Warranties of the Company. Except as set forth in the schedules hereto, the Company represents and warrants to, and agrees with, the Investors as set forth below, and except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. All representations and warranties with respect to Vantage Drilling Company, an exempted company incorporated with limited liability in the Cayman Islands (“Parent”), are made as of the Petition Date.

(a) Organization and Qualification. The Company and each of its direct and indirect subsidiaries (collectively, the “Vantage Companies”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Vantage Companies is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of fact that, individually or in the aggregate, is material and adverse to (i) the business, assets, properties, results of operations or financial condition of the Vantage Companies (taken as a whole) or (ii) the ability of the Debtors, subject to the approvals and other authorizations set forth in Sections 3(g)(i) and (ii), to consummate the transactions contemplated by this Agreement or the Plan, other than the commencement of the Chapter 11 Cases, and other than, with respect to clauses (i) and (ii), the effect: (A) of any change after the date hereof in the general business, market, financial, economic, capital markets or regulatory conditions affecting the industries, regions and markets in which the Vantage Companies operate; (B) of any change after the date hereof arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening after the date hereof of any such hostilities, acts of war, sabotage or terrorism or military actions; (C) of any changes after the date hereof in applicable laws or accounting rules; (D) resulting from the filing of the

5

Chapter 11 Cases, any reasonably anticipated effects thereof or from any action approved by the Bankruptcy Court; (E) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; or (F) resulting from any act or omission of any of the Vantage Companies taken with the prior written consent of the Requisite Investors; provided, that the exceptions set forth in clauses (A), (B) and (C) shall not apply to the extent such event is disproportionately adverse to the Vantage Companies as compared to other companies in the industries in which the Vantage Companies operate.

(b) Power and Authority.

(i) The Company has, and in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, to the extent a party thereto, will have, the requisite company power and authority to enter into, execute and deliver this Agreement, the Indenture, Intercreditor Agreement and the Definitive Documents and, subject to entry of the Backstop Order and Confirmation Order, as applicable, to perform its obligations hereunder and thereunder, including the issuance and delivery of the Rights, the Rights Offering Notes, the Unsubscribed Notes and the Backstop Premium Consideration. The Company has taken, and in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, to the extent a party thereto, will take, all necessary company action required for the due authorization, execution, delivery and performance by it of this Agreement, the Indenture, Intercreditor Agreement and the Definitive Documents, including the issuance and delivery of the Rights, the Rights Offering Notes, the Unsubscribed Notes and the Backstop Premium Consideration.

(ii) The Debtors have the requisite company power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order, to perform their obligations thereunder, and have taken all necessary company action required for the due authorization, execution, delivery and performance by them of the Plan.

(c) Execution and Delivery; Enforceability.

(i) This Agreement, the Indenture, the Intercreditor Agreement and the Definitive Documents have been, or in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, will be, duly and validly executed and delivered by the Company, to the extent a party thereto, and, subject to entry of the Backstop Order, constitute or will constitute, as applicable, the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, to the extent a party thereto.

(ii) The Plan will be duly and validly filed with the Bankruptcy Court by the Debtors in accordance with Section 5(a) and, upon entry of the Confirmation Order, will constitute the valid and binding obligation of the Debtors, enforceable against them in accordance with its terms.

6

(d) Authorized Capital. Upon the Plan Effective Date, the authorized, issued and outstanding capital of the Company will conform to the descriptions set forth in the Plan and Disclosure Statement, and no shares of capital will be authorized, issued or outstanding except as set forth in the Plan and Disclosure Statement. Upon the Plan Effective Date, neither Parent nor the Company will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (ii) obligates Parent or the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or (iv) relates to the voting of any shares of capital stock of the Company.

(e) Issuance and Delivery; Indenture.

(i) Each of the Indenture and the Secured Notes has been duly and validly authorized by the Company. When the Secured Notes are paid for pursuant to the Rights Offering and this Agreement and delivered, each of the Indenture and the Secured Notes will have been duly executed, issued and delivered by the Company, and the Indenture and the Secured Notes will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and the discretion of any court before which any proceeding therefore may be brought and entitled to the benefits provided by the Indenture.

(ii) The distribution of the Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance and delivery of the Backstop Premium Consideration to be paid to the Investors hereunder, will have been duly and validly authorized and, when the Backstop Premium Consideration is issued and delivered to the Investors hereunder, will be duly and validly issued and delivered, and free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights. For purposes of this Agreement, “Liens” shall mean any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, pledge, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in Sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

(f) No Conflict. The distribution of the Rights, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Notes upon exercise of the Rights, the consummation of the Rights Offering by the Company, the sale, issuance and delivery of the Unsubscribed Notes and Backstop Premium Consideration pursuant to the terms hereof, and the execution and delivery (and, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement, the Plan, the Indenture, Intercreditor Agreement and the Definitive Documents and compliance by them with

7

all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby (including compliance by the Investors with their respective obligations hereunder and thereunder): (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of Parent and each of its direct and indirect subsidiaries (each, a “Parent Company” and collectively, the “Parent Companies”) is a party or by which any Parent Company is bound or to which any of its respective properties or assets are subject; (ii) will not result in any violation of the provisions of the organizational documents of Parent or the Company; and (iii) assuming the accuracy of the Investors’ representations and warranties in Section 4, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over any Parent Company or any of its respective properties, except in any such case described in clause (i) or clause (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and except in any such case described in clause (i), filings, if required, with respect to and the expiration or termination of the waiting period under the HSR Act relating to the exercise of the Rights and purchase of Unsubscribed Notes by the Investors.

(g) Consents and Approvals. Assuming the accuracy of the Investors’ representations and warranties in Section 4, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over any Parent Company or any of its properties is required for the distribution of the Rights, the sale, issuance and delivery of the Rights Offering Notes upon exercise of the Rights, the issuance, sale and delivery of Unsubscribed Notes and Backstop Premium Consideration to the Investors hereunder, the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Plan, the Indenture, Intercreditor Agreement or the Definitive Documents and performance of and compliance by them with all of the provisions hereof and thereof (including payment of the Backstop Premium and Transaction Expenses of the Investors as required hereby) and the consummation of the transactions contemplated hereby and thereby, to the extent a party thereto, except (i) the entry of the Confirmation Order and the Backstop Order, (ii) filings with respect to, and the expiration or termination of the waiting period under, the HSR Act relating to the purchase of Unsubscribed Notes by the Investors, if required and (iii) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h) Financial Statements. The financial statements and the related notes thereto of Parent and its consolidated subsidiaries (the “Financial Statements”) included or incorporated by reference in the documents filed by Parent with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) since January 1, 2015 (the “Exchange Act Documents”), as of the date such Exchange Act Documents became effective or were filed with the SEC, as the case may be, and, if amended, as of the date of the last such amendment, present fairly in all material respects the consolidated financial position of Parent and its subsidiaries as

8

of the dates indicated and the results of their operations and their cash flows for the periods specified. Such Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents).

(i) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2015 included in the Financial Statements, no Parent Company had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Exchange Act Documents. The Exchange Act Documents, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2014, Parent has filed and furnished all reports, schedules, forms and statements with the SEC required to be so filed or furnished. None of the Parent Companies other than Parent is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Exchange Act Documents. To the knowledge of the Company, none of the Exchange Act Documents is the subject of ongoing SEC review or investigation.

(k) No Violation.

(i) Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, no Parent Company is, or since January 1, 2014 has been, in violation of any law or statute or any judgment, order, code, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Parent Company possesses all licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate governmental entities that are necessary for the ownership or lease of its respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

9

Effect. No Parent Company has received notice of any revocation or modification of any such license, certificate, permit or authorization, and the Company has no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Money Laundering Laws. Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, the operations of the Parent Companies are and, since January 1, 2014 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Parent Companies operate (and the rules and regulations promulgated thereunder) and any related or similar laws and no material legal proceeding by or before any governmental entity or any arbitrator involving the Parent Companies with respect to such laws is pending or, to the knowledge of the Company, threatened.

(iii) Sanctions Laws. Neither the Parent Companies nor, to the knowledge of the Company, any of their respective directors, officers, employees or other persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(iv) Foreign Corrupt Practices Act. Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, none of the Company or the Parent Companies has knowledge of any actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States (collectively, the “FCPA”), by the Company or the Parent Companies, or any of their respective officers, directors, agents, distributors, employees or any other person acting on behalf of the Company or the Parent Companies. The Parent Companies have established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

(l) Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which any Parent Company is or may be a party or to which any property of a Parent Company is or may be the subject that, in each case, in any manner draws into question the validity or enforceability of this Agreement, the Plan, the Indenture, Intercreditor Agreement or

10

the Definitive Documents or that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “knowledge of” any of the Parent Companies or Vantage Companies means the actual knowledge, after reasonable inquiry, of Douglas G. Smith.

(m) No Broker’s Fees. Except for Lazard Frères & Co. LLC and PJT Partners, whose engagement details have been provided to the Investors prior to the date hereof, no Parent Company is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any Parent Company or the Investors for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights, the Rights Offering Notes, the Unsubscribed Notes or the Backstop Premium Consideration.

(n) Absence of Certain Changes. Since September 30, 2015, no change, event, circumstance effect, development, occurrence or state of facts has occurred or exists that have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by any Parent Company, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Parent Company, (ii) each Parent Company is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for the use, ownership or lease of its respective properties and the conduct of the business, (iii) to the knowledge of the Company, no Hazardous Materials are located at, on or under any property currently owned, operated or leased by any Parent Company that would reasonably be expected to give rise to any cost, liability or obligation of the Parent Companies under any Environmental Laws (for the avoidance of doubt, the parties acknowledge that the Parent Companies store and utilize Hazardous Materials in the ordinary course of business), (iv) no Hazardous Materials have been released by any Parent Company at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Parent Company under any Environmental Laws, and (v) there are no agreements in which any Parent Company has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Investors prior to the date hereof. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.

11

(p) Material Contracts. All Material Contracts of the Vantage Companies are valid, binding and enforceable by and against the Vantage Companies (except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability), and no written notice to terminate, in whole or part, any such contract has been delivered to the Vantage Companies. Other than as a result of the filing of the Chapter 11 Cases, neither the Vantage Companies nor, to the knowledge of the Company, any other party to any such material contract, is in material default or breach under the terms thereof. For purposes of this Agreement, “Material Contracts” means all (i) “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any Vantage Company is a party and (ii) agreements, contracts, memorandum of understanding or other obligation (including any amendments thereto), whether written or oral, providing for payment or other obligations of more than $25,000,000 in the aggregate.

(q) Internal Control Over Financial Reporting. Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To the knowledge of the Company, there are no material weaknesses in Parent’s internal control over financial reporting as of the date hereof.

(r) Title to Property.

(i) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Vantage Companies have good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Vantage Companies and (B) such properties, (x) are in the possession or control of the applicable Vantage Company, as appropriate; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(ii) Leased Real Property. Each Vantage Company has complied with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Vantage Company enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

12

(s) Insurance. Each of the Parent Companies has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Parent Companies have been paid. As of the date hereof, to the knowledge of the Company, no Parent Company has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Parent Companies of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

(t) Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Parent Company owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, none of the Parent Companies nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by such Parent Company, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(u) No Undisclosed Relationship. No relationship, direct or indirect, exists between or among any of the Parent Companies, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Parent Companies, on the other hand, that is required by the Exchange Act to be described in Parent’s filings with the SEC and that are not so described in such filings, except for the transactions contemplated by this Agreement.

(v) Investment Company Act. No Parent Company is an “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the U.S. Investment Company Act of 1940, as amended. Neither the entry into this Agreement, the Indenture, Intercreditor Agreement, the Definitive Documents or the Plan, nor the application of the proceeds nor the consummation of the other transactions contemplated hereby or thereby, will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

(w) Taxes.

(i) Each Parent Company has paid all material income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a governmental authority, including interest and penalties thereon (“Taxes”) imposed on it or its assets, business or properties. Each Parent Company has timely filed all material returns, information statements or reports required to be filed with any governmental authority with respect to Taxes.

13

(ii) There are no material Liens for Taxes on any asset of any Parent Company other than liens for Taxes not yet delinquent or for Taxes contested in good faith by appropriate proceedings.

(iii) No Parent Company has any liability for any material amount of Taxes of any other person or entity (other than another Parent Company), either by operation of law, by contract or as a transferee or successor. No Parent Company is a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement entered into in the ordinary course of business consistent with past practice (such as a lease or a license) the principal purpose of which is not the sharing, assumption or indemnification of Tax) that is not another Parent Company.

(iv) As of the date hereof, no Vantage Company has received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

(x) Employees; Benefit Plans.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to any Vantage Company, no Parent Company nor any ERISA Affiliate sponsors, maintains, has adopted, contributes to, is required to contribute to, or has any liability or obligation of any nature whatsoever (whether contingent or otherwise) with respect to, any Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (including the withdrawal liability provisions thereof) (“ERISA”).

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all Company Benefit Plans comply and have complied in both form and operation in with their terms and all applicable laws and legal requirements.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened actions, suits, audits, investigations, claims or proceedings against or relating to any Company Benefit Plan, other than routine claims for benefits thereunder.

(iv) Each Parent Company is in compliance with all laws and legal requirements in respect of personnel, employment and employment practices, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Benefit Plans” means any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), any bonus or incentive compensation plan,

14

severance pay plan, deferred compensation arrangement, executive compensation or supplemental income arrangement, consulting agreement, or employment agreement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements; “Company Benefit Plans” means any Benefit Plan adopted, entered into, sponsored, maintained, contributed to, or required to be contributed to by any Parent Company for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for any Parent Company in connection with such services, or any such plans which have been so adopted, entered into, sponsored, maintained, contributed to, or required to be contributed to by any Parent Company presently or at any time within the preceding six years; and “ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA), which together with any Parent Company, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended or Section 4001(a)(14) or 4001(b)(i) of ERISA.

4. Representations and Warranties of the Investors. Each of the Investors severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a) Formation. Such Investor has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b) Power and Authority. Such Investor has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Investor and, subject to entry of the Backstop Order, and assuming due and valid execution hereof by the Company, constitutes its valid and binding obligation, enforceable against such Investor in accordance with its terms.

(d) Securities Laws Compliance. The Unsubscribed Notes and Backstop Premium Consideration will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations of the SEC thereunder (the “Securities Act”) or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e) Purchase Intent. Such Investor is acquiring Unsubscribed Notes and Backstop Premium Consideration for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Unsubscribed Notes or Backstop Premium Consideration or any part thereof. Such Investor understands that such Investor must bear the economic risk of this investment indefinitely, unless the Unsubscribed Notes and Backstop Premium Consideration are registered pursuant to the Securities Act or an exemption from such registration is available, and further understands that the Company has no present intention of registering the resale of any Unsubscribed Notes or Backstop Premium Consideration.

15

(f) Investor Status. Such Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(g) Reliance on Exemptions. Such Investor understands that the Unsubscribed Notes and Backstop Premium Consideration are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of United States federal securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire Unsubscribed Notes and Backstop Premium Consideration.

(h) Sophistication. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Notes and Backstop Premium Consideration to be acquired hereunder. Such Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Unsubscribed Notes and Backstop Premium Consideration for an indefinite period of time) and is able to afford a loss of its investment in the Unsubscribed Notes and Backstop Premium Consideration.

(i) Access to Information. Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Parent Companies and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

(j) Legend. Such Investor understands that the Unsubscribed Notes and Backstop Premium Consideration acquired by it under this Agreement shall bear a customary Securities Act legend.

5. Additional Covenants of the Company. The Company agrees with the Investors as follows:

(a) Plan and Disclosure Statement. The Debtors shall (i) file as soon as practicable after the Petition Date, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance mutually satisfactory to the Company and the Requisite Investors, and that is consistent in all material respects with the Restructuring Term Sheet and in form and substance mutually satisfactory to the Requisite Investors and the Company; (ii) seek the entry of an order by the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Investors and the Company, approving the Disclosure Statement (the “Disclosure Statement Order”) as soon as practicable after the Petition Date; and (iii) seek the entry of a Confirmation Order, Cash Collateral Order (as defined in the Restructuring Support Agreement) and Backstop Order by the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Investors and the Company, as soon as practicable. The Debtors will, not later than four (4) Business Days prior to the filing thereof, provide to the Investors and their counsel a draft copy of the Plan and the Disclosure Statement (together with any proposed amendment, modification, supplement or change thereto) and any other filing with the Bankruptcy Court to be made pursuant to this Agreement and shall afford

16

the Investors and their counsel a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. In addition, the Debtors will, not later than four (4) Business Days prior to the filing thereof, provide to the Investors and their counsel a draft copy of the Disclosure Statement Order, Confirmation Order, Cash Collateral Order and Backstop Order (together with copies of any briefs, pleadings and motions related thereto) and shall afford the Investors and their counsel a reasonable opportunity to review and comment on such orders prior to such orders being filed with the Bankruptcy Court.

(b) Rights Offering. The Company shall effectuate the Rights Offering in accordance with the Plan.

(c) Unsubscribed Notes. The Company shall determine the aggregate principal amount of Unsubscribed Notes, if any and, in good faith, provide a Purchase Notice or a Satisfaction Notice that accurately reflects the amount of Unsubscribed Notes as so determined and provide to the Investors a certification by the Subscription Agent of the Unsubscribed Notes or, if such certification is not available, such written backup to the determination of the Unsubscribed Notes as the Investors may reasonably request.

(d) Approvals. Except as set forth in this Agreement or with the prior written consent of the Requisite Investors, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Investors as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. The Company shall promptly notify the Investors (and furnish to them copies of) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Investors in advance to the extent permitted by applicable law and gives the Investors a reasonable opportunity to attend and participate thereat. The Company shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

(e) New Board of Directors. The Company shall cause the board of directors of each of the reorganized Debtors to be constituted as described in the Restructuring Term Sheet.

17

(f) Conduct of Business. The Company shall, and shall cause each Vantage Company to, as applicable, carry on its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its officers and employees and (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Vantage Companies in connection with their business. The Company shall not, and shall cause each Vantage Company not to, enter into any transaction that is material to their business other than (A) transactions in the ordinary course of business and (B) other transactions after prior notice to the Investors to implement tax planning which transactions are not reasonably expected to materially adversely affect any Investor.

(g) Access to Information. The Company shall, and shall cause each Vantage Company to, (i) afford the Investors and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Vantage Companies’ business or operations, to the Vantage Companies’ employees, properties, books, contracts and records and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Vantage Companies’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require any Vantage Company (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause any Vantage Company to violate any of its obligations with respect to confidentiality to a third party if any Vantage Company shall have used its reasonable best efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (y) to disclose any legally privileged information of the Vantage Companies or (z) to violate any applicable laws or orders. The Company shall also provide the Investors with the (A) monthly financial reporting given to the U.S. Trustee (as defined in the Cash Collateral Order), (B) financial reporting required under (and consistent with the requirements contained in) the Prepetition Loan Documents (as defined in the Cash Collateral Order) and (C) a bi-weekly fleet status report.

(h) Secured Notes. Upon issuance and delivery of the Secured Notes in accordance with this Agreement, the Company agrees that it will cause the Indenture and the Intercreditor Agreement to have terms and provisions reasonably acceptable to the Company and the Requisite Investors and consistent with the terms thereof described in the Restructuring Term Sheet.

(i) DTC Eligibility. The Company shall use its commercially reasonable efforts to promptly make all Secured Notes eligible for deposit with the Depository Trust Company.

(j) Further Assurances. Without in any way limiting any other obligation of the Company in this Agreement, the Company shall, and the Company shall cause each Vantage Company to, use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Investor may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement. The Company furthermore agrees that it shall, and shall cause each Vantage Company, to perform any and all of its covenants, agreements and obligations under this Agreement and not to take any actions that would be inconsistent with such obligations.

18

6. Additional Covenants of the Investors. Each of the Investors agrees, severally and not jointly, with the Company, as follows:

(a) Information. Such Investor will provide the Company with such information as they reasonably request regarding such Investor for inclusion in the Disclosure Statement.

(b) Approvals. Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, such Investor shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. Such Investor shall promptly notify the Company (and furnish to it copies of) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Company in advance to the extent permitted by applicable law and gives the Company a reasonable opportunity to attend and participate thereat. Such Investor shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(c) Disclosure Statement and Confirmation Orders. Such Investor shall use commercially reasonable efforts to facilitate the entry of the Disclosure Statement Order, Cash Collateral Order, Backstop Order and Confirmation Order.

(d) Bankruptcy Court Actions. Such Investor shall not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Restructuring Term Sheet, the Disclosure Statement, the Disclosure Statement Order, the Cash Collateral Order, the Backstop Order, the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of court orders consistent with this Agreement.

(e) Further Assurances. Without in any way limiting any other obligation of such Investor in this Agreement, such Investor, severally and not jointly, shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as the Company may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

7. Conditions to the Obligations of the Investors. The obligations of each Investor to purchase Unsubscribed Notes pursuant to its respective Backstop Commitments on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Requisite Investors):

19

(a) Competing Transaction. The Debtors shall not have made a public announcement, entered into an agreement, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise agreed to, consented to, supported or encouraged the formulation of, any plan of reorganization other than the Plan or any other transaction inconsistent with the Plan approved by the Requisite Investors, including a plan of liquidation, the sale, issuance or other disposition of any equity interest or indebtedness in the Debtors or a merger, sale, recapitalization, rights/debt offering or other business combination involving the Debtors (a “Competing Transaction”), and shall not have filed any motion or other filing seeking dismissal of the Chapter 11 Cases, the appointment of a trustee or examiner with expanded powers in the Chapter 11 Cases or the conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code.

(b) Plan and Orders. The Plan, as approved, and the Confirmation Order, the Disclosure Statement Order, Cash Collateral Order and Backstop Order as entered, by the Bankruptcy Court, shall each be in full force and effect and not subject to a stay, and shall be in the form and substance approved by the Requisite Investors, with only such amendments, modifications or changes that (i) are consistent in all material respects with this Agreement, (ii) are consistent in all material respects with the form of the Plan and the Confirmation Order approved by the Requisite Investors, (iii) otherwise are consistent in all material respects with the Restructuring Term Sheet, and (iv) otherwise are reasonably satisfactory, or, in the case of the Plan, as approved, otherwise are mutually satisfactory, in each case, to the Requisite Investors and the Company.

(c) Conditions to Plan Effective Date. The Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Plan Effective Date and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Requisite Investors in writing) in accordance with the Plan and the Plan Effective Date shall have occurred.

(d) Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement, and the Rights Expiration Time shall have occurred.

(e) Purchase Notice or Satisfaction Notice. The Investors shall have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 1(f).

(f) Valid Issuance. The Rights Offering Notes, Unsubscribed Notes and Backstop Premium Consideration shall be, upon the Plan Effective Date, validly issued and outstanding, and free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(g) No Restraint. No final and non-appealable judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby or by the Indenture, Intercreditor Agreement or Definitive Documents.

(h) Antitrust Approvals. Any applicable waiting periods and all authorizations, approvals, consents or clearances required under any Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.

20

(i) Representations and Warranties.

(i) The representations and warranties of the Company contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(n) shall be true and correct in all respects on and as of the Plan Effective Date with the same effect as if made on and as of the Plan Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Plan Effective Date after giving effect to the Plan with the same effect as if made on and as of the Plan Effective Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(j) Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.

(k) Material Adverse Effect. Since September 30, 2015, there shall not have occurred, and there shall not exist, any change, event, circumstance effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.

(l) Fees, etc. All fees and other amounts required to be paid or reimbursed by the Company to the Investors as of the Plan Effective Date shall have been so paid or reimbursed, including those fees set forth in Section 2(b) and 2(c).

(m) Officer’s Certificate. The Investors shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7(i), 7(j), and 7(k) have been satisfied.

(n) Indenture and Intercreditor Agreement. The Indenture and Intercreditor Agreement shall have been executed and delivered by the Company and the other parties thereto.

(o) Opinions. The Company shall deliver such customary opinions of counsel to the Company, dated as of the Plan Effective Date and addressed to the trustee under the Indenture as are customary to be provided to an indenture trustee for the issuance of the Secured Notes.

21

8. Conditions to the Obligations of the Company. The obligations of the Company to sell Unsubscribed Notes pursuant to this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:

(a) Orders. The Disclosure Statement Order, the Cash Collateral Order, the Backstop Order and the Confirmation Order, in form and substance reasonably acceptable to each of the Company and the Requisite Investors, shall have been entered by the Bankruptcy Court, and each such order shall be in full force and effect and not subject to a stay.

(b) Conditions to Confirmation. The conditions to confirmation and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Company) in accordance with the Plan and the Plan Effective Date shall have occurred.

(c) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby or by the Indenture, Intercreditor Agreement or Definitive Documents.

(d) Antitrust Approvals. Any applicable waiting periods and all authorizations, approvals, consents or clearances required under any Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.

(e) Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date).

(f) Covenants. The Investors shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Investors on or prior to the Plan Effective Date.

9. Survival. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.

10. Termination.

(a) Termination by the Investors. The Investors may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:

(i) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Confirmation Order with respect to the Plan on or prior to such date;

(ii) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered, on an interim basis and on a final basis, the Cash Collateral Order (as defined in the Restructuring Support Agreement) on or prior to such date;

22

(iii) at any time after the date that is thirty (30) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Backstop Order on or prior to such date;

(iv) at any time after the date that is fifteen (15) calendar days after entry of the Confirmation Order, if the Plan Effective Date has not occurred on or prior to such date;

(v) at any time after the date that is one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated;

(vi) upon the failure by the Company to comply in all material respects with any of its other obligations in this Agreement, if such failure continues for ten (10) Business Days after written notice of such failure from any Investor to the Company;

(vii) at any time after the date that is twenty (20) calendar days after the Rights Expiration Time, if the Investors shall not have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 1(f);

(viii) if the Company shall have breached any representation or warranty of the Parent Companies set forth in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause the condition set forth in Section 7(i) not to be satisfied, and such breach or inaccuracy remains uncured for ten (10) Business Days after written notice of such breach from any Investor to the Company, and as a result of such failure to cure, the condition set forth in Section 7(i) is not capable of being satisfied;

(ix) if any Debtor makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports, any Competing Transaction;

(x) upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the Company files a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Chapter 11 Cases;

(xi) if the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect or if any of the Confirmation Order, Disclosure Statement Order, Backstop Order or Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that does not comply with Section 2 or Section 8 of the Restructuring Support Agreement;

(xii) any of this Agreement, the Restructuring Support Agreement, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits or appendices, or the Indenture, Intercreditor Agreement or any of the Definitive Documents is amended or modified in a manner that does not comply with Section 2 or Section 8 of the Restructuring Support Agreement;

23

(xiii) if the Bankruptcy Court authorizes or approves any Competing Transaction;

(xiv) at any time after the date that is thirty (30) calendar days after the Petition Date, if the Company shall not have commenced the Rights Offering;

(xv) upon the termination of the Restructuring Support Agreement;

(xvi) if any final and non-appealable judgment, injunction, decree or other legal restraint shall have been enacted, adopted or issued that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated hereby; or

(xvii) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Disclosure Statement Order on or prior to such date.

(b) Termination by the Company. The Company may terminate this Agreement by written notice to the Investors upon the occurrence and during the continuance of any of the following:

(i) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Confirmation Order with respect to the Plan on or prior to such date;

(ii) at any time after the date that is fifteen (15) calendar days after entry of the Confirmation Order, if the Plan Effective Date has not occurred on or prior to such date;

(iii) at any time after the date that is one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated;

(iv) upon the failure by any Investor to comply in all material respects with any of its obligations in this Agreement, if such failure remains uncured for five (5) Business Days after written notice of such failure from the Company to the Investors; provided, however, that if such failure to comply is not so cured, then the remaining Investors shall have the right to purchase such defaulting Investor’s Backstop Commitment or replace the Backstop Commitment of such defaulting Investor, within the five (5) Business Day period following the expiration of the cure period, during which period this Agreement shall not be terminable pursuant to this Section 10(b)(iv); provided, further, that, if the remaining Investors do not elect to so purchase or replace within such five (5) Business Day period, then the Company may terminate this Agreement;

24

(v) if any Investor shall have breached any representation or warranty of the Investors set forth in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause the condition set forth in Section 8(e) not to be satisfied, and such breach or inaccuracy remains uncured for five (5) Business Days after written notice of such breach from the Company to the Investors, and as a result of such failure to cure, the condition set forth in Section 8(e) is not capable of being satisfied; provided, however, that if such breach is not so cured, then the remaining Investors shall have the right to purchase such defaulting Investor’s Backstop Commitment or replace the Backstop Commitment of such defaulting Investor, within the five (5) Business Day period following the expiration of the cure period, during which period this Agreement shall not be terminable pursuant to this Section 10(b)(v); provided, further, that, if the remaining Investors do not elect to so purchase or replace within such five (5) Business Day period, then the Company may terminate this Agreement;

(vi) if any final and non-appealable judgment, injunction, decree or other legal restraint shall have been enacted, adopted or issued that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated hereby;

(vii) upon the termination of the Restructuring Support Agreement;

(viii) upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;

(ix) if the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect; or

(x) if the Bankruptcy Court enters an order confirming any plan of reorganization other than the Plan.

(c) Mutual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Plan Effective Date by mutual written consent of each of the Company and the Requisite Investors.

(d) Effect of Termination. Upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that (i) the obligations of the Company to pay the Backstop Premium and Transaction Expenses pursuant to Section 2 and satisfy its indemnification obligations pursuant to Section 11 shall survive the termination of this Agreement indefinitely and shall remain in full force and effect, in each case, until such obligations have been satisfied, it being understood, however, that the Company shall have no obligation to pay the Backstop Premium or any Transaction Expenses in the event of a termination of this Agreement by the Company pursuant to Section 10(b)(iv), Section 10(b)(v) or, if the Restructuring Support Agreement is duly terminated pursuant to Section 7.03(a) therein, Section 10(b)(vii) and (ii) the provisions set forth in this Section 10(d) and Sections 11- 20 shall survive the termination of this Agreement and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof. The Company shall make such payment of the Backstop Premium and the Transaction Expenses to the Investors or their

25

designees based upon their respective Investor Percentages if this Agreement is terminated under the circumstances set forth in Section 2(d), in cash by wire transfer of immediately available funds, to such accounts as the Investors may designate on or prior to the second (2nd) Business Day after such designation following any applicable termination of this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable to the other parties for any damages resulting from such termination.

11. Indemnification Obligations.

(a) Following the entry of the Backstop Order, the Vantage Companies (collectively, the “Indemnifying Parties” and, each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Investor and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Investors except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Indenture, the Intercreditor Agreement and the transactions contemplated hereby and thereby, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Vantage Companies, their respective equity holders, Affiliates, creditors or any other person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Investor that has defaulted on its obligation to exercise its Rights under the Rights Offering or to pay the Purchase Price for such Investor’s Backstop Commitment of any Unsubscribed Notes or any Indemnified Person related thereto, caused by such default by such Investor, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

(b) Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 11. In case any such

26

Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Vantage Companies shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Vantage Companies.

(c) Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Section 11, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 11. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought

27

hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 11(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Notes in the Rights Offering contemplated by this Agreement and the Plan, bears to (ii) the Backstop Premium paid or proposed to be paid to the Investors. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with an Indemnified Claim.

(e) Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 11 shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this Section 11 are an integral part of the transactions contemplated by this Agreement and without these provisions the Investors would not have entered into this Agreement, and the obligations of the Vantage Companies under this Section 11 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and the Vantage Companies may comply with the requirements of this Section 11 without further order of the Bankruptcy Court.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party hereto may have specified by like notice):

28

If to Investors, to each of the undersigned Investors at the addresses listed on the signatures pages hereto,

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention:     Dennis Dunne

                     Evan Fleck

                     Scott Golenbock

Facsimile:    (212) 530-5219

email:           ddunne@milbank.com

                      efleck@milbank.com

                      sgolenbock@milbank.com

If to the Company, to:

Offshore Group Investment Limited

777 Post Oak Blvd, Suite 800

Houston, TX 77056

Attention:     Douglas G. Smith

Facsimile:     (281) 404-4749

Email:           doug.smith@vantagedrilling.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:     Ray C. Schrock, P.C.

                     Ronit J. Berkovich, Esq.

Facsimile:    (212) 310-8007

Email:          ray.schrock@weil.com

                      ronit.berkovich@weil.com

13. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the previous sentence, the Investors’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Investor to any “Affiliate” (as defined in Rule 12b-2 under the Exchange Act) of such Investor over which such Investor or any of its Affiliates exercises investment authority, including with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if such assignee fails to perform such obligations. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

29

14. Complete Agreement. This Agreement (including the exhibits and schedules hereto, and the other documents and instruments referred to herein) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto will continue in full force and effect.

15. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the exhibits and schedules hereto), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided that upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

17. Action by, or Consent or Approval of, the Investors. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Investors, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Investors.

18. Amendments and Waivers.

(a) This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and the Requisite Investors and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy Court; provided that (i) any modification of, or amendment or

30

supplement to, this Agreement that would have the effect of increasing an Investor’s Investor Percentage (as set forth on Exhibit A) or increasing the Purchase Price to be paid in respect of such Investor’s Backstop Commitment shall require the prior written consent of such Investor, and (ii) any modification of, or amendment or supplement to, this Agreement that would have the effect of modifying this sentence shall require the prior written consent of all of the Investors. The terms and conditions of this Agreement (other than the terms and conditions set forth in Sections 7, 8 and 10, the waiver of which shall be governed by their respective terms), may be waived (A) by the Company only by a written instrument executed by the Company and (B) by the Requisite Investors only by a written instrument executed by the Requisite Investors.

(b) No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.

19. Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies, each party hereto will be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

20. Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any such exhibit or schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

31

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

32

EXHIBIT C

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

-----------------------------------------------------------------------------	x
:
In re	:	Chapter 11
:
OFFSHORE GROUP	:
INVESTMENT LIMITED, et al.,[1]	:	Case No. 15- ( )
:
Debtors.	:	(Joint Administration Requested)
:
-----------------------------------------------------------------------------	x

INTERIM ORDER (I) AUTHORIZING USE OF CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363, (II) GRANTING ADEQUATE PROTECTION TO SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361, 362, AND 363, (III) SCHEDULING FINAL HEARING PURSUANT TO

BANKRUPTCY RULE 4001(b), AND (IV) GRANTING RELATED RELIEF

Upon the motion of Offshore Group Investment Limited (“OGIL”) and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), dated December 3, 2015 (the “Motion”),2 for an interim order (this “Interim Order”) and a final order that contains terms and conditions at least as favorable to the respective Prepetition Secured Parties as those contained in this Interim Order (a “Final Order” and, together with this Interim Order, the “Cash Collateral Orders”), under sections 105, 361, 362, 363, 506(c), 507(b), and 552 of title 11 of the United States Code,

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Offshore Group Investment Limited; Vantage Delaware Holdings, LLC; Dragonquest Holdings Company; Emerald Driller Company; P2020 Rig Co.; P2021 Rig Co.; PT. Vantage Drilling Company Indonesia; Sapphire Driller Company; Vantage Deepwater Company; Vantage Deepwater Drilling, Inc. (3668); Vantage Driller I Co; Vantage Driller II Co; Vantage Driller III Co; Vantage Driller IV Co.; Vantage Driller VI Co.; Vantage Driller ROCO S.R.L.; Vantage Drilling Africa; Vantage Drilling (Malaysia) I Sdn. Bhd.; Vantage Drilling Labuan I Ltd.; Vantage Drilling Netherlands B.V.; Vantage Holding Hungary Limited Liability Company; Vantage Holdings Cyprus ODC Limited; Vantage Holdings Malaysia I Co; and Vantage International Management Co. The Debtors’ mailing address is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and having sought, among other things, the following relief:

(a) authorization of the Debtors’ use of property constituting Cash Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order;

(b) the granting of adequate protection on account of the Debtors’ use of Cash Collateral and any diminution in value of the Prepetition Secured Parties’ (as defined below) respective interests in the Prepetition Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order, to:

i. the Revolving Credit Facility Secured Parties (as defined below) under that certain Amended and Restated Credit Agreement, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “Revolving Credit Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the Revolving Credit Agreement, the “Revolving Credit Facility Documents”) by and among OGIL and Vantage Drilling Company (“Vantage Parent”), as borrowers, each of the guarantors named therein (the “Revolving Credit Facility Guarantors” and, collectively with OGIL and Vantage Parent, the “Revolving Credit Facility Obligors”), the lenders party thereto

(the “Revolving Credit Facility Lenders”), and Royal Bank of Canada, as Issuing Bank (as defined in the Revolving Credit Agreement) and administrative agent (in such capacity, the “Revolving Credit Facility Administrative Agent”) and Wells Fargo Bank, National Association (“Wells Fargo”), as collateral agent (in such capacity, the “Revolving Credit Facility Collateral Agent” and, collectively with the Revolving Credit Facility Lenders, the Issuing Bank and any other parties to whom any Obligations may be owed under the Revolving Credit Agreement, the “Revolving Credit Facility Secured Parties”);

ii. the 2017 Term Loan Secured Parties (as defined below) under that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013 (as amended, restated, supplemented, or otherwise modified, the “2017 Term Loan Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the 2017 Term Loan Agreement, the “2017 Term Loan Documents”) by and among OGIL and Vantage Delaware Holdings, LLC (“Delaware Holdings”), as borrowers, each of the guarantors named therein (the “2017 Term Loan Guarantors” and, collectively with OGIL and Delaware Holdings, the “2017 Term Loan Obligors”), the lenders party thereto (the “2017 Term Loan Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “2017 Term Loan Administrative Agent”), and Wells Fargo, as collateral agent (in such capacity, the “2017 Term Loan Collateral Agent” and, collectively with the 2017 Term Loan Lenders and the 2017 Term Loan Administrative Agent, the “2017 Term Loan Secured Parties”);

iii. the 2019 Term Loan Secured Parties (as defined below) under that certain Second Term Loan Agreement, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “2019 Term Loan Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the 2019 Term Loan Agreement, the “2019 Term Loan Documents”) by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein (the “2019 Term Loan Guarantors” and, collectively with OGIL and Delaware Holdings, the “2019 Term Loan Obligors”), the lenders party thereto (the “2019 Term Loan Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “2019 Term Loan Administrative Agent”), and Wells Fargo, as collateral agent (in such capacity, the “2019 Term Loan Collateral Agent” and, collectively with the 2019 Term Loan Lenders and the 2019 Term Loan Administrative Agent, the “2019 Term Loan Secured Parties”);

iv. the 7.5% Notes Secured Parties (as defined below) under that certain Indenture, dated as of October 25, 2012 (as amended, restated, supplemented, or otherwise modified, the “7.5% Indenture” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “7.5% Notes Documents”) by and among OGIL, as issuer, each of the guarantors named therein (the “7.5% Notes Guarantors” and, collectively with OGIL, the “7.5% Notes Obligors”), and Wells Fargo, as indenture trustee and collateral agent (in such capacities, the “7.5% Indenture Trustee”) for the noteholders thereunder (the “7.5% Noteholders” and, collectively with the 7.5% Indenture Trustee, the “7.5% Notes Secured Parties”);

v. the 7.125% Notes Secured Parties (as defined below) under that certain Indenture, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “7.125% Indenture” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “7.125% Notes Documents”) by and among OGIL, as issuer, each of the guarantors named therein (the “7.125% Notes Guarantors” and, collectively with OGIL, the “7.125% Notes Obligors”), and Wells Fargo, as indenture trustee and collateral agent (in such capacities, the “7.125% Indenture Trustee”) for the noteholders thereunder (the “7.125% Noteholders” and, collectively with the 7.125% Indenture Trustee, the “7.125% Notes Secured Parties”); and

vi. the Pari Passu Collateral Agent (as defined below) under that certain Amended and Restated Intercreditor Agreement, dated as of October 25, 2012 (as amended, restated, supplemented, or otherwise modified, the “Intercreditor Agreement”) by and among Wells Fargo, as collateral agent (the “Pari Passu Collateral Agent”) for all holders of Pari Passu Obligations (as defined in the Intercreditor Agreement), the 7.5% Indenture Trustee, the 7.125% Indenture Trustee, the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Collateral Agent, the 2017 Term Loan Administrative Agent, the 2017 Term Loan Collateral Agent, the 2019 Term Loan Collateral Agent, and the 2019 Term Loan Administrative Agent, as acknowledged and agreed by OGIL, Vantage Parent, and each other guarantor of the Prepetition Secured Obligations (as defined below), under which the 7.5% Indenture Trustee is currently the Controlling Party (the “Controlling Party”). For purposes of this Interim Order, the Pari Passu Collateral Agent, the Revolving Credit Facility Secured Parties, the 2017 Term Loan Secured Parties, the 2019 Term Loan Secured Parties, the 7.5% Notes Secured Parties, and the 7.125% Notes Secured Parties are referred to collectively as the “Prepetition Secured Parties” and the Revolving Credit Facility Administrative Agent, Revolving Credit Facility Collateral Agent, the 2017 Term Loan Administrative Agent, the 2017 Term Loan Collateral Agent, the 2019 Term Loan Administrative Agent, the 2019 Term Loan Collateral Agent, the 7.5% Indenture Trustee, the 7.125% Indenture Trustee, and the Pari Passu Collateral Agent are referred to collectively as the “Prepetition Agents”;

(c) approving the stipulations by the Debtors as set forth in this Interim Order with respect to the Revolving Credit Facility Documents, the 2017 Term Loan Documents, the 2019 Term Loan Documents, the 7.5% Notes Documents, and the 7.125% Notes Documents, and the liens and security interests arising therefrom;

(d) subject to entry of the Final Order and to the extent set forth herein and therein, waiving any right to surcharge the Collateral (as defined below) pursuant to section 506(c) of the Bankruptcy Code or other applicable law;

(e) modifying the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Debtors and the Prepetition Secured Parties to implement the terms of the Cash Collateral Orders;

(f) scheduling a final hearing (the “Final Hearing”) on the Motion no later than sixty (60) days after the Petition Date; and

(g) waiving any applicable stay (including under Bankruptcy Rule 6004) and provision for immediate effectiveness of this Interim Order.

Upon due and sufficient notice of the Motion and the interim hearing on the Motion (the “Interim Hearing”) having been provided by the Debtors; and the Interim Hearing having been held on [            ], 2015; and after considering all the pleadings filed with this Court; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and venue being proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409; and upon the record made by the Debtors at the Interim Hearing; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their estates and creditors, and is essential for the continued operation of the Debtors’ businesses; all objections, if any, to the entry of this Interim Order having been withdrawn, resolved, or overruled by the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Petition Date. On December 3, 2015 (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). On December     , 2015, this Court entered an order approving the joint administration of the Chapter 11 Cases. The Debtors are continuing in the management and operation of their business and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner or official committee of unsecured creditors (a “Creditors’ Committee” and, together with any other statutory committee, the “Committees” and each, a “Committee”) has been appointed in these Chapter 11 Cases.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact whenever the context requires. See Fed. R. Bankr. P. 7052.

B. Jurisdiction and Venue. This Court has jurisdiction over these proceedings pursuant to 28 U.S.C. §§ 157(b) and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Court may enter a final order consistent with Article III of the United States Constitution. Venue for the Chapter 11 Cases is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Debtors’ Stipulations. The Debtors admit, acknowledge, agree, and stipulate to the following (collectively, the “Debtors’ Stipulations”), subject to the provisions of paragraph 7 of this Interim Order:

1. Description of Prepetition Secured Obligations.

(a) Revolving Credit Facility Obligations. Prior to the Petition Date, pursuant to the Revolving Credit Agreement and the other Revolving Credit Facility Documents, the Revolving Credit Facility Lenders made available to OGIL and Vantage Parent, as borrowers, a senior secured revolving credit facility (the “Revolving Credit Facility”) in the principal amount not to exceed $200,000,000. Each of the Revolving Credit Facility Guarantors provided an unconditional joint and several guaranty of the Revolving Credit Facility Obligations (as defined below) arising under the Revolving Credit Facility Documents. As of the Petition Date, the Revolving Credit Facility Obligors were truly and justly indebted to the Revolving Credit Facility Secured Parties pursuant to the Revolving Credit Facility Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $150,00,000 of outstanding principal and $22,900,000 of undrawn letters of credit under the Revolving Credit Facility, plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under Revolving Credit Facility Documents), and all other “Obligations” (as defined in the Revolving Credit Agreement or any security document related thereto) under the Revolving Credit Facility Documents (collectively, the “Revolving Credit Facility Obligations”).

(b) 2017 Term Loan Obligations. Prior to the Petition Date, pursuant to the 2017 Term Loan Agreement and the other 2017 Term Loan Documents, the 2017 Term Loan Lenders made available to OGIL and Delaware Holdings, as borrowers, a term loan (the “2017 Term Loan”) in the principal amount of $500,000,000. Each of the 2017 Term Loan Guarantors provided an unconditional joint and several guaranty of the 2017 Term Loan Obligations (as defined below) arising under the 2017 Term Loan Documents. As of the Petition Date, the 2017 Term Loan Obligors were truly and justly indebted to the 2017 Term Loan Secured Parties pursuant to the 2017 Term Loan Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $323,543,429 of outstanding principal under the 2017 Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 2017 Term Loan Documents), and all other “Obligations” (as defined in the 2017 Term Loan Agreement or any security document related thereto) under the 2017 Term Loan Documents (collectively, the “2017 Term Loan Obligations”).

(c) 2019 Term Loan Obligations. Prior to the Petition Date, pursuant to the 2019 Term Loan Agreement and the other 2019 Term Loan Documents, the 2019 Term Loan Lenders made available to OGIL and Delaware Holdings, as borrowers, a term loan (the “2019 Term Loan”) in the principal amount of $350,000,000. Each of the 2019 Term Loan Guarantors provided an unconditional joint and several guaranty of the 2019 Term Loan Obligations (as defined below) arising under the 2019 Term Loan Documents. As of the Petition Date, the 2019 Term Loan Obligors were truly and justly indebted to the 2019 Term Loan Secured Parties pursuant to the 2019 Term Loan Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $341,250,000 of outstanding principal under the 2019 Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 2019 Term Loan Documents), and all other “Obligations” (as defined in the 2019 Term Loan Agreement or any security document related thereto) under the 2019 Term Loan Documents (collectively, the “2019 Term Loan Obligations”).

(d) 7.5% Notes Obligations. Prior to the Petition Date, pursuant to the 7.5% Indenture and the other 7.5% Notes Documents, OGIL issued notes (the “7.5% Notes”) to the 7.5% Noteholders in the aggregate principal amount of $1,150,000,000. Each of the 7.5% Notes Guarantors provided an unconditional joint and several guaranty of the 7.5% Notes Obligations (as defined below) arising under the 7.5% Notes Documents. As of the Petition Date, the 7.5% Notes Obligors were truly and justly indebted to the 7.5% Notes Secured Parties pursuant to the 7.5% Notes Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $1,086,815,000 of outstanding principal under the 7.5% Notes plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 7.5% Notes Documents), and all other “Obligations” (as defined in the 7.5% Indenture or any security document related thereto) under the 7.5% Notes Documents (collectively, the “7.5% Notes Obligations”).

(e) 7.125% Notes Obligations. Prior to the Petition Date, pursuant to the 7.125% Indenture and the other 7.125% Notes Documents, OGIL issued notes (the “7.125% Notes”) to the 7.125% Noteholders in the aggregate principal amount of $775,000,000. Each of the 7.125% Notes Guarantors provided an unconditional joint and several guaranty of the 7.125% Notes Obligations (as defined below) arising under the 7.125% Notes Documents. As of the Petition Date, the 7.125% Notes Obligors were truly and justly indebted to the 7.125% Notes Secured Parties pursuant to the 7.125% Notes Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $727,622,000 of outstanding principal under the 7.125% Notes plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 7.125% Notes Documents), and all other “Obligations” (as defined in the 7.125% Indenture or any security document related thereto) under the 7.125% Notes Documents (collectively, the “7.125% Notes Obligations and, collectively with the Revolving Credit Facility Obligations, the 2017 Term Loan Obligations, the 2019 Term Loan Obligations, and the 7.5% Notes Obligations, the “Prepetition Secured Obligations”).

2. Validity of Prepetition Secured Obligations and Prepetition Loan Documents. The Prepetition Secured Obligations constitute legal, valid, and binding obligations of the Revolving Credit Facility Obligors, the 2017 Term Loan Obligors, the 2019 Term Loan Obligors, the 7.5% Notes Obligors, and the 7.125% Notes Obligors, as applicable (collectively, the “Obligors”). No offsets, defenses, or counterclaims to, or claims or causes of action that could reduce the amount or ranking of, the Prepetition Secured Obligations exist. No portion of the Prepetition Secured Obligations is subject to set-off, avoidance, impairment, disallowance, recharacterization, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses, or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity. The Revolving Credit Facility Documents, the 2017 Term Loan Documents, the 2019 Term Loan Documents, the 7.5% Notes Documents, and the 7.125% Notes Documents (collectively, the “Prepetition Loan Documents”) are valid and enforceable by each of the Prepetition Secured Parties against each of the applicable Obligors. The Prepetition Secured Obligations constitute allowed claims against the applicable Obligors’ estates. As of the Petition Date, no claim of or cause of action held by the Debtors or their estates exists against any of the Prepetition Secured Parties or their agents, in such capacities, whether arising under applicable state, federal, or foreign law (including, without limitation, any recharacterization, subordination, avoidance, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the Prepetition Loan Documents (or the transactions contemplated thereunder), the Prepetition Secured Obligations, or the Prepetition Liens (as defined below).

3. Description of Prepetition Liens and Prepetition Collateral.

(a) Pursuant to and as more particularly described in the Revolving Credit Facility Documents, the Revolving Credit Facility Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “Revolving Credit Facility Prepetition Liens”), certain property described in the Revolving Credit Facility Documents, including, without limitation, certain cash collateral as defined in section 363 of the Bankruptcy Code (the “Cash Collateral”), vessels owned by the Revolving Credit Facility Obligors, and other “Collateral” as such term is defined in the Revolving Credit Agreement (collectively, the “Revolving Credit Facility Prepetition Collateral”).

(b) Pursuant to and as more particularly described in the 2017 Term Loan Documents, the 2017 Term Loan Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “2017 Term Loan Prepetition Liens”), certain property described in the 2017 Term Loan Documents, including, without limitation, certain Cash Collateral, vessels owned by the 2017 Term Loan Obligors, and other “Collateral” as such term is defined in the 2017 Term Loan Agreement (collectively, the “2017 Term Loan Prepetition Collateral”).

(c) Pursuant to and as more particularly described in the 2019 Term Loan Documents, the 2019 Term Loan Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “2019 Term Loan Prepetition Liens”), certain property described in the 2019 Term Loan Documents, including, without limitation, certain Cash Collateral, vessels owned by the 2019 Term Loan Obligors, and other “Collateral” as such term is defined in the 2019 Term Loan Agreement (collectively, the “2019 Term Loan Prepetition Collateral”).

(d) Pursuant to and as more particularly described in the 7.5% Notes Documents, the 7.5% Notes Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “7.5% Notes Prepetition Liens”), certain property described in the 7.5% Notes Documents, including, without limitation, certain Cash Collateral, vessels owned by the 7.5% Notes Obligors, and other “Collateral” as such term is defined in the 7.5% Indenture (collectively, the “7.5% Notes Prepetition Collateral”).

(e) Pursuant to and as more particularly described in the 7.125% Notes Documents, the 7.125% Notes Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “7.125% Notes Prepetition Liens” and, collectively with the Revolving Credit Facility Prepetition Liens, the 2017 Term Loan Prepetition Liens, the 2019 Term Loan Prepetition Liens, and the 7.5% Notes Prepetition Liens, the “Prepetition Liens”), certain property described in the 7.125% Notes Documents, including, without limitation, certain Cash Collateral, vessels owned by the 7.125% Notes Obligors, and other “Collateral” as such term is defined in the 7.125% Indenture (collectively, the “7.125% Notes Prepetition Collateral” and, collectively with the Revolving Credit Facility Prepetition Collateral, the 2017 Term Loan Prepetition Collateral, the 2019 Term Loan Prepetition Collateral, and the 7.5% Notes Prepetition Collateral, the “Prepetition Collateral”).

(f) The Intercreditor Agreement governs, among other things: (a) payment priority with respect to holders of claims related to the Prepetition Secured Obligations; (b) rights and remedies of the holders of Prepetition Secured Obligations with respect to debtor-in-possession financing, use of cash collateral, and adequate protection in a chapter 11 case; and (c) the relative priority of the respective Prepetition Liens granted to holders of Prepetition Secured Obligations.

4. Validity and Perfection of Prepetition Liens. The Prepetition Liens are (i) valid, binding, perfected, and enforceable liens on and security interests in the applicable Prepetition Collateral; (ii) not subject to, pursuant to the Bankruptcy Code or other applicable law (foreign or domestic), avoidance, disallowance, reduction, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), attachment, offset, counterclaim, defense, “claim” (as defined in the Bankruptcy Code), impairment, or any other challenge of any kind by any person or entity; and (iii) subject and subordinate only to (a) the Carve-Out (as defined below) and (b) valid and enforceable liens and encumbrances in the Prepetition Collateral that were expressly permitted to be senior to the applicable Prepetition Secured Parties’ liens under the applicable Prepetition Loan Documents, that are valid, perfected, enforceable, and non-avoidable as of the Petition Date and that are not subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (“Permitted Liens”), and each Debtor irrevocably waives, for itself and its estate, any right to challenge or contest in any way the scope, extent, perfection, priority, validity, non-avoidability, and enforceability of the Prepetition Liens or the validity, enforceability, or priority of payment of the Prepetition Secured Obligations and the Prepetition Loan Documents. The Prepetition Liens were granted to the respective Prepetition Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with the making of loans, commitments, and/or other financial accommodations under the Prepetition Loan Documents.

5. Releases by Debtors. Each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its past, present, and future predecessors, successors, heirs, subsidiaries, and assigns (collectively, the “Releasors”) shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the Prepetition Secured Parties, in all capacities under the Prepetition Loan Documents and applicable law, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the “Releasees”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description based on or arising from any events, facts or circumstances that have occurred or exist as of the date hereof arising from or relating in any way to any of the Prepetition Loan Documents or the obligations thereunder, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, enforceability, perfection, or avoidability of the

Prepetition Liens or Prepetition Secured Obligations of the Prepetition Secured Parties. The Debtors’ acknowledgments, stipulations, waivers, and releases shall be binding on the Debtors and their respective representatives, successors, and assigns, and on each of the Debtors’ estates and all entities and persons, including any creditors of the Debtors, and each of their respective representatives, successors, and assigns, including, without limitation, any trustee or other representative appointed in these Chapter 11 Cases, whether such trustee or representative is appointed under chapter 11 or chapter 7 of the Bankruptcy Code.

D. Approved Budget. Attached hereto as Exhibit A is a 13-week cash flow forecast setting forth all projected cash receipts and cash disbursements on a weekly basis (as may be revised from time to time with the prior written consent of the Ad Hoc Committee4 and the Revolving Credit Facility Administrative Agent, the “Approved Budget”). The Debtors represent and warrant to the Prepetition Secured Parties and this Court that the Approved Budget includes and contains the Debtors’ reasonable estimate of all operational receipts and all operational disbursements, fees, costs, and other expenses that will be payable, incurred, and/or accrued by any of the Debtors during the period covered by the Approved Budget and that such operational disbursements, fees, costs, and other expenses will be timely paid in the ordinary course of business pursuant to and in accordance with the Approved Budget unless such operational disbursements, fees, costs, and other expenses are not incurred or otherwise payable. The Debtors further represent that they reasonably believe that the Approved Budget is achievable and will allow the Debtors to operate in the Chapter 11 Cases and pay postpetition administrative expenses as they come due. The Debtors shall be required to provide to the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent a Budget Variance Report (as defined below) in accordance with the provisions of paragraph 4.d of this Interim Order.

[4]

The Ad Hoc Committee shall retain the consent rights provided for in this Interim Order until such time as the Ad Hoc Committee no longer includes the requisite majority of holders under the 7.5% Indenture such that it does not have the ability to direct the Controlling Party, at which time the Controlling Party shall retain such consent rights.

E. Use of Cash Collateral. An immediate and critical need exists for the Debtors to use the Cash Collateral in accordance with the Approved Budget, for (i) working capital purposes, (ii) other general corporate purposes of the Debtors, and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases.

F. Consent by Prepetition Secured Parties. The Prepetition Agents have consented to, conditioned on the entry of this Interim Order, the Debtors’ proposed use of Cash Collateral, on the terms and conditions set forth in this Interim Order, and such consent is binding on all Prepetition Secured Parties.

G. Adequate Protection. The adequate protection provided to the Prepetition Secured Parties, as set forth more fully in paragraph 4 of this Interim Order, for any diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral from and after the Petition Date resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, the use, sale, or lease of the Prepetition Collateral (including any Cash Collateral) under section 363 of the Bankruptcy Code, or otherwise, is consistent with, and authorized by, the Bankruptcy Code and is offered by the Debtors to protect such parties’ interests in the Prepetition Collateral in accordance with sections 361, 362, and 363 of the Bankruptcy Code. The adequate protection provided herein and other benefits and privileges contained herein are necessary in order to protect the Prepetition Secured Parties from the diminution of their respective interests in the value of their Prepetition Collateral.

H. Good Cause Shown; Best Interest. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2. Absent entry of this Interim Order, the Debtors’ businesses, properties, and estates will be immediately and irreparably harmed. This Court concludes that good cause has been shown and entry of this Interim Order is in the best interests of the Debtors’ respective estates and creditors as its implementation will, among other things, allow for the continued operation of the Debtors’ existing businesses and enhance the Debtors’ prospects for a successful reorganization.

I. No Liability to Third Parties. The Debtors stipulate and the Court finds that none of the Prepetition Secured Parties shall (i) have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” “owner or operator,” or “participant” with respect to the operation or management of any of the Debtors (as such term, or any similar terms, are used in the Internal Revenue Code, the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal, state, or applicable international statute or regulation) or (ii) owe any fiduciary duty to any of the Debtors, their creditors or estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.

J. Section 552(b). Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code. Subject to the Final Hearing and entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, products, offspring, or profits with respect to any of the Prepetition Collateral (including any charter-hire receipts, earnings, insurance proceeds, or similar payments received by an applicable Obligor after the Petition Date).

K. Notice. The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001 and Local Rule 4001-2. Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided, whether by facsimile, electronic mail, overnight courier, or hand delivery, to (i) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”); (ii) the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis; (iii) each of the Prepetition Agents and their respective counsel, if such counsel has filed a notice of appearance in these Chapter 11 Cases, or is otherwise known to the Debtors); (iv) the Securities and Exchange Commission; (v) the Internal Revenue Service; and (vi) the United States Attorney’s Office for the District of Delaware. In addition, all parties who have requested electronic notice of filings in these cases through the Court’s ECF system automatically received notice of the Motion no later than the day after its filing with the Court. Under the circumstances, such notice of the Motion, the relief requested therein and the Interim Hearing complies with Bankruptcy Rules 4001(b), (c), and (d), and the Local Rules.

Based upon the foregoing, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. Approval of Interim Order. The Motion is approved on the terms and conditions set forth in this Interim Order. Any objections that have not previously been withdrawn are hereby overruled. This Interim Order shall become effective immediately upon its entry.

2. Authorization to Use Cash Collateral. Pursuant to this Interim Order, the Debtors are authorized to use Cash Collateral on an interim basis for: (i) working capital purposes; (ii) other general corporate purposes of the Debtors; and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases in accordance with the Approved Budget (subject to the Permitted Variances (as defined below)) through and including the Termination Date (as defined below).

3. Termination Events. Notwithstanding anything contained herein, the authority for use of Cash Collateral under this Interim Order shall terminate (the “Termination Date”) upon the earliest to occur of (each of the following, a “Termination Event”): (i) 11:59 p.m. on the 60th day after the Petition Date, to the extent the Final Order has not been entered by this Court by such date; (ii) the date this Interim Order ceases to be in full force and effect for any reason to the extent the Final Order has not been entered at such time; (iii) the date the Court enters an order dismissing any of the Chapter 11 Cases; and (iv) the date the Court enters an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

4. Prepetition Secured Parties’ Adequate Protection. The Prepetition Secured Parties are entitled pursuant to sections 361 and 363(c) of the Bankruptcy Code to adequate protection of their interests in the Prepetition Collateral (including Cash Collateral) for any diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral from and after the Petition Date in any way, including resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, or the use, sale, or lease of the Prepetition Collateral (including Cash Collateral) under section 363 of the Bankruptcy Code. The Prepetition Agents, as applicable and for the benefit of themselves and for the benefit of the respective Prepetition Secured Parties, are hereby granted, to the extent of any diminution in value of their interests in the Prepetition Collateral from and after the Petition Date, the following:

a. Adequate Protection Liens. To the extent set forth below, valid, binding, enforceable, and perfected security interests in and liens upon (the “Adequate Protection Liens”) all property, whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to section 541(a) of the Bankruptcy Code), property of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, vessels, charter-hire receipts, earnings, insurance policies and proceeds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, Cash Collateral, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, and causes of action (other than causes of action arising under sections 502(d), 544, 545, 547, 548, 550 (unless related to an action under 549), 551 (unless related to an action under 549), or 553 of the Bankruptcy Code (collectively, subject to the stated exclusions, the “Avoidance Actions”)), and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, including, without limitation, the products, proceeds, and supporting obligations thereof, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located, including, subject to entry of the Final Order, the proceeds of Avoidance Actions (all such property, collectively with the Prepetition Collateral, the “Collateral”) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements, or other agreements. The Adequate Protection Liens granted to the Prepetition Agents, for the benefit of themselves and the Prepetition Secured Parties, shall be senior liens, shall rank immediately senior to the security interests and liens under the respective Prepetition Loan Documents, and shall be subject and subordinate only to the Carve-Out. The Adequate Protection Liens shall be subject to the Intercreditor Agreement, and amounts received on account thereof shall be deemed “Shared Payments” subject to Section 2.5 thereof.

b. Superpriority Claims. To the extent set forth below, allowed superpriority administrative expense claims pursuant to sections 503(b), 507(a), and 507(b) of the Bankruptcy Code (the “Superpriority Claims”). Any Superpriority Claims shall be subject to the Carve-Out, and shall be allowed claims against the applicable Debtors (jointly and severally) with priority over any and all administrative expenses and all other claims against such Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under any other provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 327, 328, 330, 331, 503(b), 507(a), 507(b), or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other nonconsensual lien, levy, or attachment. Subject to the Final Order, the Superpriority Claims shall be payable from and have recourse to the proceeds of the Avoidance Actions. The allowed Superpriority Claims shall be payable from and have recourse to all unencumbered pre- and postpetition property of the applicable Debtors (subject to the foregoing sentence). Other than the Carve-Out, no cost or expense of administration under sections 105, 503, or 507 of the Bankruptcy Code or otherwise, including any such cost or expense resulting from or arising after the conversion of any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Superpriority Claims. The Superpriority Claims granted to the Prepetition Agents for the benefit of the Prepetition Secured Parties shall be subject to the Intercreditor Agreement, and amounts received on account thereof shall be deemed “Shared Payments” subject to Section 2.5 thereof.

c. Fees and Expenses. Fourteen (14) days following receipt by the Debtors, the Creditors’ Committee (if any), and the United States Trustee of summary form invoices therefor, the Debtors shall promptly pay, without further order of, or application to, the Court or notice to any other party, all outstanding prepetition and postpetition reasonable and documented fees and expenses incurred by (a) Milbank Tweed, Hadley & McCloy LLP (“Milbank”), as counsel to the ad hoc committee of secured term loan lenders and secured noteholders (the “Ad Hoc Committee”), (b) Kobre & Kim (Cayman) (“Kobre”), as Cayman counsel to the Ad Hoc Committee, (c) PJT Partners LP (“PJT”) as financial advisor to the Ad Hoc Committee, (d) Morris, Nichols, Arsht & Tunnell LLP, as local Delaware bankruptcy counsel to the Ad Hoc Committee, (e) any local, maritime, or foreign counsel retained by the Ad Hoc Committee whose services are discrete and not duplicative of the services of any other counsel of the Ad Hoc Committee, and (f) Latham & Watkins LLP, as counsel to the Revolving Credit Facility Administrative Agent, and Young, Conaway, Stargatt & Taylor LLP, as local counsel to the Revolving Credit Facility Administrative Agent, and any other advisors retained by or on behalf of the Revolving Credit Facility Administrative Agent for which the Revolving Credit Facility Administrative Agent is entitled to be reimbursed under the Revolving Credit Agreement.5

[5]	To the extent any party has an objection to the fees and expenses requested, they shall so advise applicable Prepetition Agent(s) and the Ad Hoc Committee in writing. If any such objection is raised and not resolved and/or withdrawn, the parties shall submit any dispute to this Court for adjudication; provided, that payment of invoices shall not be delayed based on any such objection and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Court.

d. Reporting and Budget Compliance. Every three weeks (beginning with the third full week after the Petition Date), on the fourth business day of such week, the Debtors shall deliver to the advisors to the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent, a variance report from the previous three weeks comparing the actual cash receipts and disbursements of the Debtors with the receipts and disbursements in the Approved Budget on a line item basis (the “Budget Variance Report”). The Debtors shall also provide the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent with (a) the monthly financial reporting given to the U.S. Trustee, (b) financial reporting required under (and consistent with the requirements contained in) the Prepetition Loan Documents, and (c) any additional reports reasonably requested by any of the Controlling Party, the Revolving Credit Facility Administrative Agent, or the Ad Hoc Committee; provided that all reports delivered to one or more of the foregoing parties shall be delivered substantially contemporaneously to each of the other foregoing parties. For avoidance of doubt, the Controlling Party, the Revolving Credit Facility Administrative Agent, or the Ad Hoc Committee may share any reports received from the Debtors with the lenders or noteholders under the respective Prepetition Loan Documents.

e. Access to Records and Collateral. In addition to, and without limiting, whatever rights to access the Prepetition Secured Parties have under their respective Prepetition Loan Documents (which shall remain enforceable pursuant to this Interim Order), upon reasonable notice, at reasonable times during normal business hours, the Debtors shall permit representatives, agents, and employees of the Prepetition Secured Parties (i) to have access to and inspect the Debtors’ properties and other Collateral of any Debtor against whom they are granted Adequate Protection Liens or Superpriority Claims under this Interim Order, (ii) to examine the Debtors’ books and records, and (iii) to discuss the Debtors’ affairs, finances, and condition with the Debtors’ officers and financial advisors, whom the Debtors shall make reasonably available.

f. Revolving Credit Facility Interest Payments. The Debtors shall pay to the Revolving Credit Facility Administrative Agent (for the ratable benefit of the Revolving Credit Facility Lenders), on an ongoing basis, the current cash payment of interest at the default rate and at the times provided in the Revolving Credit Agreement (the “Interest Payments”) (whether or not such Interest Payments are included in the Approved Budget). The Interest Payments shall not be subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination; provided that if the Court finally determines that the Revolving Credit Facility Secured Parties are not entitled to receive all or any portion of the Interest Payments under Section 506(b) of the Bankruptcy Code or otherwise, such amounts paid to or for the benefit of the Revolving Credit Facility Administrative Agent and individual Revolving Credit Facility Lenders, as applicable, will instead be deemed recharacterized as repayments of principal in reduction of the applicable Revolving Credit Facility Obligations.

g. Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the respective Prepetition Secured Parties to request additional forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

5. Events of Default. The occurrence of any of the following events shall constitute an event of default (collectively, the “Events of Default”):

a. the valid termination of the prepetition restructuring support agreement entered into by the Debtors and certain consenting creditors dated on or about December 1, 2015 (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Restructuring Support Agreement”);

b. any Debtor shall file a motion seeking any modification or extension of this Interim Order without the prior written consent of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent;

c. any Debtor shall have asserted, in a pleading filed with the Court (or another court of competent jurisdiction), a claim or challenge against any of the Prepetition Secured Parties in any way contrary to or inconsistent with any of the Debtors’ acknowledgements, stipulations, and releases contained herein;

d. the Court shall have entered an order appointing a chapter 11 trustee, responsible officer, or any examiner with expanded powers relating to the operation of the businesses in the Chapter 11 Cases;

e. the Court shall have entered an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any of the Debtors’ assets which have an aggregate value in excess of $20,000,000;

f. the Court shall have entered an order (i) reversing, amending, supplementing, vacating, or otherwise modifying this Interim Order without the consent of each of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent or (ii) avoiding or requiring repayment of any portion of the payments made to the respective Prepetition Secured Parties pursuant to the terms hereof, unless such order is entered in connection with any successful Claim and Defense (as defined below);

g. five (5) business days after notice provided by, as applicable, a Prepetition Agent or the Ad Hoc Committee that the Debtors have failed to make any payment when due under Paragraph 4 of this Interim Order and the outstanding payment is not made within such five (5) business days;

h. the Debtors shall have failed to comply with the disbursement line items in the Approved Budget (other than any line item(s) for Professional Fees (as defined herein) and amounts payable under Paragraph 4 hereof) for any three-week period for which a Budget Variance Report is required, subject to an aggregate variance of 15% more than forecasted in the Approved Budget for such three-week period (the “Permitted Variance”), unless the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent have waived such non-compliance within five (5) business days after notice of such non-compliance; provided, however, that, to the extent a Debtor disburses less cash than forecasted during any three-week period of a Budget Variance Report (the “Surplus Cash Allowance”), the Debtors shall be authorized to use the Surplus Cash Allowance solely in the subsequent two Budget Variance Report periods, in addition to any amounts already forecasted in the Approved Budget.

i. the Debtors shall have failed to comply with any other material term hereof and the same is not remedied within five (5) business days’ notice of such non-compliance by any of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent;

j. any relevant Debtor materially breaches any covenant or undertaking, after any applicable cure period, in any of the Prepetition Loan Documents relating to the insurance, operation, and maintenance of the vessels (including, without limitation, the terms regarding the expropriation, arrest, detention, capture, condemnation, confiscation, requisition, purchase, seizure, or forfeiture of, or any taking of title to, the applicable vessels);

k. the Debtors shall have filed a motion (i) seeking to obtain credit or incur indebtedness that is, or is proposed to be, secured by a security interest, mortgage, or other lien on all or any portion of the Prepetition Collateral that is equal or senior to any security interest, mortgage, or other lien of the Prepetition Secured Parties (including, without limitation, the Adequate Protection Liens and the Prepetition Liens), or entitled to administrative expense priority status that is equal or senior to that granted to the Prepetition Secured Parties herein; or (ii) seeking authority to use Cash Collateral on a non-consensual basis;

l. the Debtors lose the exclusive right to file and solicit acceptances of a plan of reorganization; or

m. the Debtors shall have withdrawn the Plan (as defined below) or if the Plan is not confirmed within sixty (60) days after the Petition Date.

6. Rights and Remedies Upon Event of Default or Termination Event. Upon the occurrence and during the continuance of an Event of Default and following the Ad Hoc Committee or Revolving Credit Facility Administrative Agent giving of five (5) business days’ notice to the Debtors (without duplication of any cure periods in Paragraph 5 hereof), the United States Trustee, the Ad Hoc Committee, and the Committees (if any) (the “Notice Period”) or otherwise immediately, upon delivery of notice to the Debtors, following a Termination Event, any of the Prepetition Agents may revoke the Prepetition Secured Parties’ consent to the Debtors’ use of Cash Collateral hereunder. Unless the Court orders otherwise during the Notice Period, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice or order of the Court, and the Prepetition Secured Parties shall be permitted to exercise all rights and remedies set forth in this Interim Order without further order or application or motion to the Court, and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall, as of the date hereof, be automatically modified and terminated for the purposes of giving any notice hereunder or under the Restructuring Support Agreement.

7. Effect of Stipulations on Third Parties. The stipulations and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon the Debtors and their affiliates and any of their respective successors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any Debtor) in all circumstances. The stipulations, releases, waivers, and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon all other parties in interest, including, without limitation, any Committee and any other person or entity acting (or purporting to act) on behalf of the Debtors’ estate, unless and except to the extent that, (i) upon three (3) days’ prior written notice to the Debtors, the Controlling Party, the Revolving Credit Facility Administrative Agent, and the Ad

Hoc Committee, a party in interest with proper standing (which has been granted by order of the Court or another court of competent jurisdiction) has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in paragraph 10) by no later than the earliest of (a) seventy-five (75) calendar days after the date of entry of this Interim Order, (b) sixty (60) days after the Creditors’ Committee is formed, and (c) the date on which the Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and Its Affiliated Debtors [Docket No.     ] (the “Plan”) is confirmed (the “Investigation Termination Date”), (A) challenging the validity, enforceability, priority, or extent of the Prepetition Secured Obligations or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers, or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses to the extent released by the Debtors under paragraph C of this Interim Order (items (A) and (B) collectively, “Claims and Defenses”) against any of the Prepetition Secured Parties or their affiliates, representatives, attorneys, or advisors in connection with matters related to the Prepetition Loan Documents or the Prepetition Collateral, and (ii) the Court enters a final, non-appealable order ruling in favor of the plaintiff sustaining any such Claims and Defenses in any such duly filed adversary proceeding or contested matter; provided that any Claim and Defense shall set forth with specificity the basis for such Claim and Defense and any Claim and Defense not so specified prior to the expiration of the Investigation Termination Date shall be forever deemed waived, released, and barred. If no such adversary proceeding or contested matter is timely filed, (x) the Prepetition Secured Obligations shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case, (y) the liens and security interests securing the Prepetition Secured Obligations shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected, not subject to recharacterization, subordination, or avoidance, and (z) the Prepetition Secured Obligations, the liens and security interests securing the Prepetition Secured Obligations, and the Prepetition Secured Parties shall not be subject to any other or further challenge or Claim and Defense, by any party in interest seeking to exercise the rights of any Debtor’s estate, including, without limitation, any successor thereto (including, without limitation, any chapter 7 or 11 trustee appointed or elected for the Debtor). If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph C of this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and on any other person or entity, except to the extent that such findings and admissions were expressly challenged in such adversary proceeding or contested matter prior to the Investigation Termination Date in accordance with this Interim Order. Nothing in this Interim Order vests or confers on any “person” (as defined in the Bankruptcy Code), including any Committee, standing or authority to bring, pursue, or settle any cause of action belonging to the Debtors or their estates, including, without limitation, Claims and Defenses with respect to the Prepetition Loan Documents or the Prepetition Secured Obligations, and an order of the Court conferring such standing on the Committee or other party-in-interest shall be a prerequisite for the filing of and prosecution of Claims and Defenses by the Committee or such other party-in-interest.

8. Carve-Out. The liens, security interests, and superpriority claims granted herein (including the Adequate Protection Liens and any Superpriority Claims), the Prepetition Liens, and any other liens, claims, or interest of any person, shall be subject and subordinate to the Carve-Out. “Carve-Out” shall mean, upon the Termination Date, the sum of (i) all fees required to be paid to the clerk of the Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code or any statutory committee appointed in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”), whether such fees were incurred before or on the date of delivery by a Prepetition Agent or the Ad Hoc Committee of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iv) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date, the payment of Professional Fees of Professional Persons in an aggregate amount not to exceed $2,500,000 for Professional Persons retained by the Debtors and $50,000 in the aggregate for Professional Persons retained by any Committee (the amount set forth in this clause (iv) being the “Post Carve-Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean notice by a Prepetition Agent or the Ad Hoc Committee to the Debtors, its lead counsel, the United States Trustee, lead counsel to the Ad Hoc Committee, and lead counsel for any Committee, delivered upon the occurrence of a Termination Date under the Interim Order, stating that the Post Carve-Out Trigger Notice Cap has been invoked.

9. No proceeds of Collateral or the Carve-Out shall be used for the purpose of: (a) investigating, objecting to, challenging, or contesting in any manner, or in raising any defenses to, the amount, validity, extent, perfection, priority, enforceability, or avoidability of the Prepetition Secured Obligations, or any liens or security interests with respect thereto, or any other rights or interests of any of the Prepetition Secured Parties, whether in their capacity as such or otherwise, including with respect to the Adequate Protection Liens, or in asserting any claims or causes of action against any of the Prepetition Secured Parties (whether in their capacity as such or otherwise), including, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (b) paying any amount on account of any claims arising before the Petition Date unless such payments are approved by an order of this Court; provided that up to $25,000 of Cash Collateral shall be made available to the Creditors’ Committee for fees and expenses incurred in connection with any investigation of the liens and claims of the Prepetition Secured Parties (the “Committee Investigation Budget”). In addition, no proceeds of Collateral (other than funds from the Post Carve-Out Trigger Notice Cap following the Trigger Date) shall be used for the purpose of filing a motion seeking approval or confirmation, as applicable, of any plan of reorganization, plan of liquidation, asset sale or other restructuring transaction other than the “Restructuring,” as defined in the Restructuring Support Agreement. The Prepetition Secured Parties reserve the right to object to, contest, or otherwise challenge any claim for amounts incurred in connection with such activities (including amounts incurred in connection with an investigation in excess of the Committee Investigation Budget) on the grounds that such claim shall not be allowed, treated, or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.

10. No Waiver of Prepetition Secured Parties’ Rights; Reservation of Rights. Except as set forth herein, this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, any of the Prepetition Secured Parties’ rights with respect to any person or entity other than the Debtors, or with respect to any other collateral owned or held by any person or entity other than the Debtors. The rights of the Prepetition Secured Parties are expressly reserved and entry of this Interim Order shall be without prejudice to, and does not constitute a waiver, expressly or implicitly, of:

a. the Prepetition Secured Parties’ rights under any of the Prepetition Loan Documents and the Intercreditor Agreement;

b. the Prepetition Secured Parties’ rights to seek any other or supplemental relief in respect of the Debtors;

c. the Prepetition Secured Parties’ rights to seek modification of the grant of adequate protection provided under this Interim Order so as to provide different or additional adequate protection at any time;

d. any of the Prepetition Secured Parties’ rights under the Bankruptcy Code or under non-bankruptcy law including, without limitation, to the right to: (i) request modification of the automatic stay of section 362 of the Bankruptcy Code; (ii) request dismissal of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with extended powers; or (iii) propose, subject to section 1121 of the Bankruptcy Code, a chapter 11 plan or plans;

e. any of the Prepetition Secured Parties’ unqualified right to credit bid up to the full amount of any remaining Prepetition Secured Obligations in the sale of any Collateral or pursuant to (i) section 363 of the Bankruptcy Code, (ii) a plan of reorganization or a plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under section 725 of the Bankruptcy Code; or

f. any other rights, claims, or privileges (whether legal, equitable, or otherwise) of the Prepetition Secured Parties.

Notwithstanding anything herein to the contrary, nothing in this Interim Order shall prohibit the Debtors from seeking a further order of this Court to use Cash Collateral on a non-consensual basis or restrict the rights of the respective Prepetition Secured Parties to oppose any such Cash Collateral use.

11. Further Assurances. The Debtors shall execute and deliver to the Prepetition Agents all such agreements, financing statements, instruments, and other documents as they may reasonably request to evidence, confirm, validate, or evidence the perfection of the Adequate Protection Liens granted pursuant hereto.

12. 506(c) Waiver. Subject to the entry of the Final Order, no costs or expenses of administration which have been or may be incurred in any of the Chapter 11 Cases at any time shall be charged against any Prepetition Secured Party, any of the Prepetition Secured Obligations, any of their respective claims, or the Collateral pursuant to sections 506(c) or 105(a) of the Bankruptcy Code, or otherwise, without the prior written consent of the affected Prepetition Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the Prepetition Secured Parties or their respective representatives.

13. Restrictions on Granting Postpetition Claims and Liens. Except with respect to the Carve-Out, no claim or lien that is pari passu with or senior to the claims and liens of any of the Prepetition Secured Parties shall be offered by any Debtor, or granted, to any other person, except in connection with any financing used to pay in full in cash the claims of the Prepetition Secured Parties or that would constitute a Permitted Lien with respect to the Debtor against whom such lien is granted.

14. Automatic Effectiveness of Liens. The Adequate Protection Liens shall not be subject to challenge and shall attach and become valid, perfected, enforceable, non-avoidable, and effective by operation of law as of the Petition Date, without any further action by the Debtors or the Prepetition Secured Parties and without the necessity of execution by the Debtors, or the filing or recordation, of any financing statements, security agreements, vehicle lien applications, mortgages (including ships’ mortgages), filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or the Library of Congress, or other documents or the taking of any other actions. If any Prepetition Agent hereafter reasonably requests that the Debtors execute and deliver to them financing statements, security agreements, collateral assignments, mortgages, or other instruments and documents considered by such agent to be reasonably necessary or desirable to further evidence the perfection of the Adequate Protection Liens, as applicable, the Debtors are hereby authorized and directed to execute and deliver such financing statements, security agreements, mortgages, collateral assignments, instruments, and documents, and the Prepetition Agents are hereby authorized to file or record such documents in their discretion without seeking modification of the automatic stay under section 362 of the Bankruptcy Code, in which event all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Interim Order.

15. No Marshaling/Application of Proceeds. Subject to entry of the Final Order, in no event shall any of the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Collateral; provided that any Prepetition Secured Party shall be entitled to seek to apply such marshaling or other similar doctrines with respect to another Prepetition Secured Party.

16. Proofs of Claim. None of the Prepetition Secured Parties shall be required to file proofs of claim in any of the Chapter 11 Cases for any Prepetition Secured Obligation or any Superpriority Claim or other claim arising in connection with this Interim Order. Notwithstanding any order entered by the Court in relation to the establishment of a bar date, the Prepetition Agents, on behalf of themselves and Prepetition Secured Parties, as applicable, are hereby authorized and entitled, in each of their sole and absolute discretion, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or aggregate proofs of claim in the Chapter 11 Cases for any such claims; for avoidance of doubt, any such proof of claim may (but is not required to be) filed as one consolidated proof of claim against all of the applicable Debtors, rather than as separate proofs of claim against each such Debtor. Any proof of claim filed by a Prepetition Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective Prepetition Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases shall not apply to the Prepetition Secured Parties.

17. Binding Effect. Subject to paragraph 7 of this Interim Order, the provisions of this Interim Order shall be binding upon and inure to the benefit of the Prepetition Secured Parties to the extent and as set forth herein, the Debtors, any Committee, and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors). To the extent permitted by applicable law, this Interim Order shall bind any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this Interim Order.

18. Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive the entry of any order: (i) confirming any plan of reorganization in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a chapter 7 case, or (iii) dismissing any of the Chapter 11 Cases, and, with respect to the entry of any order as set forth in clause (ii) or (iii) of this paragraph 18, the terms and provisions of this Interim Order as well as the Adequate Protection Liens and Superpriority Claims shall continue in full force and effect notwithstanding the entry of any such order.

19. Effect of Dismissal of Chapter 11 Cases. If any of the Chapter 11 Cases is dismissed, converted, or substantively consolidated, such dismissal, conversion, or substantive consolidation of these Chapter 11 Cases shall not affect the rights of the Prepetition Secured Parties under this Interim Order, and all of their rights and remedies hereunder shall remain in full force and effect as if the Chapter 11 Case had not been dismissed, converted, or substantively consolidated. If an order dismissing any of the Chapter 11 Cases is at any time entered, such order shall provide or be deemed to provide (in accordance with Sections 105 and 349 of the Bankruptcy Code) that: (i) subject to paragraph 7 of this Interim Order, the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims granted to and conferred upon the Prepetition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order (and that such Superpriority Claims shall, notwithstanding such dismissal, remain binding on all interested parties) and (ii) to the greatest extent permitted by applicable law, this Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims referred to in this Interim Order.

20. Order Effective. This Interim Order shall be effective as of the date of the signature by the Court.

21. Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.

22. Final Hearing. The Final Hearing on the Motion shall be heard before the Honorable [            ] on [            ] at [            ] [a.m./p.m.] at the United States Bankruptcy Court for the District of Delaware, [            ] Floor, Courtroom No. [            ], 824 Market Street, Wilmington, Delaware. The Debtors shall promptly serve a notice of the Final Hearing, together with copies of this Interim Order and the Motion (which shall constitute adequate notice of the Final Hearing) on the parties having been given notice of the Hearing and any other party that has filed a request for notices with this Court. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections, which objections shall be served upon (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis; (iii) Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue, N.W., Washington, DC 20036-1564 (Attn: Scott L. Alberino, Esq. and Meng Ru, Esq.) as counsel to Cortland Capital Market Services LLC, in its capacity as successor administrative agent under the 2017 Term Loan Agreement and 2019 Term Loan Agreement; (iv) Arent Fox LLP, 1675 Broadway, New York, New York 10019 (Attn: Andrew I. Silfen, Esq.) as counsel to Wells Fargo Bank, National Association, in its capacity as (a) 7.5% Indenture Trustee and 7.125% Indenture Trustee, (b) Revolving Credit Facility

Collateral Agent, 2017 Term Loan Collateral Agent, and 2019 Term Loan Collateral Agent, and (c) Pari Passu Collateral Agent; (v) Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Evan R. Fleck, Esq.) as counsel to the Ad Hoc Committee; (vi) Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611 (Attn: Richard A. Levy, Esq.) as counsel to the Revolving Credit Facility Administrative Agent; (vii) the Securities and Exchange Commission; (viii) the Internal Revenue Service; and (ix) the United States Attorney’s Office for the District of Delaware, and shall be filed with the Clerk of the Court, in each case so as to be received by 4:00 p.m. (Eastern Time) no later than seven (7) days before the Final Hearing.

Dated:		, 2015
Wilmington, Delaware

UNITED STATES BANKRUPTCY JUDGE

SCHEDULE A

SUBSIDIARIES PARTY TO RESTRUCTURING SUPPORT AGREEMENT

Offshore Group Investment Limited

Vantage Delaware Holdings, LLC

Dragonquest Holdings Company

Emerald Driller Company

P2020 Rig Co.

P2021 Rig Co.

Vantage Drilling Company Indonesia, PT

Sapphire Driller Company

Vantage Deepwater Company

Vantage Deepwater Drilling, Inc.

Vantage Driller I Co

Vantage Driller II Co

Vantage Driller III Co

Vantage Driller IV Co.

Vantage Driller VI Co.

Vantage Driller ROCO S.R.L.

Vantage Drilling Africa

Vantage Drilling (Malaysia) I Sdn. Bhd.

Vantage Drilling Labuan I Ltd.

Vantage Drilling Netherlands B.V.

Vantage Holding Hungary Limited Liability Company

Vantage Holdings Cyprus ODC Limited

Vantage Holdings Malaysia I Co.

Vantage International Management Co.

SCHEDULE B

CERTAIN MATTERS AND EVENTS

1.	Any termination or attempted termination of the drilling services contract for the Titanium Explorer, or the receipt of any notice in respect thereof.

2.	Any insolvency of a Company Party, including, without limitation, the inability of any Company Party to pay its debts and liabilities as such debts and liabilities become absolute and matured.

3.	The commencement and continuation by the Company Parties of negotiations with one or more of their creditors.

4.	The failure by the Company Parties to make interest payments due with respect to the 7.5% Secured Notes.

5.	The delisting of the ordinary shares of Vantage Parent from any national securities exchange or other organized trading market.

6.	Any acceleration of debt issued by Vantage Parent convertible into ordinary shares of Vantage Parent.

7.	Any failure by the Company Parties to provide information or materials requested by the Revolver Agent or the lenders under the Revolving Credit Facility (or their respective counsel).